As filed with the Securities and Exchange Commission on April 8, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atrium Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3442	75-6542488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3890 West Northwest Highway

Suite 500
Dallas, Texas 75220
(214) 630-5757
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff L. Hull

Chairman, President and Chief Executive Officer
3890 West Northwest Highway
Suite 500
Dallas, Texas 75220
(214) 630-5757
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

Joel M. Simon, Esq.

Marie Censoplano, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street, 15th Floor
New York, New York 10022
(212) 318-6000

         Approximate date of commencement of sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price(1)	Registration Fee

10 1/2% Senior Subordinated Notes due 2009	$50,000,000	100%	$50,000,000	$6,335

Guarantees(2)	—	—	—	—

Total	$50,000,000	100%	$50,000,000	$6,335

(1)	Estimated pursuant to Rule 457(f) under the Securities Act solely for purposes of calculating the registration fee.

(2)	The 10 1/2 Senior Subordinated Notes due 2009 are guaranteed by the Additional Registrants on a senior basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

ATRIUM COMPANIES, INC.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard
		Industrial
	State of	Classification Code	IRS Employer
Name	Incorporation	Number	Identification No.

Wing Industries, Inc.	Texas	2431	75-0664162
R.G. Darby Company, Inc.	Alabama	2431	63-0931046
Total Trim, Inc.	Alabama	2431	63-1078042
Atrium Door and Window Company of Arizona	Delaware	3442	74-2812044
Atrium Door and Window Company of the Northeast	Connecticut	3089	06-0735384
Atrium Door and Window Company — West Coast	Texas	3089	75-2382008
Atrium Vinyl, Inc.	Delaware	3089	65-0430120
Thermal Industries, Inc.	Delaware	3089	23-2903452
Atrium Door and Window Company of the Northwest	Delaware	3089	91-1813049
Atrium Door and Window Company of the Rockies	Colorado	3089	84-1022004
Atrium Extrusion Systems, Inc.	Delaware	2821	23-2745765
MD Casting, Inc.	Delaware	3364	74-3076531
Aluminum Screen Manufacturers, Inc.	Delaware	3442	20-0216750
Superior Engineered Products Corporation	California	3089	95-2044609

      The address, including zip code and telephone number, including area code, of the principal offices of the additional registrants listed above is: 3890 West Northwest Highway, Suite 500, Dallas, Texas 75220 and the telephone number at that address is (214) 630-5757.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2004

PROSPECTUS

$50,000,000

OFFER TO EXCHANGE

any and all outstanding

10 1/2% Senior Subordinated Notes due 2009, Series A,

for

10 1/2% Senior Subordinated Notes due 2009, Series B

of

•	We will exchange all outstanding notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of exchange notes that we have registered under the Securities Act of 1933.

•	This exchange offer expires at 5:00 p.m., New York City time, on [ ] [ ], 2004, unless extended.

•	No public market exists for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

      See “Risk Factors” beginning on page 12 for a discussion of the risks that holders should consider prior to making a decision to exchange outstanding notes for exchange notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We are “incorporating by reference” important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC, that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We will provide each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered in this prospectus. We will provide this information by first class mail at no cost upon written or oral request addressed to Eric Long, Atrium Companies, Inc., 3890 West Northwest Highway, Suite 500, Dallas, TX 75220; telephone number (214) 630-5757.

The date of this prospectus is                     , 2004.

Page

Prospectus Summary	1
Risk Factors	11
Forward-Looking Statements	20
Use of Proceeds	21
The Exchange Offer	22
Capitalization	32
Selected Financial Data	33
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Business	52
Management	64
Certain Relationships and Related Party Transactions	73
Beneficial Ownership	75
Description of Certain Indebtedness	77
Description of the Exchange Notes	80
Certain United States Federal Tax Consequences	113
Plan of Distribution	118
Legal Matters	118
Experts	118
Where You Can Find More Information	119
Index to Financial Statements	F-1
Fourth Supplemental Indenture
Opinion/Consent Paul, Hastings, Janofsky & Walker
Opinion of Kennedy Christopher Childs & Fogg, P.C.
Opinion of Sirote & Permult, P.C.
Opinion of Jackson Walker L.L.P.
Opinion of Paul Hastings, Janofsky & Walker L.L.P.
Opinion of Paul Hastings, Janofsky & Walker L.L.P.
Computation of Ratio Earnings to Fixed Charges
Subsidiaries of the Registrant
Consent of PricewaterhouseCoopers LLP
Statement of Eligibility
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

      This prospectus is not an offer to sell or a solicitation of an offer to buy any of the exchange notes in any state where the offer or sale is not permitted.

i

INDUSTRY AND MARKET DATA

      Market share data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

ii

PROSPECTUS SUMMARY

      The following summary contains basic information about this exchange offer. It likely does not contain all the information that is important to you in making a decision to exchange the outstanding notes. For a more complete understanding of this exchange offer, we encourage you to read this entire document, including, in particular, the risk factors and our financial statements and related notes. Unless otherwise indicated by the context, references in this prospectus to the “Company,” “we,” “us” or “Atrium” are to Atrium Companies, Inc. and its subsidiaries, collectively, and “Atrium Corporation” refers to Atrium Corporation, the parent and sole stockholder of the Company.

The Exchange Offer

      On December 10, 2003, we completed a private offering of $50,000,000 aggregate principal amount of our 10 1/2% senior subordinated notes due 2009, or the outstanding notes, that constitute an additional issuance under our indenture dated as of May 17, 1999, as amended and as described herein. On the same day, we entered into a registration rights agreement with the purchasers of the outstanding notes agreeing, among other things, to deliver to you this prospectus and to use our best efforts to complete this exchange offer within 180 days of the issuance of the outstanding notes. You should read the discussion under the headings “Summary of Terms of the Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.

Our Company

Overview

      We were founded in 1948, and we are a Delaware corporation based in Dallas, Texas. We are one of the largest manufacturers and distributors of residential windows and patio doors in the United States and one of the few such providers with a national presence. We offer a comprehensive product line of aluminum and vinyl windows as well as patio doors to leading national homebuilders, including Pulte, D.R. Horton and Richmond American, one-step distributors, including Owens Corning and Ted Lansing, and home center retailers such as The Home Depot and Lowe’s. We have steadily generated revenue and cash flow growth through market share gains, new product development and operational improvements that have resulted from vertical integration, operational efficiencies and purchasing savings from increasing scale. We have also selectively acquired businesses that strategically add distribution channels, vertical integration opportunities and provide new product offerings and entry into new geographic markets.

      We have consolidated our brand names into the flagship Atrium® brand, and the well-known regional brands of HRTM, DanvidTM, Superior® and ThermalTM. Additionally, we utilize multi-branding to alleviate channel conflict using such other names as Ellison® and Best Built®. Our full product line of windows and patio doors enables us to differentiate ourself from our competitors, leverage multi-channel distribution systems and be well positioned to benefit from shifts in product preferences. Regional product preferences exist for aluminum and vinyl windows and patio doors, and a broad product line is important to serve a national customer base effectively. We are able to provide nationwide customers the most suitable material based on their customers’ varying regional product preferences.

      We have 25 manufacturing facilities and 31 distribution centers strategically located in 22 states and Mexico. We distribute through multiple channels, including: (i) one-step distribution through lumberyards and retail distributors; (ii) home center distribution to big box retailers; (iii) direct distribution to large homebuilders, multi-family builders and remodelers/ contractors and (iv) two-step distribution to wholesale distributors who subsequently resell to lumberyards and retail distributors. We believe that our multichannel distribution network allows us to reach the greatest number of end-customers and provide nationwide service to those customers.

2003 Acquisitions

      Miniature Die Casting. On January 31, 2003, we acquired substantially all of the assets of Miniature Die Casting of Texas, L.P. (“MD Casting”), a zinc die cast hardware manufacturer located in Fort Worth, Texas for approximately $3.3 million in cash, transaction fees of approximately $.1 million and an additional amount of up to $.6 million to be paid over three years upon the achievement by MD Casting of certain financial targets.

      Danvid. On April 1, 2003, we acquired substantially all of the assets of Danvid Window Company (“Danvid”), an aluminum and vinyl window manufacturer located in Dallas, Texas, for approximately $5.5 million in cash, $.3 million in transaction fees and the assumption of certain liabilities.

      Aluminum Screen. On October 1, 2003, we acquired substantially all of the assets of Aluminum Screen Manufacturing Ltd., L.L.P., Aluminum Screen Products, Inc. and Aztex Screen Products (collectively, “Aluminum Screen”), a screen manufacturer with manufacturing and distribution operations in Dallas, Houston, Las Vegas, Phoenix and Cuidad Juarez, Mexico, for $16.5 million in cash, and approximately $.8 million in transaction fees.

      Superior. On December 31, 2003, we acquired all of the capital stock of Superior Engineered Products Corporation (“Superior”), a manufacturer of windows and other building materials based in Ontario, California for $47.5 million in cash, approximately $.4 million in transaction fees and $5.0 million in Atrium Corporation stock. The financial statements of Superior are included in this prospectus. See Index to financial statements on F-1.

      The financial statements of MD Casting, Danvid and Aluminum Screen are not significant and as such have not been included in this prospectus. The acquisitions of MD Casting, Danvid, Aluminum Screen and Superior are consistent with our strategy of selectively acquiring businesses that principally provide vinyl window production, new distribution channels, vertical integration opportunities, additional geographic presence and additional repair and remodeling volume.

The Transactions

      On December 10, 2003, Atrium Corporation, our parent company, was acquired by a newly formed affiliate of Kenner & Company, Inc., KAT Holdings, Inc., pursuant to which KAT Holdings, Inc. merged with and into Atrium Corporation with Atrium Corporation as the surviving corporation. As a result of the merger, the investor group described below now controls the Company and Atrium Corporation.

      The acquisition of Atrium Corporation was made by an investor group led by Kenner & Company, Inc., a New York based private investment firm, and certain members of our management, including Jeff L. Hull, our Chairman, President and Chief Executive Officer. The investor group included: KAT Holdings, L.P. and KAT Group, L.P., special purpose Kenner investment partnerships; UBS Capital Americas II, LLC; ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 and management. At the closing of the merger, $12.4 million of equity securities owned by certain of Atrium Corporation’s existing stockholders were exchanged for similar securities in KAT Holdings, Inc. and the investor group contributed an additional $251.6 million to KAT Holdings, Inc., including $251.5 million from ATR Acquisition, LLC, the members of which are KAT Holdings, L.P., KAT Group, L.P., UBS Capital Americas II, LLC, ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001.

      In connection with the merger, we renewed our existing accounts receivable securitization facility for a period of five years and repaid our existing senior revolving credit and term loan facilities with a new revolving credit facility of $50.0 million, which was undrawn at the close of the merger, and a new $180.0 million term loan facility. We also issued an additional $50.0 million of 10 1/2% senior subordinated notes, or outstanding notes, and left the existing $175.0 million of 10 1/2% senior subordinated notes outstanding. $40.0 million of the new term loan facility was funded into escrow upon closing of the merger and was released to fund a portion of the acquisition of Superior on December 31, 2003.

      On November 18, 2003, in connection with the merger, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding 10 1/2% senior subordinated notes to:

•	waive our obligations under the Indenture to make a change of control offer in connection with the merger and amend the Indenture to replace the definition of permitted holders with certain direct and indirect equity holders of ATR Acquisition, LLC and their affiliates,

•	modify certain restrictions on affiliate transactions set forth in the indenture governing the notes; and

•	allow for the issuance of additional notes.

      Additionally, in connection with the merger, Atrium Corporation repurchased its outstanding 15% Senior Pay-In-Kind Notes, with a portion of the cash proceeds of the equity contribution to KAT Holdings, Inc.

      Each of the foregoing transactions, along with the merger, is referred to herein collectively as “the Transactions.”

Where you can find us

      Our principal offices are located at 3890 West Northwest Highway, Suite 500 Dallas, Texas 75220 and our telephone number is (214) 630-5757. Our web site is located at www.atriumcompanies.com. The information on our website is not part of this prospectus.

Summary of Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes. Outstanding notes may only be exchanged in $1,000 principal amount increments. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration period will be exchanged.

Resales	We believe that you may resell or otherwise transfer exchange notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are not an “affiliate” of ours as defined under Rule 405 of the Securities Act;

• you acquired the exchange notes in the ordinary course of business;

• you are not a broker-dealer who acquired exchange notes directly from us without compliance with registration and prospectus delivery provisions of the Securities Act; or

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer in violation of the provisions of the Securities Act.

Any recipient of exchange notes that is subject to any of the exceptions above and each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. See “Plan of Distribution.”

Expiration of Exchange Offer	5:00 p.m., New York City time, on , 2004 unless we extend the exchange offer.

Accrued Interest on the Exchange Notes and Outstanding Notes	The exchange notes accrue interest from the date of the issuance of the outstanding notes at the rate of 10 1/2% per year. Interest on the exchange notes will be payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2004.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions.”

Procedures for Tendering	To accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with its instructions and deliver the letter of transmittal, together with the outstanding notes and any other required documentation, to the exchange agent at the address set forth in the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to The Depository Trust Company’s Automated Tender Offer Pro-

gram, by which you will agree to be bound by the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the person in whose name your outstanding notes are registered promptly and instruct the person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name your outstanding notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents or you cannot comply with the procedures for book-entry transfer prior to the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will not have further exchange or registration rights and your outstanding notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the outstanding notes will be adversely affected.

Certain United States Federal Income Tax Consequences	We believe with respect to the exchange of outstanding notes for exchange notes:

• the exchange should not constitute a taxable exchange for U.S. federal income tax purposes

• you should not recognize gain or loss upon receipt of the exchange notes; and

• you must include interest income on the exchange notes in your taxable income to the same extent as interest income on the outstanding notes.

See “Certain United States Federal Tax Consequences.”

Registration Rights Agreement	You have the right under the registration rights agreement to exchange the outstanding notes that you now hold for exchange notes with substantially identical terms. This exchange offer is intended to satisfy that right. If you do not tender your outstanding notes in the exchange offer, you will not have any further exchange or registration rights with respect to your outstanding notes. All untendered outstanding notes will continue to be subject to restrictions on transfer under the Securities Act.

Exchange Agent	U.S. Bank, National Association is serving as our exchange agent in connection with the exchange offer.

U.S. Bank, National Association also serves as the trustee under the indenture governing the outstanding notes and the exchange notes.

Accounting Treatment	The exchange notes will be recorded by us at the same carrying value as the outstanding notes, which is the aggregate principal amount or accrued value, as applicable, of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the exchange offer. The expenses of the outstanding notes offering and the exchange offer will be amortized over the term of the exchange notes.

Summary of Terms of the Exchange Notes

      The exchange offer constitutes an offer to exchange up to $50,000,000 aggregate principal amount of the exchange notes for up to an equal aggregate principal amount of the outstanding notes. The exchange notes will be obligations of the Company evidencing the same indebtedness as the outstanding notes, and will be entitled to the benefit of the same indenture. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes except that the exchange notes have been registered under the Securities Act. See “Description of the Exchange Notes.”

COMPARISON WITH OUTSTANDING NOTES

Freely Transferable	The exchange notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

Registration Rights	The holders of the outstanding notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement dated as of December 10, 2003, by and among us, the subsidiary guarantors and the initial purchasers named therein, including the right to cause us to register the outstanding notes under the Securities Act if the exchange offer is not consummated prior to the date which is 180 days after the issue date of the outstanding notes. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their outstanding notes unless such outstanding notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

TERMS OF EXCHANGE NOTES

Exchange Notes Offered	$50,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2009, Series B. The exchange notes offered hereby constitute an additional issuance of 10 1/2% Senior Subordinated Notes due 2009, Series B pursuant to our indenture, dated May 17, 1999, as amended, under which $175,000,000 of notes were previously issued, or the existing notes. The exchange notes offered hereby will be identical to our existing notes and upon their exchange, if any, are expected to trade as a single class of notes with the existing notes.

Issuer	Atrium Companies, Inc.

Maturity	The exchange notes will mature on May 1, 2009.

Interest Payment	We will pay interest on the exchange notes at the rate of 10 1/2% per year on May 1 and November 1 of each year, beginning on May 1, 2004.

Guarantees	All of our domestic subsidiaries, other than our special purpose finance subsidiary fully and unconditionally guarantee the outstanding notes on a senior subordinated unsecured basis.

Ranking	The exchange notes are unsecured senior subordinated obligations and are subordinated in right of payment to any of our and our guarantors’ other senior subordinated debt. The exchange notes will be effectively subordinated to all of our existing and future secured indebtedness, and to our guarantors’ existing and future indebtedness and other obligations, whether or not secured. As of December 31, 2003, after giving effect to the issuance and sale of the outstanding notes, the exchange notes would be subordinated to $188.5 million of indebtedness and liabilities of our subsidiaries.

Sinking Fund	None.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after May 1, 2004 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. In addition, if we experience a change of control on or prior to May 1, 2004, we may redeem the exchange notes in whole and not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest to, the date of redemption. See “Description of the Exchange Notes — Optional Redemption Upon Change of Control.”

Basic Covenants of Indenture	The indenture governing the exchange notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make investments;

• create liens;

• sell assets;

• in the case of certain of our subsidiaries, guarantee indebtedness without guaranteeing the exchange notes;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, See “Description of the Exchange Notes”.

Absence of a Public Market for the Exchange Notes	The exchange notes are a new issue of securities and there is currently no established market for them. If issued, the exchange notes will generally be freely transferable and are expected to trade as a single class of notes with the existing notes for which there is only a limited trading market. Accordingly, there can be no assur-

ance as to the development or liquidity of any market for the exchange notes. The initial purchasers have advised us that they currently intend to make a market for the exchange notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time in their sole discretion without notice. We expect that the exchange notes will be eligible for trading in the PORTALSM Market. See “Risk Factors.”

Use of Proceeds	We will not receive any cash proceeds from the offer. See “Use of Proceeds.”

      For additional information regarding the exchange notes, see the “Description of the Exchange Notes” section of this prospectus.

Risk Factors

      You should carefully consider all of the information in this prospectus before deciding whether to invest in the exchange notes. In particular, you should evaluate the specific risk factors under “Risk Factors” beginning on page 12 of this prospectus.

Summary Financial Data

      The summary income statement and balance sheet data set forth below were derived from the audited consolidated financial statements as described further below. The summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information included elsewhere in this prospectus.

      The operations of Darby-South are included since its date of acquisition, January 27, 1999, the operations of Heat and Champagne are included since their date of acquisition, May 17, 1999, the operations of Ellison are included since its date of acquisition, October 25, 2000, the operations of MD Casting are included since its date of acquisition, January 31, 2003, the operations of Danvid are included since its date of acquisition, April 1, 2003 and the operations of Aluminum Screen are included since its date of acquisition, October 1, 2003. The December 31, 1999 balance sheet data includes our accounts and the accounts of Darby-South, Heat and Champagne. The December 31, 2000, 2001 and 2002 balance sheet data include the accounts of the Company, Darby-South, Heat, Champagne and Ellison. The December 31, 2003 balance sheet data includes the accounts of the Company, Darby-South, Heat, Champagne, Ellison, MD Casting, Danvid, Aluminum Screen and Superior.

	Year Ended December 31,

	2003		2002		2001	2000	1999

	(Dollars in thousands)
Income Statement Data:
Net sales	$597,810		$536,299		$517,063	$492,303	$493,923
Income (loss) before income taxes(1)	6,682		14,609		(3,508)	(75,266)	10,795
Net income (loss)(1)	6,260		13,984		(4,866)	(74,326)	2,218
Balance Sheet Data (end of period):
Total assets	$607,476		$488,320		$484,207	$542,335	$484,136
Total debt	415,192		298,025		310,554	355,348	316,711
Other Data
EBITDA(2)	$62,244		$66,528		$62,389	$(21,816)	$53,380
Stock compensation expense	553		383		582	—	128
Special charges(1)	11,024		4,198		1,213	27,739	1,886
Ratio of earnings to fixed charges(3)	1.17	x	1.35	x	—	—	1.42	x
Cash Flows provided by (used in):
Operating activities	$33,248		$27,089		$50,437	$(4,441)	$8,835
Investing activities	(95,044)		(15,335)		(10,596)	(89,780)	(108,480)
Financing activities	68,378		(11,870)		(43,240)	97,573	100,939

Note:	EBITDA amounts presented above are not pro forma for the acquisitions and/or divestitures that occurred during the years presented.

(1)	In 2003, we incurred special charges of $11,024, which caused the reduction in net income. See further discussion in management’s discussion and analysis.

(2)	EBITDA represents income before interest, securitization expense, income taxes and depreciation and amortization. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. The reconciliation of net income (in accordance with GAAP) to EBITDA is summarized as follows:

(3)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of (1) cash interest expense; (2) amortization of debt expense and discount relating to any indebtedness, whether expensed or capitalized; and (3) that portion of rental expense considered to represent interest cost (assumed to be one-third). For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $3,508 and $75,266, respectively.

      Please reference our “Selected Financial Data” beginning on page 33 of this prospectus for additional information on the data presented above.

RISK FACTORS

      An investment in exchange notes, like the outstanding notes, involves the following risks. You should carefully consider these risk factors and other information in this prospectus before exchanging the outstanding notes for the exchange notes.

Risks Related to this Offering

Substantial Leverage and Debt Service — Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

      We are a highly leveraged company. At December 31, 2003, we had approximately $415.2 million of consolidated debt outstanding, of which approximately $188.5 million was senior indebtedness. Our total consolidated debt, as a percentage of capitalization, was approximately 76.9%. We also had $31.0 million of off-balance sheet debt under the accounts receivable securitization facility. Our cash interest and securitization expense obligations in respect of our aggregate indebtedness for the latest twelve months ended December 31, 2003 were $31.9 million. The indenture governing the exchange notes and our senior secured credit facility permit us and certain of our subsidiaries to incur certain additional indebtedness.

      Our high level of indebtedness could have important consequences to you. For example it could:

•	limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

•	increase our vulnerability to interest rate fluctuations because, approximately $187.8 million of our debt was at variable interest rates as of December 31, 2003;

•	limit our ability to compete with others who are not as highly leveraged as we are; and

•	limit our ability to react to changing market conditions, changes in our industry and economic downturns.

      Our ability to meet our debt service obligations and to satisfy our other obligations will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to make scheduled payments on the exchange notes or to meet our other obligations, we will need to refinance our debt, obtain additional debt or equity financing or sell assets. To the extent we need to sell significant assets to make scheduled payments on the exchange notes or meet our other obligations, such sales would have a material adverse effect on our business and results of operations. Among the factors that will affect our ability to effect a debt financing or a debt or equity offering are financial market conditions and our value and performance at the time of such refinancing or offering. If our business does not generate sufficient cash flow, or we are not able to obtain funding through a debt refinancing, a debt or equity offering or otherwise, we may not be able to satisfy our debt service requirements.

Subordination of the Exchange Notes and the Guarantees — The exchange notes will be subordinate to all of our existing and future senior indebtedness and the guarantees will be subordinate to all existing and future senior indebtedness of the guarantors. If we do not fulfill our obligations to you under the exchange notes, your claims will be subject to the prior claims of our subsidiaries’ creditors.

      The exchange notes are subordinate to all of our existing and future senior indebtedness. The guarantees are subordinate to all existing and future senior indebtedness of the guarantors. At December 31, 2003, we had approximately $188.5 million of senior indebtedness outstanding, exclusive of unused commitments under our revolving credit facility. The notes are also subordinate to amounts outstanding under the accounts receivable securitization facility. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the exchange notes offered hereby only after all payments had been made on our senior indebtedness. Similarly, in the event of bankruptcy, liquidation or dissolution of any guarantor, its assets would be available to pay obligations on its guarantee of the exchange notes only after all payments had been made on its senior indebtedness. If sufficient assets do not remain, there may not be any funds to make payments on the exchange notes. In addition, certain events of default under our and the guarantors’ senior indebtedness would prohibit us and the guarantors, as applicable, from making any payments on the exchange notes or the guarantees, as applicable.

      In addition, the exchange notes will be effectively subordinated to all obligations of our subsidiaries that do not guarantee the exchange notes. The exchange notes will be guaranteed on a senior subordinated unsecured basis by all of our domestic subsidiaries other than our special purpose finance subsidiary.

Limitation on Financing Change of Control Offer — We may not have sufficient funds to finance the change of control offer required by the indenture or other amounts payable upon a change of control.

      Upon a change of control, we will be required to offer to purchase all senior subordinated notes then outstanding at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. A change of control will result in an event of default under our senior secured credit facility, permitting the lenders thereunder to accelerate all unpaid amounts, in which case such indebtedness would be required to be repaid in full before repurchase of the exchange notes. We cannot assure you we will have funds available to pay the accelerated amounts. In addition, we cannot assure you that we will have remaining funds available to repurchase the exchange notes upon the occurrence of a change of control.

      In addition, we could, subject to limitations on additional senior indebtedness, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under our indenture, but could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating or otherwise adversely affect holders of the exchange notes.

Fraudulent Conveyance Statutes — Under certain circumstances, a court could subordinate or avoid any or all of the guarantees.

      Although laws differ among various jurisdictions, in general, under federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could subordinate or avoid any of the guarantees if it found that:

•	the guarantee was incurred with actual intent to hinder, delay or defraud creditors; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

•	insolvent or was rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

      The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, was greater than the value of all its assets at a fair valuation, or if the present fair saleable value of the debtor’s assets was less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they became absolute and mature.

      If a court voided a guarantee as a result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the exchange notes would cease to have a claim against the relevant guarantor or guarantors and would be solely creditors of Atrium Companies, Inc. and the other guarantors.

      We believe that the guarantees are being incurred for proper purposes and in good faith. In addition, we do not believe that any guarantor will be insolvent or rendered insolvent, believe that any guarantor will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital, or intend for any guarantor to incur, or believe that any guarantor will incur, debts beyond its ability to pay as they mature. These beliefs are based on our analysis of internal cash flow projections and estimated values of assets and liabilities of the guarantors at the time of this offering. We cannot assure you, however, that a court passing on these issues would make the same determination.

Ability to Service Debt — We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control. If we fail to generate sufficient cash flow, we may not be able to fulfill our obligations under the exchange notes.

      Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, including the exchange notes, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control. We believe cash generated by our business will be sufficient to enable us to make our debt payments, including payment on the exchange notes, as they become due. However, we cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available under our senior secured credit facility or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity or incur additional debt. We may not be able to refinance our indebtedness, including our senior secured credit facility and the exchange notes, or negotiate favorable or acceptable terms if we refinance our debt or borrow additional money.

Restrictions Imposed by Terms of Our Indebtedness — Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness which may render us unable to make payments on the exchange notes.

      Our senior secured credit facility, the indenture relating to the exchange notes and our other debt restricts, among other things, our ability to:

•	incur additional indebtedness and guarantee obligations;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	issue equity;

•	create liens on assets;

•	redeem stock and prepay and/or redeem other indebtedness;

•	make certain investments;

•	enter into sale-leaseback transactions;

•	enter into certain transactions with our affiliates; and

•	sell substantially all of our assets or merge with other companies.

      If we fail to comply with these covenants, we would be in default under the indenture, and the principal and accrued interest on the exchange notes could become due and payable.

      Our senior secured credit facility also requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. Our ability to meet those financial ratios and financial tests may be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. If we fail to meet those tests or breach any of the covenants, the lenders under our senior secured credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In addition, our accounts receivable facility contains certain covenants similar to those in our senior secured credit facility and includes requirements regarding the purchase and sale of receivables. One such requirement imposes concentration limits with respect to the percentage of receivables we can sell from a particular customer. If one or more of our customers were to combine with each other, the amount of receivables that we could sell may not be increased resulting in a net lowering of the total amount of receivables we could sell. If the total amount of receivables we could sell were decreased, we could be materially adversely affected. Further, the concentration limits are based on the credit ratings of customers. We may implement credit hedging strategies to offset this risk. However, if one or more of our customers were to have its credit ratings downgraded and consequently the amount of receivables of such customer that we could sell were decreased, we could be materially adversely affected. Our assets may not be sufficient to repay in full such indebtedness or any other indebtedness, including the exchange notes.

Dependence on Subsidiaries — Our ability to make payments under the exchange notes and service our other debt substantially depends on cash flow from our subsidiaries. Our subsidiaries may be limited in their ability to make funds available for payment of the exchange notes and other obligations and, consequently, we may be unable to fulfill our obligations under the exchange notes or our other indebtedness.

      In addition to any cash flow that we may generate, we will substantially depend on distributions or other intercompany transfers from our subsidiaries to make payments under the exchange notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including our senior secured credit facility and the exchange notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

      The operating results of our subsidiaries at any given time may not be sufficient to make distributions or other payments to us and any distributions and/or payments may not be adequate to pay any amounts due under the exchange notes or our other indebtedness.

There is no established public market for the exchange notes. An active trading market may not develop for the exchange notes causing difficulties for you if you try to resell the exchange notes.

      There is currently no established trading market for the exchange notes offered hereby.

      The liquidity of, and trading market for, the exchange notes offered hereby will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes, and other factors. A liquid trading market may not develop for the exchange notes offered hereby. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the exchange notes, or you may be unable to sell them at all.

Risks Related to the Business

Competition — We operate in a very competitive business environment, including with competitors who may have greater resources and operating flexibility than we do. These competitors could take a greater market share and cause us to lose business from our customers, and could put pressure on the price of our products, causing reductions in our profit margins.

      We compete with other national and regional manufacturers in our markets. Some of our principal competitors may be less highly-leveraged than we are and have greater financial resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries and markets in which we operate and may have significantly greater operating and financial flexibility than we do. These competitors could take a greater market share and cause us to lose business from our customers.

      As a result of the competitive environment in the markets in which we operate, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of these pricing pressures, we may in the future experience reductions in our profit margins on sales, or may be unable to pass future raw material price or labor cost increases on to our customers which would also reduce profit margins.

Raw Materials — Prices for raw materials are subject to fluctuations. We have not had the ability to pass these fluctuations onto customers, which may result in lower margins on the sale of our products.

      We purchase aluminum, vinyl, wood, glass and other raw materials from various suppliers. These commodity raw materials are subject to periods of rapid and significant fluctuations in price. Historically, the total cost of our raw materials comprises approximately 40% to 45% of our total revenue. We do not have long-term contracts with the majority of our raw material suppliers. In the event that severe shortages of the materials occur, we may experience increases in the cost of, or delay in the shipment of, our products, which may result in lower margins on the sales of our products. In addition, we may be unable to pass on to customers gradual increases in raw material prices. Moreover, sharp increases in raw material prices are more difficult to pass through to the customer in a short period of time and may negatively impact our short-term financial performance.

Acquisitions — We intend to actively pursue acquisitions but we may not be able to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions.

      Part of our strategy is to capitalize on the fragmented market for window and patio door manufacturers by making selective strategic acquisitions. We continually evaluate potential acquisitions and are engaged in discussions with acquisition candidates. We may not be able to identify suitable acquisition candidates or ensure that the financing or necessary consents for any such acquisitions will be available on satisfactory terms or that we will be able to accomplish our strategic objectives in making any such acquisition. In addition, we cannot assure you that our acquisition strategy will be successfully received by customers or achieve its intended benefits.

      Our future performance will depend heavily on our ability to integrate the businesses that we have recently acquired or may acquire in the future. To integrate the newly acquired businesses into our business, we must integrate manufacturing facilities, and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. This may be more difficult as a result of the number of acquisitions that we engage in over a relatively short time period. We may not be able to successfully integrate the businesses that we have recently acquired or may acquire in the future or to realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

      Furthermore, the costs of the recent acquisitions or of businesses that we may acquire in the future could significantly impact our short-term operating results. Those costs could include:

•	restructuring charges associated with the acquisitions; and

•	other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs.

      The integration of newly acquired companies may also lead to a diversion of management’s attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of newly acquired companies but we may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

Interruption of Operations — We rely upon regular deliveries of raw materials and finished goods. Any interruption of such deliveries could adversely affect our profitability or revenues.

      Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers can be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We might not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of necessary raw materials or other supplies could cause us to cease manufacturing one or more products for a period of time.

Environmental, Health & Safety Laws — We have been, and may in the future be, subject to significant compliance costs as well as claims and liabilities under environmental, health and safety laws and regulations.

      Our past and present operations and assets are subject to extensive federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. The applicable environmental laws and regulations, and changes to them, may require us to make material expenditures with respect to ongoing compliance with or remediation under these laws and regulations. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

      In addition, the nature of our past and present operations and assets exposes us to the risk of claims under these environmental, health and safety laws and regulations. We have been subject to such claims in the course of our operations, and have made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. The discovery of presently unknown environmental conditions, changes in environmental, health, and safety laws and regulations or other unanticipated events may give rise to claims that may involve material expenditures or liabilities.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

      In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and, consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, then we may be materially adversely affected.

Trends; General Economic Conditions — Downward Trends in the housing sector and in general economic conditions could result in decreased demand for our products and negatively impact our financial performance.

      Trends in the housing sector directly impact our financial performance because demand in the window and door manufacturing and distribution industry is influenced by new home construction activity. For the year ended December 31, 2003, we estimate that approximately 60% of our net sales were related to new home construction.

      Accordingly:

•	the strength of the U.S. economy;

•	the age of existing home stock;

•	job growth;

•	interest rates;

•	consumer confidence;

•	the availability of consumer credit; and

•	demographic factors such as immigration into the United States and migration of the population within the United States have a direct impact on our business. Cyclical declines in new housing starts may result in certain products falling out of favor, in homeowners delaying home improvements, and in potential new home buyers delaying the purchase or construction of a new home, all of which could result in decreased demand for our products and reductions in our product margins.

Significant Customers — Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

      Our top ten customers together accounted for approximately 30.8% of our net sales in 2003. Our largest customer, The Home Depot, accounted for approximately 8.1% of our net sales in 2003. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers and they may not continue to purchase our products.

      The loss of, or a significant adverse change in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Seasonality — Our business is subject to seasonality which could adversely affect our financial condition to the extent we need more funds during periods of slower sales activity.

      Markets for our building-related products are seasonal. Historically, our window and patio door business, which accounted for approximately 85% of our net sales in 2003, has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. This is partially offset because interior construction and repair increase during the winter months, the first and fourth quarters of the year have historically been peak seasons for our door products, particularly our interior doors. Because much of our overhead and expense is fixed throughout the year, our operating profits tend to be lower in the first and fourth quarter. These seasonal trends may cause reductions in our profit margins and impact our financial condition to the extent we need more funds during periods of slower sales activity in the future.

Key Officers and Employee Retention — Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled staff.

      The success of our business is materially dependent upon the skills, experience and efforts of our Chairman, President and Chief Executive Officer, Jeff L. Hull and certain of our key officers and employees. The loss of Mr. Hull or other key personnel could have a material adverse effect on our business, operating results or financial condition. While we have non-competition agreements with Mr. Hull and certain other key officers and employees, a court could find such agreements unenforceable under applicable state law. We do not maintain key-man life insurance policies on any members of management. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Labor — Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers could disrupt our operations and make us unable to deliver products to customers on a timely basis, which could cause us to lose business or customers. In addition, increases in labor costs could increase our operating expenses, which could reduce our profit margins.

      Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. We employ approximately 6,100 employees, of whom approximately 1,290, or 21%, are covered by three-year collective bargaining agreements that expire in May 2004. If we are unable to enter into a new satisfactory labor agreement or if our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations causing us to fail to deliver products to customers on a timely basis, and then we may lose business or customers. This could increase our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we and you now face.

      Many of our direct or indirect suppliers and customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Further, organizations responsible for shipping our products may be affected by occasional strikes staged by the Teamsters Union. Any interruption in the production or delivery of our products could reduce sales, increase costs and have a material adverse affect on us.

Proprietary Rights — We may not be able to protect our proprietary rights or register our significant marks which could result in others using them or preventing us from using them. This could cause us to lose brand recognition and could result in a decrease in sales of our products.

      We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights. However, the means that we use to protect our proprietary rights may not be adequate or sufficient. In addition, our competitors may develop similar technologies.

      Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary intellectual property may cause us to lose brand recognition and result in a decrease in sales of our products.

      While we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, regardless of merit, could be time-consuming, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may not be on terms acceptable to us.

Product Liability — We are exposed to product liability claims.

      We may be exposed to product liability claims in the future relating to the performance of our products or the performance of a product in which any of our products was a component part. There can be no assurance that product liability claims will not be brought against us in the future, either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser from us. In addition, indemnification from our customers or coverage under insurance policies may not be adequate to cover future product liability claims against us. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted against us. Furthermore, if any significant claims are made against us, our business may be adversely affected by any resulting negative publicity.

Control of Company — Kenner & Company, Inc. and the other members of ATR Acquisition, LLC have a significant influence over our management and policies and their interests in our business may be different than those of the holders of the exchange notes, which could result in us taking or not taking actions that are harmful to the holders of the exchange notes.

      As a result of the Transactions and pursuant to a stockholders agreement among Atrium Corporation, ATR Acquisition, LLC and ML IBK Positions, Inc., ATR Acquisition, LLC’s members have the right to designate six of the seven members of our and Atrium Corporation’s board of directors. KAT Holdings, L.P. and KAT Group, L.P. and certain of their affiliates are entitled to designate four such members; ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 and certain of their affiliates are entitled to designate one such member; and UBS Capital Americas II, LLC and certain of its affiliates are entitled to designate one such member. Accordingly, ATR Acquisition, LLC and its members control actions to be taken by our stockholder and/or board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. You should consider that the interest of ATR Acquisition, LLC and its members may differ from yours in material respects.

Goodwill — We have significant goodwill, the future impairment of which could materially adversely affect our financial performance.

      As of December 31, 2003, our goodwill was approximately $376.8 million and represented approximately 62% of our total assets. While there was no impairment of goodwill in 2003, because of the significance of our goodwill asset, any future impairment could materially adversely affect us.

Realignments — Manufacturing or assembly realignments may result in a decrease in our near-term earnings.

      We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may might not be accomplished as quickly as anticipated and the expected cost reductions might not be achieved.

Consumer Preferences — Changes in consumer preferences could adversely affect our business.

      Our business in general is subject to changing consumer trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could materially adversely affect us.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, both business and financial. We caution you that forward-looking statements are not guarantees of future performance. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include those set forth under the caption “Risk Factors” beginning on page 12, including but not limited to:

•	our ability to secure adequate funding;

•	our ability to compete against existing and future competitors;

•	our ability to react to changing market conditions and economic downturns;

•	our ability to generate cash;

•	our ability to operate despite restrictions in our senior secured credit facility, the terms of the indenture relating to the exchange notes or our other debt;

•	shortages of raw materials needed to make our products;

•	increased prices for labor, land and raw materials used in the production of houses;

•	our ability to integrate acquired businesses;

•	the impact of interruptions in deliveries of raw materials or finished goods;

•	increased costs in obtaining necessary permits as a result of changes to, claims relating to, or compliance under environmental, health and safety laws and regulations;

•	the impact of construction defect and home warranty claims;

•	the impact of downward trends in the housing sector;

•	our ability to retain key personnel;

•	our ability to protect our intellectual property;

•	the control rights of certain stockholders; or

•	other factors over which we have little or no control.

      In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or the reasons why actual results may differ, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations to register the outstanding notes under the registration rights agreement entered into in connection with the offering of the outstanding notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive outstanding notes in like principal amount. We will cancel all outstanding notes surrendered in exchange for the exchange notes. Accordingly, issuance of the exchange notes will not result in any change in our indebtedness. We used $50.0 million of proceeds from the offering of the outstanding notes to finance, in part, the Transactions.

THE EXCHANGE OFFER

      The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus.

General

      In connection with the sale of the outstanding notes to the purchasers, we and the guarantors entered into a registration rights agreement, dated as of December 10, 2003 with the purchasers named therein.

      The registration rights agreement requires, among other things that we:

•	file with the Securities and Exchange Commission, or the Commission, within 120 days after the issue date of the outstanding notes a registration statement under the Securities Act in connection with the issuance of the exchange notes;

•	use our commercially reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act within 180 days after the original issue date of the outstanding notes;

•	use our commercially reasonable best efforts to have the registration statement remain effective until the closing of the exchange offer;

•	use our commercially reasonable best efforts to commence the exchange offer and cause such exchange offer to be consummated within 210 days after the original issue date of the outstanding notes; and

•	upon the effectiveness of the exchange registration statement, commence the exchange offer and keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes, or longer if required by applicable law.

      If we consummate this exchange offer within the required time periods, we will satisfy certain of our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all holders of record of the outstanding notes known to us.

      In addition, we and the guarantors agreed under the registration rights agreement to file a shelf registration statement pursuant to Rule 415 under the Securities Act, if:

•	we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

•	the exchange offer is not for any other reason consummated within 210 days after the issue date of the outstanding notes;

•	any holder of exchange notes notifies us within a specified time period that (a) due to a change in law or Commission policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns outstanding notes acquired directly from us or an affiliate of ours; or

•	the holders of a majority of the exchange notes may not resell the exchange notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws.

      We and the guarantors have agreed to use our commercially reasonable best efforts to cause the applicable shelf registration statement to be declared effective as promptly as possible, but in no event later than 60 days after such shelf registration statement was first filed with the Commission. In addition, we and the guarantors have agreed to use our commercially reasonable best efforts to keep such shelf registration statement continuously effective until the second anniversary of the effective date of the shelf registration statement, or such shorter period that will terminate when all of the outstanding notes covered by the shelf registration statement have been sold.

      Except as described above, after consummation of the exchange offer, holders of outstanding notes will have no registration or exchange rights under the registration rights agreement.

Registration Defaults; Liquidated Damages

      If either of the following registration defaults occur, we have agreed to pay liquidated damages to each affected holder of the outstanding notes:

•	we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness;

•	we and the guarantors fail to consummate the exchange offer within 30 days of the date specified for such effectiveness with respect to the exchange offer registration statement; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with the exchange offer or resales of transfer restricted securities, as the case may be, during the periods specified in the registration rights agreement, subject to certain exceptions.

      The registration rights agreement provides that liquidated damages will accrue and become payable on the outstanding notes as follows:

•	with respect to the first 90-day period or portion thereof while a registration default is continuing immediately following the occurrence of such registration default, in an amount equal to 0.25% per annum of the principal amount of the outstanding notes; and

•	the amount of liquidated damages will increase by an additional 0.25% per annum of the principal amount of the notes offered hereby for each subsequent 90-day period (or portion thereof) while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the outstanding notes. Following the cure of a particular registration default, the accrual of liquidated damages with respect to such registration default will cease.

Expiration Date; Extensions; Amendments

      The expiration date shall mean 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

      To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 days after the declaration by the Commission of the effectiveness of the registration statement.

      We reserve the right, in our reasonable judgment:

(1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. Except for exchange notes issued in exchange for outstanding notes received by holders as interest payments, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders of the outstanding notes may tender some or all of their outstanding notes pursuant to the exchange offer.

      The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

•	the exchange notes have been registered under the Securities Act and thus will not bear legends restricting their transfer; and

•	holders of the exchange notes generally will not be entitled to certain rights under the registration rights agreement or liquidated damages, which rights generally will terminate after consummation of the exchange offer.

      Holders of outstanding notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, including Rule 14e-1.

      We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders pursuant to the exchange agent agreement for the purpose of receiving the exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

      Holders who tender their outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes in connection with the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer, other than transfer taxes in circumstances described in “Fees and Expenses.”

Interest on the Exchange Notes

      Each exchange note will bear interest from December 10, 2003. Holders of the outstanding notes whose outstanding notes are accepted for exchange will not receive accrued interest on their outstanding notes, and will be deemed to have waived the right to receive any interest on the outstanding notes from and after [                    ].

      Interest on the exchange notes will be payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2004.

Procedures for Tendering Outstanding Notes

      Only holders of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or facsimile, together with the outstanding notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date.

      Delivery of outstanding notes may be made by book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedures described below. Confirmation of any book-entry transfer must be received by the exchange agent prior to the expiration date.

      By executing the letter of transmittal, each holder will be deemed to have represented to us as to itself to the effect set forth in the second sentence of the first paragraph under the heading “Resale of the Exchange Notes” below.

      The tender by a holder and our acceptance will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner.

      Signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible institution,” which is defined below, unless the outstanding notes tendered:

•	are signed by the registered holder, unless that holder has completed the box entitled “Special Exchange Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	are tendered for the account of an eligible institution.

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act. Any of the entities described in the prior sentence is an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in that letter, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on such outstanding notes, with the signature guaranteed by an eligible institution.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book Entry Delivery Procedures

      Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the outstanding notes at The Depository Trust Company, which will be the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for the transfer. Timely book-entry delivery of outstanding notes pursuant to the exchange offer, however, requires receipt of a confirmation of a book-entry transfer prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile of the letter of transmittal, together with any required signature guarantees and any other required documents, or an agent’s message, which is defined below, in connection with a book-entry transfer, must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Tender of Outstanding Notes Held Through The Depository Trust Company

      The exchange agent and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company’s Automated Tender Offer Program. Accordingly, participants in The Depository Trust Company’s Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer outstanding notes to the exchange agent in accordance with The Depository Trust Company’s Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an agent’s message, described below, to the exchange agent.

      The term agent’s message means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from a participant in The Depository Trust Company’s Automated Tender Offer Program that is tendering outstanding notes which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and:

(1) whose outstanding notes are not immediately available;

(2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent; or

(3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(a) the tender is made through an eligible institution;

(b) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of the letter of transmittal, together with the certificate(s) representing the outstanding notes or a book-entry confirmation transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

(c) a properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any the outstanding notes are to be registered, if different from that of the depositor.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of any notices. Our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

Conditions

      Despite any other term of the exchange offer, we shall not be required to accept for exchange any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of outstanding notes, if:

(a) in the reasonable opinion of our counsel, the exchange offer or any of its parts violates any applicable law or any applicable policy of the Commission;

(b) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any action or proceeding with respect to us;

(c) any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer; or

(d) none of the outstanding notes have been duly tendered in accordance with the terms of the exchange offer.

Exchange Agent

      U.S. Bank National Association will act as exchange agent for the exchange offer with respect to the outstanding notes.

      Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the outstanding notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

      By registered or certified mail or overnight courier:

                    U.S. Bank National Association

                    Corporate Trust Services
                    60 Livingston Avenue
                    St. Paul, Minnesota 55107

      By facsimile (for eligible institutions only): (651) 495-8156

      Confirm by telephone: (800) 934-6802

Fees and Expenses

      We will pay the expenses of soliciting outstanding notes for exchange. The principal solicitation is being made by mail by the exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

      We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

      We will pay all transfer taxes applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

      The exchange notes will be recorded by us at the same carrying value as the outstanding notes, which is the aggregate principal amount or accrued value, as applicable, of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the exchange offer. The expenses of the outstanding notes offering and the exchange offer will be amortized over the term of the exchange notes.

Resale of the Exchange Notes

      Based on no-action letters issued by the staff of the Commission, we believe that holders of the exchange notes issued pursuant to this exchange offer in exchange for outstanding notes may offer for resale, resell and otherwise transfer the exchange notes, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act. This is true as long as the exchange notes are acquired in the ordinary course of the holder’s business and that the holder is not participating, and has no arrangement or understanding with any person to participate in a distribution within the meaning of the Securities Act of those exchange notes. Despite the above, any holder of outstanding notes may be subject to separate restrictions if it:

•	is our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	does not acquire the exchange notes in the ordinary course of its business;

•	intends to participate in the exchange offer for the purpose of distributing exchange notes; or

•	is a broker-dealer who purchased outstanding notes directly from us.

      Holders of outstanding notes falling into any of the categories above:

•	will not be able to rely on the no-action letters of the staff of the Commission referred to above;

•	will not be permitted or entitled to tender the outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the outstanding notes unless the sale or other transfer is made pursuant to an exemption from the requirements.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. Under the registration rights agreement, we are required during the period required by the Securities Act to allow broker-dealers and other persons with similar prospectus delivery requirements to use this prospectus in connection with the resale of the exchange notes.

      In addition, as described below, if any broker-dealer holds outstanding notes acquired for its own account, then the broker-dealer may be deemed a statutory “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes.

      Each holder of outstanding notes or person who is required to deliver a prospectus in connection with sales or market making activities, by acquiring outstanding notes, agrees that, upon receipt of a notice from us that:

(1) the issuance by the Commission of any stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act or of the suspension by any state securities commission of the qualification of the outstanding notes from offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or

(2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the registration statement or this prospectus, or any amendment or supplement to it or any document incorporated by reference herein untrue, or that requires the making of any additions or changes in the registration statement or this prospectus in order to make the statements in this prospectus, in light of the circumstances under which they were made, not misleading, such holder or person shall discontinue disposition of the outstanding notes pursuant to this prospectus until that holder or person has received copies of the supplemented or amended prospectus or that holder or person is advised in writing by us that use of this prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in this prospectus.

      In addition, each holder or person will be deemed to have agreed that it will either:

(1) destroy any prospectuses, other than permanent file copies, then in that holder’s or person’s possession which have been replaced by us with more recently dated prospectuses; or

(2) deliver to us, at our expense, all copies, other than permanent file copies, then in that holder’s or person’s possession of the prospectus covering outstanding notes that was current at the time of receipt of the suspension notice regarding the happening of any event described in part (2) of the preceding paragraph.

      We shall extend the time period regarding the effectiveness of the registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the suspension notice regarding the happening of any event described in part (2) of the second preceding paragraph to the date of delivery of the supplement or amendment.

Consequences of Failure to Exchange

      Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of outstanding notes. Following the consummation of the exchange offer, holders who do not tender their outstanding notes generally will not have any further registration rights under the registration rights agreement, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for those outstanding notes could be adversely affected.

      The outstanding notes are currently eligible for sale pursuant to Rule 144A. Because we anticipate that most holders will elect to exchange their outstanding notes for exchange notes in the exchange offer due to the absence of restrictions on the resale of the exchange notes, except for applicable restrictions on any holder of exchange notes who is our affiliate or is a broker-dealer who acquired the outstanding notes directly from us, under the Securities Act, we anticipate that the liquidity of the market for any outstanding notes remaining after the consummation of the exchange offer may be substantially limited.

      As a result of the making of this exchange offer, we will have fulfilled our obligations under the registration rights agreement, and holders who do not tender their outstanding notes, will not have any rights to receive liquidated damages for failure to register. However, if holders who are not able to participate in the exchange offer request that we file a shelf registration statement, and we are delinquent in filing such shelf registration statement, these holders may still be entitled to receive liquidated damages. Accordingly, any holder who does not exchange its outstanding notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and subject to all the applicable limitations under the indenture.

      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, those outstanding notes may be resold only:

•	to us or any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional “accredited investor”, which term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or to an “accredited investor” that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer, the form of which letter can be obtained from the trustee;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available; or

•	pursuant to an effective registration statement under the Securities Act.

      Participation in the exchange offer is voluntary and holders of outstanding notes should carefully consider whether to accept the offer to exchange their outstanding notes. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of December 31, 2003. The Transactions and the issuance of the outstanding notes are reflected in the amounts presented below. As the Transactions took place prior to December 31, 2003, pro forma capitalization is therefore not presented. You should refer to our consolidated financial statements, related notes and other consolidated financial information included elsewhere in this prospectus.

December 31, 2003

(Dollars in thousands)
Cash and cash equivalents	$7,713

Long-term debt, including current portion:
Revolving credit facility	$—
Term loan	180,000
Senior subordinated notes	226,656
Other notes payable, including capital lease obligations	8,536

Total debt(1)	$415,192
Total stockholder’s equity	$125,051

Total capitalization	$540,243

(1)	Excludes amounts outstanding under the accounts receivable securitization facility of $31,000, which are “off balance sheet” and are not recognized as “debt” under GAAP.

Note:	The stockholder’s equity reported above represents the equity of Atrium Companies, Inc. and not that of Atrium Corporation. Pursuant to Staff Accounting Bulletin (“SAB”) No. 54, we did not elect to apply “push-down accounting” for purposes of the Transactions and thus, stockholder’s equity does not reflect the actual equity contributed to Atrium Corporation.

SELECTED FINANCIAL DATA

      The selected income statement and balance sheet data set forth below were derived from the audited consolidated financial statements as described further below. The selected historical financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, related notes and other financial information included elsewhere in this prospectus.

      The operations of Darby-South are included since its date of acquisition, January 27, 1999, the operations of Heat and Champagne are included since their date of acquisition, May 17, 1999, the operations of Ellison are included since its date of acquisition, October 25, 2000, the operations of MD Casting are included since its date of acquisition, January 31, 2003, the operations of Danvid are included since its date of acquisition, April 1, 2003 and the operations of Aluminum Screen are included since its date of acquisition, October 1, 2003. The December 31, 1999 balance sheet data includes our accounts and the accounts of Darby-South, Heat and Champagne. The December 31, 2000, 2001 and 2002 balance sheet data include the accounts of the Company, Darby-South, Heat, Champagne and Ellison. The December 31, 2003 balance sheet data includes the accounts of the Company, Darby-South, Heat, Champagne, Ellison, MD Casting, Danvid, Aluminum Screen and Superior.

	Year Ended December 31,

	2003		2002		2001	2000	1999

	(Dollars in thousands)
Income Statement Data:
Net sales	$597,810		$536,299		$517,063	$492,303	$493,923
Income (loss) before income taxes(1)	6,682		14,609		(3,508)	(75,266)	10,795
Net income (loss)(1)	6,260		13,984		(4,866)	(74,326)	2,218
Balance Sheet Data (end of period):
Total assets	$607,476		$488,320		$484,207	$542,335	$484,136
Total debt	415,192		298,025		310,554	355,348	316,711
Other Data
EBITDA(2)	$62,244		$66,528		$62,389	$(21,816)	$53,380
Stock compensation expense	553		383		582	—	128
Special charges(1)	11,024		4,198		1,213	27,739	1,886
Ratio of earnings to fixed charges(3)	1.17	x	1.35	x	—	—	1.42x
Cash Flows provided by (used in):
Operating activities	$33,248		$27,089		$50,437	$(4,441)	$8,835
Investing activities	(95,044)		(15,335)		(10,596)	(89,780)	(108,480)
Financing activities	68,378		(11,870)		(43,240)	97,573	100,939

Note:	EBITDA amounts presented above are not pro forma for the acquisitions and/or divestitures that occurred during the years presented.

(1)	In 2003, we incurred special charges of $11,024, which caused the reduction in net income. See further discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	EBITDA represents income before interest, securitization expense, income taxes and depreciation and amortization. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. The reconciliation of net income (in accordance with GAAP) to EBITDA is summarized as follows:

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)
Net income (loss)	$6,260	$13,984	$(4,866)	$(74,326)	$2,218
Interest expense	36,218	35,901	39,950	36,967	30,460
Securitization expense	1,905	1,133	1,532	—	—
Income taxes	422	625	1,358	(940)	6,641
Depreciation and amortization	17,439	14,885	24,415	16,483	14,061

EBITDA	$62,244	$66,528	$62,389	$(21,816)	$53,380

(3)	For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of (1) cash interest expense; (2) amortization of debt expense and discount relating to any indebtedness, whether expensed or capitalized; and (3) that portion of rental expense considered to represent interest cost (assumed to be one-third). For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $3,508 and $75,266, respectively.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 is based on our historical financial statements and the historical financial statements of the acquired entities adjusted to give effect to:

•	the merger, the renewal of the accounts receivable securitization facility, the repayment of the revolving credit facility and the term loan facility with the credit facility, the issuance of the outstanding notes, the payment of certain expenses related to the financing transactions and the reduction in management fees paid to the outgoing equity sponsor;

•	the elimination of special charges related to the August 2000 divestiture of Wing; and

•	the acquisitions of the stock of Superior, and the assets of Aluminum Screen, Danvid and MD Casting, as if they had occurred on January 1, 2003.

      Our unaudited pro forma consolidated statement of operations presented below for the year ended December 31, 2003 has been derived from our audited consolidated financial statements and unaudited consolidated financial statements of the acquired entities. The unaudited pro forma consolidated statement of operations has been derived from currently available information and assumptions that we believe are reasonable. Our unaudited pro forma consolidated statement of operations does not purport to represent what our consolidated statement of operations would have been if the 2003 acquisitions and transactions had been completed on the dates indicated, nor do they purport to indicate our future financial condition or results of operations. Such amounts do not reflect any adjustments for the exchange of notes as there will be no financial impact to us related to such exchange.

      GAAP generally provides for the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post-transaction financial statements of the acquired entity reflect a new basis of accounting. The accompanying data does not reflect a new basis of accounting pursuant to SAB 54. The guidance in SAB 54 allows our post-merger financial statements to continue under the historical basis of accounting because of the existence of significant outstanding public debt at the time of the merger.

      Our following unaudited pro forma consolidated statement of operations should be read in conjunction with “Notes to Unaudited Pro Forma Consolidated Statement of Operations” presented below and the historical financial statements included elsewhere or incorporated by reference in this prospectus.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(dollars in thousands)

			Acquisitions

				Aluminum
			Superior	Screen	Danvid	MD Casting	Pro Forma		Pro Forma
			Jan. 1, 2003	Jan. 1, 2003	Jan. 1, 2003	Jan. 1, 2003	Adjustments		Adjustments
		Less	To	To	To	To	for		for the
	Historical	Divestitures(a)	Dec. 31, 2003	Sep. 30, 2003	Mar. 31, 2003	Jan. 31, 2003	Acquisitions		Merger		Pro Forma

NET SALES	$597,810	$—	$57,146	$20,202	$12,320	$276	$(5,867	)(c)	$—		$681,887
COST OF GOODS SOLD	408,501	—	38,522	14,674	10,162	189	(5,934	)(d)	—		466,114	(l)

Gross profit	189,309	—	18,624	5,528	2,158	87	67		—		215,773

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	128,797	—	10,957	3,226	2,411	58	(1,123	)(e)	(1,735	)(h)	142,591
Securitization expense	1,905	—	—	—	—	—	—		(183	)(i)	1,722
Stock compensation expense	553	—	—	—	—	—	—		(300	)(j)	253
Amortization expense	4,199	—	—	—	54	—	1,882	(f)	—		6,135

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	135,454	—	10,957	3,226	2,465	58	759		(2,218)		150,701
Special charges	11,024	965	—	35	—	—	(35	)(g)	—		10,059

	146,478	965	10,957	3,261	2,465	58	724		(2,218)		160,760

Income (loss) from operations	42,831	(965)	7,667	2,267	(307)	29	(657)		2,218		55,013
INTEREST EXPENSE	36,218	—	—	—	36	—	—		(1,757	)(k)	34,497
OTHER INCOME (EXPENSE), net	69	—	(42)	17	(4)	—	—		—		40

Income (loss) before income taxes	6,682	(965)	7,625	2,284	(347)	29	(657)		3,975		20,556
PROVISION (BENEFIT) FOR INCOME TAXES	422	(6)	3,103	3	—	—	(493	)(b)	24	(b)	3,065

NET INCOME (LOSS)	$6,260	$(959)	$4,522	$2,281	$(347)	$29	$(164)		$3,951		$17,491

Depreciation expense	13,240	—	1,873	189	124	1	86		—		15,513

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

      (a) Relates to the divestiture of Wing in August 2000.

      (b) Represents the income tax effect of the pro forma adjustments, with consideration given to our net operating loss carry forwards.

      (c) Represents the income taxes at the statutory rate reduced by our expected utilization of our net operating loss carryforwards.

      (d) Represents the elimination of cost of goods sold related to sales between the acquired companies and us prior to acquisition of $5,867, intercompany rent payments between affiliates for equipment that was acquired in the Aluminum Screen acquisition of $16 and the net reduction in depreciation expense of $51 resulting from a decrease in the amount of depreciation expense classified in cost of goods sold, partially offset by an increase to total depreciation expense as a result of fair value adjustment to the underlying property, plant and equipment that was acquired in the Superior acquisition.

      (e) Represents the reduction in general and administrative expenses through the adjustment of salaries and associated payroll taxes resulting from a contractual change in compensation structure for certain members of senior management in connection with the acquisitions of $1,250, the elimination of certain transaction expenses incurred by MD Casting directly in connection with its acquisition of $10 and the net increase in depreciation expense as a result of the write-up of the underlying property, plant and equipment that was acquired in the Superior acquisition of $137. Compensation paid to the former chairman of Superior, no longer employed by the Company, totaled $509. This amount has not been reflected in the adjustment for contractual change in compensation structure.

      (f) Represents the increase in amortization expense relating to intangible assets identified in the Superior acquisition.

      (g) Represents the elimination of a special charge incurred by Aluminum Screen, representing transaction expenses directly related to the acquisition.

      (h) Represents the net reduction in general and administrative expenses through the elimination of management fees paid to the outgoing equity sponsor of $1,985 and the addition of management fees to be paid to the new equity sponsor of $250.

      (i) Represents the net reduction in securitization expense from the borrowing of $31,000 at 1 1/8% and commitment fees of $50,000 at 1 1/4% on our accounts receivable securitization facility of $972 and the elimination of historical securitization expense of $1,155. This adjustment does not include the elimination of $750 of structuring fees that were expensed in 2003. A  1/8% increase or decrease in the interest rate would change securitization expense by $39.

      (j) Represents the elimination of stock compensation expense paid to the outgoing equity sponsor. The new equity sponsor will not receive any such stock compensation.

      (k) Represents the adjustment to historical interest expense on debt retired (including our previously outstanding interest rate swap agreement which has expired) and interest expense on debt issued in connection with the merger and the related financings, at rates in effect at the time of the merger, as follows:

Year Ended
December 31, 2003

Interest expense resulting from borrowing of $175,000 on Atrium’s existing senior subordinated notes and $50,000 of outstanding senior subordinated notes at 10 1/2%	$23,625
Interest expense resulting from amortization of the discount on the existing senior subordinated notes	229
Reduction in interest expense resulting from the amortization of the premium on the outstanding senior subordinated notes	(523)
Interest expense resulting from borrowing of $180,000 under our credit facility at 3 7/8% plus applicable commitment and letter of credit fees(1)	7,491
Interest expense resulting from the deferred financing costs related to the existing senior subordinated notes, outstanding senior subordinated notes and credit facility amortized over average debt maturity of five years	3,044
Interest expense resulting from the hypothetical borrowing of $4,430 under our credit facility at 4 1/8% for the termination of the interest rate swap assuming termination on January 1, 2003(2)	183
Amortization of deferred financing costs (including those related to the merger) resulting from our new capital structure	448
Elimination of historical interest expense(2)	(36,254)

Net adjustment to interest expense	$(1,757)

(1)	A 1/8% increase or decrease in the interest rate would change interest expense by $225.

(2)	Historical interest expense includes actual interest rate swap expense of $4,554. This amount has been excluded herein as our new debt indentures do not allow us to utilize derivative instruments. Assuming termination of our swaps at January 1, 2003, we would have incurred additional borrowings of $4,430 based on the fair value of this swap at the beginning of 2003.

      (l) Includes non-cash LIFO expense of $873.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our consolidated financial statements and accompanying notes thereto which appear elsewhere in this prospectus.

Overview

General

      Our results are generally affected by the level of activity in the residential new construction and repair and remodeling market segments throughout the United States. This activity is influenced by regional and national economic trends, such as availability of consumer credit, interest rates, job formation, age of housing stock, immigration into the U.S., migration of the population within the U.S. and consumer confidence.

Background

2003 Acquisitions

      Miniature Die Casting. On January 31, 2003, we acquired substantially all of the assets of Miniature Die Casting of Texas, L.P. (“MD Casting”), a zinc die cast hardware manufacturer located in Fort Worth, Texas, for approximately $3.3 million in cash, transaction fees of approximately $.1 million and an additional amount of up to $.6 million to be paid over three years upon the achievement by MD Casting of certain financial targets.

      Danvid. On April 1, 2003, we acquired substantially all of the assets of Danvid Window Company (“Danvid”), an aluminum and vinyl window manufacturer located in Dallas, Texas, for approximately $5.5 million in cash, $.3 million in transaction fees and the assumption of certain liabilities.

      Aluminum Screen. On October 1, 2003, we acquired substantially all of the assets of Aluminum Screen Manufacturing Ltd., L.L.P., Aluminum Screen Products, Inc. and Aztex Screen Products (collectively, “Aluminum Screen”), a screen manufacturer with manufacturing and distribution operations in Dallas, Houston, Las Vegas, Phoenix and Cuidad Juarez, Mexico, for $16.5 million in cash, and approximately $.8 million in transaction fees.

      Superior. On December 31, 2003, we acquired all of the capital stock of Superior Engineered Products Corporation (“Superior”), a manufacturer of windows and other building materials based in Ontario, California, for $47.5 million in cash, approximately $.4 million in transaction fees and $5.0 million in Atrium Corporation stock.

      The acquisitions of MD Casting, Danvid, Aluminum Screen and Superior are consistent with our strategy of selectively acquiring businesses that principally provide vinyl window production, new distribution channels, vertical integration opportunities, additional geographic presence and additional repair and remodeling volume.

The Transactions

      On December 10, 2003, Atrium Corporation, our parent company, was acquired by a newly formed affiliate of Kenner & Company, Inc., KAT Holdings, Inc., pursuant to which KAT Holdings, Inc. merged with and into Atrium Corporation with Atrium Corporation as the surviving corporation. As a result of the merger, the investor group described below now controls the Company and Atrium Corporation.

      The acquisition of Atrium Corporation was made by an investor group led by Kenner & Company, Inc., a New York based private investment firm, and certain members of our management, including Jeff L. Hull, our Chairman, President and Chief Executive Officer. The investor group included: KAT Holdings, L.P. and KAT Group, L.P., special purpose Kenner investment partnerships; UBS Capital Americas II, LLC; ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 and management. At the closing of the merger, $12.4 million of equity securities owned by certain of Atrium Corporation’s existing stockholders were exchanged for similar securities in KAT Holdings, Inc. and the investor group contributed an additional $251.6 million to KAT Holdings, Inc., including $251.5 million from ATR Acquisition, LLC, the members of which are KAT Holdings, L.P., KAT Group, L.P., UBS Capital Americas II, LLC, ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001.

      In connection with the merger, we renewed our existing accounts receivable securitization facility for a period of five years and repaid our existing senior revolving credit and term loan facilities with a new revolving credit facility of $50.0 million, which was undrawn at the close of the merger, and a new $180.0 million term loan facility. We also issued an additional $50.0 million of 10 1/2% senior subordinated notes, or outstanding notes, and left the existing $175.0 million of 10 1/2% senior subordinated notes outstanding. $40.0 million of the new term loan facility was funded into escrow upon closing of the merger and was released to fund a portion of the acquisition of Superior on December 31, 2003.

      On November 18, 2003, in connection with the merger, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding 10 1/2% senior subordinated notes to:

•	waive our obligations under the Indenture to make a change of control offer in connection with the merger and amend the Indenture to replace the definition of permitted holders with certain direct and indirect equity holders of ATR Acquisition, LLC and their affiliates,

•	modify certain restrictions on affiliate transactions set forth in the indenture governing the notes; and

•	allow for the issuance of additional notes.

      Additionally, in connection with the merger, Atrium Corporation repurchased its outstanding 15% Senior Pay-In-Kind Notes, with a portion of the cash proceeds of the equity contribution to KAT Holdings, Inc.

      Each of the foregoing transactions, along with the merger, is referred to herein collectively as “the Transactions.”

      GAAP generally provides for the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post-transaction financial statements of the acquired entity reflect a new basis of accounting. The accompanying data does not reflect a new basis of accounting pursuant to Staff Accounting Bulletin (“SAB”) No. 54 (“SAB 54”). The guidance in SAB 54 allows our post-merger financial statements to continue under the historical basis of accounting because of the existence of significant outstanding public debt at the time of the merger.

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates its estimates, including those related to revenue recognition, recoverability of goodwill and long-lived assets, allowance for doubtful accounts, inventory reserves, actuarially determined insurance reserves, deferred taxes and stock-based compensation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	Revenue recognition. Our revenue recognition policy is significant because our sales are a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses, such as commissions, delivery expense and sales returns and allowances. Revenue is recognized from the sale of windows and patio doors and related components at the time of delivery to the customer. On contracts involving installation, revenue is recognized when the installation is complete. We offer our customers the right to return products that do not function properly or are defective. Estimates are used to derive sales returns and allowances, commissions and delivery expense. We follow specific and detailed guidelines in measuring revenue. However, certain judgments affect the application of our revenue policy. Revenue results can be difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from period to period.

•	Goodwill. We assess the impairment of goodwill annually in addition to whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of our goodwill, management must make assumptions regarding the estimated cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge. Factors we consider important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected history or projected future operating results

•	Significant changes in the manner of our use of the acquired assets or the strategy of our overall business

•	Significant negative industry or economic trends

•	Allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Additionally, we take into consideration the current financial condition of our customers, historical experience and any specific customer collection issues we have identified. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•	Inventory reserves. Inventories are valued at the lower of cost (last-in, first-out) or market. We provide reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value using assumptions about future demand for our products and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory reserves may be required.

•	Self-insurance reserves. We are self-insured and provide reserves for estimated medical and certain workers’ compensation claims and incurred but not reported claims. We take into consideration the status of current and historical claims and actuarial calculations of such claims to determine the reserve amounts. If current or future claims are higher than estimated, additional reserves may be required.

•	Deferred taxes. We establish deferred tax assets and liabilities based on profits or losses in each jurisdiction in which we operate. Associated valuation allowances reflect our evaluation of the likelihood of the recoverability of these assets. Our judgment is based primarily on our historical earnings, expected future earnings as well as prudent and feasible tax planning strategies.

•	Accounting for Stock-Based Compensation. Currently, we follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related interpretations for stock options granted to employees. Under the recognition and measurement principles of APB 25, we are not required to recognize any compensation expense unless the market price of the stock exceeds the exercise price on the date of grant or the terms of the grant are subsequently modified. The Financial Accounting Standards Board (“FASB”) has recently indicated that it expects to issue a proposal to change the recognition and measurement principles for equity-based compensation granted to employees. The proposed rules could be implemented as early as the end of the 2004 calendar year. Under the proposed rules, we would be required to recognize compensation expense related to stock options granted to employees after December 15, 2004. The compensation expense would be calculated based on the number of options expected to vest and would be recognized over the stock options’ vesting period. If this proposal is passed, we would be required to recognize compensation expense related to stock options granted to our employees, which may have a material effect on our consolidated financial condition or results of operations.

Results of Operations (in thousands, except percentages)

      The following table sets forth for the periods indicated, information derived from our consolidated statements of operations expressed as percentage of net sales.

	Year Ended December 31,

	2003	2002	2001

NET SALES	100.0%	100.0%	100.0%
COST OF GOODS SOLD	68.3	67.2	68.6

Gross profit	31.7	32.8	31.4
OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization)	21.5	21.7	20.9
Securitization expense	0.3	0.2	0.3
Stock compensation expense	0.1	0.1	0.1
Amortization expense	0.7	0.6	2.8

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	22.6	22.6	24.1
Special charges	1.8	0.8	0.2

	24.4	23.4	24.3

Income from operations	7.3	9.4	7.1
INTEREST EXPENSE	6.1	6.7	7.7
OTHER INCOME, net	—	—	—

Income (loss) before income taxes	1.2	2.7	(0.6)
PROVISION FOR INCOME TAXES	0.1	0.1	0.3

NET INCOME (LOSS)	1.1%	2.6%	(0.9)%

Discussion of Consolidated Results

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Net Sales. Net sales increased by $61,511 from $536,299 in 2002 to $597,810 in 2003, or approximately 11.5%. The increase in net sales was primarily the result of the 2003 acquisitions and sales growth at our vinyl and aluminum window fabrication and aluminum extrusion operations. Net sales from the 2003 acquisitions were $43,179 in 2003. We also experienced increases of $9,040, or 5.0%, over 2002 from our aluminum window operations due to increased unit volume with our existing customers. Net sales at our aluminum extrusion operations increased $4,732, or 11.5%, over 2002 due to increased volume with new and existing customers. Net sales at our vinyl window operations increased $3,945, or 1.4%, over 2002 due to increased unit volume with new and existing customers. This increase occurred despite Lowe’s Companies, Inc. shifting certain volume from our North Carolina operation to a competitor and soft sales due to a general economic slowdown in certain markets.

      Cost of Goods Sold. Cost of goods sold increased from 67.2% of net sales during 2002 to 68.3% of net sales during 2003. Material cost of goods sold decreased from 39.8% of net sales during 2002 to 39.5% of net sales during 2003. This decrease was primarily due to the leveraging of the Company’s increased purchasing power and additional cost savings generated from the expansion of our vertical integration. The decrease was partially offset by an increase in the cost of vinyl resins and aluminum. Direct manufacturing expense increased from 27.4% of net sales during 2002 to 28.7% of net sales during 2003. The increase in direct manufacturing expense was primarily related to higher insurance and labor costs.

      Selling, Delivery, General and Administrative Expenses. Selling, delivery, general and administrative expenses increased $12,432 from $116,364 during 2002 (21.7% of net sales in 2002) to $128,796 during 2003

(21.5% of net sales in 2003). Selling, delivery, general and administrative expenses from the 2003 Acquisitions were $9,843 during 2003. Selling, delivery, general and administrative expenses, excluding the 2003 acquisitions, increased $2,589 from $116,364 during 2002 to $118,953 during 2003. General and administrative expenses, excluding the 2003 acquisitions, increased $1,311 from $45,481 during 2002 to $46,792 during 2003, largely as a result of higher insurance costs and an increase in salary expenses. Delivery expenses, excluding the 2003 acquisitions, decreased from 6.6% of net sales during 2002 to 6.4% of net sales during 2003. We experienced a decrease in delivery expenses as a result of the use of a new, lower cost distribution method for a portion of our home center deliveries and a decrease in leased transportation cost primarily as a result of a favorable contract renewal. The decrease in delivery expenses was partially offset by an increase in fuel costs. Selling expenses, excluding the 2003 acquisitions, remained flat at 6.6% of net sales. Selling expenses are primarily variable in nature as a significant portion of these expenses represent commissions.

      Securitization Expense. Securitization expense increased $772 from $1,133 in 2002 to $1,905 during 2003. During 2003, securitization expense included $750 of fees associated with the renewal of our accounts receivable securitization facility. During 2003 and 2002, securitization expense included a loss on the sale of accounts receivable of $1,155 and $1,133 respectively, which represented the interest expense and commitment fee components of the transaction.

      Stock Compensation Expense. Stock compensation expense increased $170 from $383 during 2002 to $553 during 2003. Stock compensation expense for 2002 and 2003 included $83 and $253, respectively, for the repurchase of stock options from current and former employees and $300 of payments for services rendered in the form of Atrium Corporation common stock issued to Ardshiel, Inc., our former equity sponsor.

      Amortization Expense. Amortization expense increased $789 from $3,410 during 2002 to $4,199 during 2003. Amortization expense increased primarily due to increased amortization of software implementation costs.

      Special Charges. During 2003, we recorded a special charge of $11,024. The special charge included $10,059 of expenses associated with the merger and $965 of additional expenses related to the divestitures of Wing and our wood patio door division. The expenses associated with the merger include $6,407 of management transaction bonuses, $1,615 related to warrants issued to Mr. Hull, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and $811 for stock option compensation related to options outstanding prior to the merger. During 2002, we recorded a special charge of $4,198 for liabilities associated with the divestiture of Wing, including $2,553 of exit costs incurred by us on remaining lease obligations and litigation expenses. We will incur an additional charge of $2,345 in January 2004 relating to the vesting of warrants to Mr. Hull.

      Interest Expense. Interest expense increased $317 from $35,901 during 2002 to $36,218 during 2003. Interest expense during 2002 and 2003 included $204 and $3,117, respectively, for the write-off of deferred financing costs in connection with the prepayment and retirement of our senior credit facility. Interest expense, excluding the write-off of deferred financing costs, decreased $2,596 from $35,697 during 2002 to $33,101 during 2003 as a result of reduced debt levels and a decrease in our weighted-average interest rate, which resulted from the expiration of our interest rate swap agreements in December of 2002 and November of 2003.

      Provision for Income Taxes. Our income tax provision primarily represents state income tax expense for those jurisdictions where we do not have available loss carryforwards. We have not incurred federal income tax expense in 2003 or 2002 as a result of available net operationing loss carryforwards generated in prior years. We continue to maintain a full valuation allowance against our deferred tax assets for net operating losses. Should we continue to generate taxable income in 2004 and if prospects for continued profitability are more likely than not beyond 2004, our net operating loss valuation allowance may reverse in future periods.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net Sales. Net sales increased by $19,236 from $517,063 in 2001 to $536,299 in 2002, or approximately 3.7%. The increase in net sales during 2002 was due to an increase in volume at our aluminum and vinyl window operations, offset by a decline in sales at the Darby and aluminum extrusion operations. Net sales at our aluminum window operations increased $18,898, or 11.8% over 2001. This increase was primarily due to increased volume to our home center customers. Net sales at our vinyl window operations increased $7,423, or 2.6% over 2001. The growth rate at our vinyl window operations was hindered by soft sales at our Northwest and Rockies operations due to general economic slowdowns in their respective markets. The decrease at our aluminum extrusion operation was virtually all related to declining aluminum prices, which affect the overall selling price of the extrusion product, while the decrease at our Darby operations was a result of softer demand in the multi-family market.

      Cost of Goods Sold. Cost of goods sold improved from 68.6% of net sales during 2001 to 67.2% of net sales during 2002. The improvement was primarily the result of a decrease in material costs as a percentage of net sales, as material costs decreased from 41.3% of net sales during 2001 to 39.8% of net sales during 2002. This decrease was due to our increased purchasing power and the realization of synergies from acquisitions made in prior years. This improvement, as a percentage of net sales, was partially offset by an increase in our LIFO expense of $1,463, as the LIFO expense during 2002 was $347 compared to a LIFO benefit of $1,116 during 2001. Direct manufacturing expense remained relatively flat as a percentage of net sales, increasing from 27.3% of net sales during 2001 to 27.4% of net sales during 2002. Overall, changes in the cost of goods sold as a percentage of net sales for one period as compared to another period may reflect a number of factors, including changes in the relative mix of products sold and the effects of changes in sales prices, material costs and changes in productivity levels.

      Selling, Delivery, General and Administrative Expenses. Selling, delivery, general and administrative expenses increased $8,297 from $108,067 during 2001 (20.9% of net sales) to $116,364 during 2002 (21.7% of net sales). The increase was partially due to an increase in delivery expense, which increased $4,165 from $31,192 during 2001 (6.0% of net sales) to $35,357 during 2002 (6.6% of net sales). The increase in delivery expense over 2001 was primarily related to an increase in the volume of products shipped into the southern California market resulting in a longer average distance per truckload, increased fuel prices and the variable nature of delivery expense. General and administrative expenses increased $4,034 from $41,447 during 2001 (8.0% of net sales) to $45,481 during 2002 (8.5% of net sales). The increase in general and administrative expenses was largely due to higher insurance premiums, higher professional fees and an increase in salaries and related payroll expenses offset by a reduction in bad debt expense. The increase in professional fees was attributable to the establishment of our new operations in Mexico, as well as legal fees for the successful defense against a union organizing effort at one of our facilities. General and administrative expenses are net of gains on sales of assets of $1,798 and $221 during 2001 and 2002, respectively. The 2001 gain includes $1,741 from the sale of certain vinyl extrusion assets while the 2002 gain includes $217 from the sale of an idle aluminum window manufacturing facility. Selling expense, which consists primarily of commissions, decreased slightly as a percentage of net sales from 6.9% during 2001 to 6.6% during 2002. The decrease was due to our ability to leverage our sales force across a broader selling base.

      Securitization Expense. We securitized our accounts receivable during the third quarter of 2001. Securitization expense decreased $399 from $1,532 in 2001 to $1,133 in 2002. During 2002, securitization expense incurred by us included a loss on the sale of accounts receivable, which represented the interest expense and commitment fee components of the transaction. During 2001, securitization expense of $1,532 included $878 of fees associated with the placement of our accounts receivable securitization facility and a loss on the sale of accounts receivable of $654, which represented the interest expense and commitment fee components of the transaction.

      Stock Compensation Expense. Stock compensation expense decreased by $199 from $582 during 2001 to $383 during 2002. Stock compensation expense during 2001 and 2002 included $282 and $83, respectively, for the repurchase of outstanding stock options from former employees and $300 of payments for services rendered in the form of Atrium Corporation common stock issued to Ardshiel, Inc.

      Amortization Expense. Amortization expense decreased $11,000 from $14,410 during 2001 to $3,410 during 2002. The decrease was primarily attributable to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and subjects it to an annual impairment test. Goodwill amortization for 2001 was $11,725.

      Special Charges. During 2002, we recorded a special charge of $4,198 for liabilities associated with the divestiture of Wing. The majority of this special charge is attributable to $2,553 of exit costs incurred by the Company on the remaining lease obligations at Wing’s former facilities. The special charge also includes $1,645 of litigation expenses. During 2001, we recorded special charges totaling $1,213, of which $910 related to the shutdown of our Kel-Star facility and $303 related to non-capitalizable legal fees incurred to amend our credit agreement.

      Interest Expense. Interest expense decreased by $4,049 from $39,950 during 2001 to $35,901 during 2002. Interest expense during 2001 and 2002 included $837 and $204, respectively, for the write-off of deferred financing cost in connection with the prepayment of debt. Interest expense, excluding the write-off of deferred financing costs, decreased $3,416 from $39,113 during 2001 to $35,697 during 2002. The decrease is attributable to reduced debt level in 2002 as a result of working capital improvements and the execution of the accounts receivable securitization facility in August 2001, from which the proceeds were used to repay a portion of our long-term debt.

      Provision for Income Taxes. Our income tax provision primarily represents state income tax expense for those jurisdictions where we do not have available loss carryforwards. The decrease in the effective rate from 2001 primarily results from the impact of non-deductible goodwill amortization in 2001. Amortization of goodwill ceased in 2002 as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).

Discussion of Results by Reporting Segment

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Windows and Doors:

      Net Sales. Net sales increased by $51,633 from $491,584 in 2002 to $543,217 in 2003, or approximately 10.5%. The increase was primarily the result of the 2003 acquisition of Danvid, which provided additional sales of $38,039, sales growth at our aluminum window operations of $9,040, or 5.0%, and growth at our vinyl window operations of $3,945, or 1.4%. The growth at our aluminum window operations was due to increased unit volume with our existing customers, while the growth at our vinyl window operations was due to increased unit volume with new and existing customers, partially offset by the loss of business with Lowe’s and soft sales due to general economic slowdowns in certain markets.

      Income from Operations. Income from operations decreased from 11.3% of net sales during 2002 to 9.9% of net sales during 2003. An increase in cost of goods sold from 66.4% of net sales during 2002 to 68.1% of net sales during 2003 was partially offset by a slight decrease in selling, delivery, general and administrative expenses from 22.3% of net sales during 2002 to 22.0% of net sales during 2003. The increase in cost of goods sold included an increase in both materials and direct manufacturing expense, due largely to an increase in the cost of vinyl resins and aluminum, as well as higher insurance and labor costs.

Components:

      Net Sales. Net sales increased by $19,465 from $81,451 in 2002 to $100,916 in 2003, or approximately 23.9%. The increase was primarily the result of the 2003 acquisitions of Aluminum Screen and Miniature Die Casting, which provided combined sales of $8,686, and the 2003 acquisition of Danvid, which provided additional sales of $3,359 to our aluminum and vinyl extrusion operations. In addition, sales at our aluminum extrusion operation, excluding amounts sold to Danvid, increased $7,426, or 9.8%, over 2002 due to increased volume with new and existing customers.

      Income from Operations. Income from operations increased $4,574 from $3,307, or 4.1% of net sales during 2002 to $7,880 or 7.8% of net sales during 2003. The increase was largely due to the acquisitions of Aluminum Screen and Miniature Die Casting, which provided combined income from operations of $1,331, and an increase in income from operations at our aluminum extrusion operation of $3,035. The increase at our aluminum extrusion operation was due to a 13.7% increase in sales. The increase in income from operations as a percentage of net sales is largely due to increased operating leverage at our aluminum extrusion operation is a result of the increase in sales.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Windows and Doors:

      Net Sales. Net sales increased by $20,329 from $471,255 in 2001 to $491,584 in 2002, or approximately 4.3%. The increase in net sales during 2002 was due to an increase in unit volume at our aluminum and vinyl window operations, offset by a decline in sales to the multi-family market. Net sales at our aluminum window operations increased $18,898, or 11.8% over 2001. This increase was primarily due to increased volume to our home center customers. Net sales at our vinyl window operations increased $7,423, or 2.6% over 2001. The growth rate at our vinyl window operations was hindered by soft sales in certain operations due to general economic slowdowns in their respective markets.

      Income from Operations. Income from operations increased from 8.2% of net sales during 2001 to 11.3% of net sales during 2002, which included a decrease in cost of goods sold from 68.1% of net sales during 2001 to 66.4% of net sales during 2002 and a decrease in selling, delivery, general and administrative expense from 23.7% of net sales during 2001 to 22.3% of net sales during 2002. The decrease in cost of goods sold included a decrease in materials from 41.6% of net sales during 2001 to 40.0% net sales during 2002, primarily due to our increased purchasing power and the realization of synergies from acquisition made in prior years. The decrease in selling, delivery, general and administrative expenses was primarily attributable to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which eliminates the amortization of goodwill and subjects it to an annual impairment test. Goodwill amortization for 2001 was $9,740. This decrease was partially offset by an increase in delivery expense, which increased from 6.1% of net sales during 2001 to 6.6% of net sales during 2002. The increase in delivery expense was primarily related to an increase in volume of products shipped into the Southern California market, resulting in a longer average distance per truckload.

Components:

      Net Sales. Net sales increased by $6,270 from $75,181 in 2001 to $81,451 in 2003, or 8.3%. The increase was primarily the result of an increase at our aluminum extrusion operation of $6,185, or 8.9%, which included a decrease in sales to outside customers of $859 and an increase to internal customers of $7,044. The increase in sales to internal customers was due largely to the 11.8% increase in sales at our aluminum window operations as a result of increased home center business.

      Income from Operations. Income from operations increased $1,542 from $1,765, or 2.3% of net sales during 2001 to $3,307, or 4.1% of net sales during 2002. The increase was primarily attributable to the Company’s adoption of SFAS 142, which eliminates the amortization of goodwill and subjects it to an annual impairment test. Goodwill amortization for 2001 was $1,667. The decrease in goodwill amortization was partially offset by a decrease in income from operations, excluding goodwill amortization, of $125 made up of a decrease at our aluminum extrusion operation of $240 and an increase at our vinyl extrusion operation of $115. The decrease at our aluminum extrusion operation, despite an 8.9% increase in sales, was due to the fact that the majority of the sales increase was the result of overall increases in the price of aluminum. Due to the nature of how the product is priced to the customer, an increase in the price of aluminum results in an increase in sales and material costs, but does not result in higher income from operations. In fact, an increase in the price of aluminum, alone, will typically result in a lower income from operations as a percentage of net sales.

Liquidity and Capital Resources

      Cash generated from operations, availability under our revolving credit facility and availability under our accounts receivable securitization facility are our principal sources of liquidity. During 2003, cash was primarily used for capital expenditures, debt payments and the 2003 acquisitions. Net cash provided by operating activities was $33,248 during 2003 compared to $27,089 during 2002. The increase was primarily due to increases in the sale of accounts receivable, partially offset by increases in working capital. Cash flows used in investing activities increased from $15,335 during 2002 to $95,044 during 2003. The increase was primarily due to an increase in capital expenditures and the 2003 acquisitions. Cash provided by financing activities increased $80,248 from net cash used in financing activities of $11,870 during 2002. The increase was primarily due to the Transactions, including the refinancing which were partially offset by a net distribution to Atrium Corporation related to the merger.

Long-Term Debt:

      Long-term debt consists of borrowings under our credit facility, the senior subordinated notes and capital lease obligations. Our credit facility term loan requires quarterly principal and interest payments. The senior subordinated notes require semi-annual interest payments only and are due in May 2009. The capital leases require monthly principal and interest payments. Our credit facility has an “excess cash flows” provision mandating additional principal payments if certain cash flows targets are met during the year.

      Our credit facility and senior subordinated notes require us to comply with certain covenants which, among other things, include limitations on indebtedness, liens and further negative pledges, investments, contingent obligations, dividends, redemptions and repurchases of equity interests, mergers, acquisitions and asset sales, capital expenditures, sale-leaseback transactions, transactions with affiliates, dividend and other payment restrictions affecting subsidiaries, changes in business conducted, amendment of documents relating to other indebtedness and other material documents, creation of subsidiaries, designation of Designated Senior Indebtedness in respect of the senior subordinated notes, and prepayment or repurchase of other indebtedness. Our credit agreement requires us to meet certain quarterly financial tests pertaining to total leverage, interest coverage, fixed charge coverage and capital expenditures. As of December 31, 2003, we were in compliance with all related covenants and expect to maintain compliance in 2004.

      Our credit facility and senior subordinated notes contain customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

      We have various letters of credit outstanding primarily related to certain insurance policies and facility lease deposits.

Off-Balance Sheet Arrangements

Accounts Receivable Securitization Facility:

      In connection with our accounts receivable securitization facility executed in 2001, we formed a special purpose funding subsidiary to facilitate the sale of pools of trade receivables. The special purpose entity is consolidated with us. As a result of the agreement, receivables sold to the securitization company are not reflected in our consolidated balance sheet. The securitization company is free to pledge or exchange its interest. Any receivables not sold to the securitization company constitute the retained interest in the receivables portfolio of the special purpose entity. Due to the short-term nature of the underlying receivables, the net carrying amount of our retained interest in transferred accounts receivables as of December 31, 2003 approximates fair value and is classified as a current asset on our balance sheet. All of the revenues, expenses and cash flows associated with our accounts receivable securitization facility have been incorporated into our financial statements.

      At December 31, 2003, we did not have any other relationships with unconsolidated entities or financial partnerships, such entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Operating Leases:

      We have various outstanding operating leases for office and manufacturing space, automobiles and machinery and equipment. We finance the use of certain facilities and equipment under lease agreements provided by various institutions. Since the terms of these agreements meet the definitions of operating lease agreements, the sum of future lease payments is not reflected on our consolidated balance sheet. As of December 31, 2003, future minimum lease payments under these arrangements was approximately $108,061.

Other Capital Resources

      In connection with the merger, we entered into a credit facility providing for a revolving credit facility in the amount of $50,000, which includes a $20,000 sublimit for the issuance of letters of credit and a $10,000 sublimit for swing line loans. The revolving credit facility has a maturity date of December 10, 2008. Additionally, we have an accounts receivable securitization facility of $50,000, as described above, which can make additional funds available to us depending on our accounts receivable levels. On December 10, 2003, in connection with the merger, we renewed the accounts receivable securitization facility for a period of five years.

      We had $41,299 of availability under the revolving credit facility, net of outstanding letters of credit totaling $8,701 as of December 31, 2003 and March 29, 2004. At December 31, 2003, we had $10,200 of availability under the accounts receivable securitization facility and an additional $8,800 currently unavailable due to borrowing base limitation, net of securitizations of $31,000. At March 29, 2004, we had $5,300 available under the accounts receivable securitization facility and an additional $9,700 currently unavailable due to borrowing base limitations, net of securitizations of $35,000.

Contractual Obligations

      The following table summarizes our contractual obligations at December 31, 2003, and the effects such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments Due by Period

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(Dollars in thousands)
CONTRACTUAL OBLIGATIONS:
Long-term debt	$405,058	$1,822	$3,636	$174,600	$225,000
Capital lease obligations	8,478	1,480	3,408	3,590	—
Non-cancellable operating lease obligations	108,061	13,844	22,548	13,328	58,341
Aluminum purchase commitments	3,796	3,796	—	—	—
Zinc purchase commitments	529	529	—	—	—
Letters of credit	8,701	8,701	—	—	—

Total contractual cash obligations	$534,623	$30,172	$29,592	$191,518	$283,341

Capital Expenditures

      We had net cash capital expenditures of $18,945 during 2003, compared to $11,157 and $7,984 during 2002. Capital expenditures during 2003 were largely a result of our continued efforts to increase efficiency through automation at our various manufacturing facilities. We expect capital expenditures (exclusive of acquisitions) in 2004 to be approximately $20,000 and to be primarily used for machinery and equipment to increase automation and establish new products lines, however, actual capital requirements may change based on management and strategic decisions.

      Moreover, our ability to meet debt service and capital expenditure requirements is dependent upon our future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

Inflation, Trends and General Considerations

      From 2001 to 2003, inflation has been relatively low and we believe that inflation has not had a material affect on our results of operations. We have evaluated and expect to continue to evaluate possible acquisitions on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to acquisition candidates. Our performance is dependent to a significant extent upon the levels of new residential construction, residential repair and remodeling and non-residential construction, all of which are affected by such factors as interest rates, inflation and unemployment. In the near term, we expect to operate in an environment of relatively stable levels of construction and remodeling activity. However, increases in interest rates could have a negative impact on the level of housing construction and remodeling activity. The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Our lower sales levels usually occur during the first and fourth quarters of our fiscal year. Since a high percentage of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter of our fiscal year.

Recently Issued Accounting Standards

SFAS No. 145 — “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB statement No. 13, and Technical Corrections”:

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” requiring that gains and losses from the extinguishment of debt be classified as extraordinary items only if certain criteria are met. SFAS 145 also amends SFAS No. 13, “Accounting for Leases,” and the required accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 was adopted by the Company on January 1, 2003. We expensed $29, $204 and $837 of deferred financing fees in connection with our excess cash flow payments during the years ended December 31, 2003, 2002 and 2001, respectively (see Note 5). We expensed $3,117 in 2003 related to the refinancing of our previous credit facilities. The loss associated with the debt retirement has been included in interest expense on our financial statements. The 2002 and 2001 amounts have been reclassified from extraordinary items to interest expense pursuant to SFAS 145.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”:

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized initially at fair value when the liability is incurred. We adopted SFAS 146 on January 1, 2003. Adoption of SFAS 146 has not had a material effect on our consolidated financial position or results of operations.

SFAS No. 149 — “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”:

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies the accounting and reporting for derivative contracts, including hedging instruments. The amendments and clarifications under SFAS 149 generally serve to codify the conclusions reached by the Derivative Implementation Group, to incorporate other FASB projects on financial instruments, and to clarify other implementation issues. SFAS 149 became effective prospectively for derivative contracts that we entered into or modified after September 30, 2003. Adoption of SFAS 149 has not had a material effect on our consolidated financial position or results of operations.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”:

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 broadens the definition of financial instruments and establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 also requires that an issuer classify a financial instrument that is within its scope as an asset or as a liability. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 has not had a material effect on our consolidated financial position or results of operations.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Indebtedness of Others”:

      During November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 generally requires a guarantor to recognize a liability for obligations arising from guarantees. FIN 45 also requires new disclosures for guarantees meeting certain criteria outlined in the pronouncement. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. Adoption of FIN 45 has not had a material effect on our consolidated financial position or results of operations.

FIN No. 46 — “Consolidation of Variable Interest Entities”:

      During January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 is effective for variable interest entities created after January 31, 2003 and is required to be adopted for variable interest entities that existed prior to February 1, 2003 by December 31, 2003. FIN 46 is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities and is entitled to receive a majority of the entity’s residual returns or both. In December 2003, the FASB issued a revision to FIN 46 to clarify some of the provisions and to exempt certain entities from its requirements. Adoption of FIN 46 has not had a material effect on our consolidated financial position or results of operations.

FIN No. 46R — “Consolidation of Variable Interest Entities”:

      During December 2003, the FASB issued a revision to FIN 46, FIN No. 46R (“FIN 46R”), to clarify some of the provisions and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised interpretation. Otherwise, application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special purpose entities (“SPE’s”) for periods ending after December 15, 2003. Application by public entities, other than business issuers, for all other types of variable interest entities other that SPE’s is required in financial statements for periods ending after March 15, 2004. Adoption of FIN 46R has not had a material effect on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risks related to changes in interest rates and commodity pricing. We use derivative financial instruments on a limited basis to hedge economic exposures. We do not enter into derivative financial instruments or other financial instruments for speculative trading purposes.

Interest Rate Risk

      We are exposed to market risk from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance any future acquisition transactions may be affected if we are unable to obtain appropriate financing at acceptable interest rates. We manage our borrowing exposure to changes in interest rates by utilizing a combination of fixed and variable rate debt instruments. In the past, we have hedged our exposure on a portion of our variable rate debt by entering into an interest rate swap agreement to lock in a fixed rate. At December 31, 2003, approximately 55% of the carrying values of our long-term debt were at fixed interest rates.

      The following table presents principal cash flows of variable rate debt by maturity date and the related average interest rate. The interest rates are weighted between the various loans based on debt outstanding and are estimated based on implied forward rates using a yield curve at December 31, 2003.

	Expected Maturities

	2004	2005	2006	2007	2008	Total	Fair Value

	(Dollars in thousands)
Liabilities
Variable-rate debt	$3,129	$3,313	$3,382	$3,297	$174,721	$187,842	$187,842
Average interest rate	4.32%	5.56%	6.45%	7.11%	7.61%	—	—

Commodity Pricing Risk

      We are subject to significant market risk with respect to the pricing of our principal raw materials, which include, among others, PVC resins and compounds, glass, zinc and aluminum. If prices of these raw materials were to increase dramatically, we might not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly. We manage some of our exposure to commodity pricing risk through purchasing aluminum and/or zinc forward commitments. The following is information related to aluminum and zinc forward commitments at December 31, 2003:

Forward commitments, expected to mature during 2004

Aluminum:
Contract volumes:
Fixed prices	5,000,000 pounds
Floating prices	65,465,000 pounds
Contract amount	$3,796
Fair value	$4,184
Zinc:
Contract volumes:
Fixed prices	1,080,000 pounds
Contract amount	$529
Fair value	$614

      Based on historical information, we would expect to purchase approximately 90,000,000 pounds of aluminum and 1,200,000 pounds of zinc in 2004.

BUSINESS

The Company

      Atrium, founded in 1948, is a Delaware corporation based in Dallas, Texas. We are one of the largest manufacturers and distributors of residential windows and patio doors in the United States and one of the few such providers with a national presence. We offer a comprehensive product line of aluminum and vinyl windows as well as patio doors to leading national homebuilders, including Pulte, D.R. Horton and Richmond American, one-step distributors, including Owens Corning and Ted Lansing, and home center retailers such as The Home Depot and Lowe’s. We have steadily generated revenue and cash flow growth through market share gains, new product development and operational improvements that have resulted from vertical integration, operational efficiencies and purchasing savings from increasing scale. We have also selectively acquired businesses that strategically add distribution channels, vertical integration opportunities and provide new product offerings and entry into new geographic markets.

      We have consolidated our brand names into the flagship Atrium® brand, and the well-known regional brands of HRTM, DanvidTM, Superior® and ThermalTM. Additionally, we utilize multi-branding to alleviate channel conflict using such other names as Ellison® and Best Built®. Our full product line of windows and patio doors enables us to differentiate ourself from our competitors, leverage multi-channel distribution systems and be well positioned to benefit from shifts in product preferences. Regional product preferences exist for aluminum and vinyl windows and patio doors, and a broad product line is important to serve a national customer base effectively. We are able to provide nationwide customers the most suitable material based on their customers’ varying regional product preferences.

      We have 25 manufacturing facilities and 31 distribution centers strategically located in 22 states and Mexico. We distribute through multiple channels, including: (i) one-step distribution through lumberyards and retail distributors; (ii) home center distribution to big box retailers; (iii) direct distribution to large homebuilders, multi-family builders and remodelers/ contractors and (iv) two-step distribution to wholesale distributors who subsequently resell to lumberyards and retail distributors. We believe that our multichannel distribution network allows us to reach the greatest number of end-customers and provide nationwide service to those customers.

      We are vertically integrated with operations that include:

•	The extrusion of aluminum and vinyl lineals, which are utilized internally in our fabrication operations or sold to third-parties;

•	Blending of vinyl compounds, manufacture of zinc die cast hardware and screens;

•	The manufacture and assembly of window and patio door units, including the cutting and insulation of glass, the pre-hanging of patio doors, and the sale of such units to homebuilders, multi-family builders, remodelers/contractors, home centers, lumberyards, and retail and wholesale distributors;

•	A turn-key installation program for multi-family builders in which we supply and install many of our products, including interior/exterior doors, windows and patio doors; and

•	The sale of finished products to homebuilders and remodelers/contractors through company-owned distribution centers located across the United States.

2003 Acquisitions

      Miniature Die Casting. On January 31, 2003, we acquired substantially all of the assets of Miniature Die Casting of Texas, L.P. (“MD Casting”), a zinc die cast hardware manufacturer located in Fort Worth, Texas, for approximately $3.3 million in cash, transaction fees of approximately $.1 million and an additional amount of up to $.6 million to be paid over three years upon the achievement by MD Casting of certain financial targets.

      Danvid. On April 1, 2003, we acquired substantially all of the assets of Danvid Window Company (“Danvid”), an aluminum and vinyl window manufacturer located in Dallas, Texas, for approximately $5.5 million in cash, $.3 million in transaction fees and the assumption of certain liabilities.

      Aluminum Screen. On October 1, 2003, we acquired substantially all of the assets of Aluminum Screen Manufacturing Ltd., L.L.P., Aluminum Screen Products, Inc. and Aztex Screen Products (collectively, “Aluminum Screen”), a screen manufacturer with manufacturing and distribution operations in Dallas, Houston, Las Vegas, Phoenix and Cuidad Juarez, Mexico, for $16.5 million in cash, and approximately $.8 million in transaction fees.

      Superior. On December 31, 2003, we acquired all of the capital stock of Superior Engineered Products Corporation (“Superior”), a manufacturer of windows and other building materials based in Ontario, California, for $47.5 million in cash, approximately $.4 million in transaction fees and $5.0 million in Atrium Corporation stock.

      The acquisitions of MD Casting, Danvid, Aluminum Screen and Superior are consistent with our strategy of selectively acquiring businesses that principally provide vinyl window production, new distribution channels, vertical integration opportunities, additional geographic presence and additional repair and remodeling volume.

The Transactions

      On December 10, 2003, Atrium Corporation, our parent company, was acquired by a newly formed affiliate of Kenner & Company, Inc., KAT Holdings, Inc., pursuant to which KAT Holdings, Inc. merged with and into Atrium Corporation with Atrium Corporation as the surviving corporation. As a result of the merger, the investor group described below now controls the Company and Atrium Corporation.

      The acquisition of Atrium Corporation was made by an investor group led by Kenner & Company, Inc., a New York based private investment firm, and certain members of our management, including Jeff L. Hull, our Chairman, President and Chief Executive Officer. The investor group included: KAT Holdings, L.P. and KAT Group, L.P., special purpose Kenner investment partnerships; UBS Capital Americas II, LLC; ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 and management. At the closing of the merger, $12.4 million of equity securities owned by certain of Atrium Corporation’s existing stockholders were exchanged for similar securities in KAT Holdings, Inc. and the investor group contributed an additional $251.6 million to KAT Holdings, Inc., including $251.5 million from ATR Acquisition, LLC, the members of which are KAT Holdings, L.P., KAT Group, L.P., UBS Capital Americas II, LLC, ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001.

      In connection with the merger, we renewed our existing accounts receivable securitization facility for a period of five years and repaid our existing senior revolving credit and term loan facilities with a new revolving credit facility of $50.0 million, which was undrawn at the close of the merger, and a new $180.0 million term loan facility. We also issued an additional $50.0 million of 10 1/2% senior subordinated notes, or outstanding notes, and left the existing $175.0 million of 10 1/2% senior subordinated notes outstanding. $40.0 million of the new term loan facility was funded into escrow upon closing of the merger and was released to fund a portion of the acquisition of Superior on December 31, 2003.

      On November 18, 2003, in connection with the merger, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding 10 1/2% senior subordinated notes to:

•	waive our obligations under the Indenture to make a change of control offer in connection with the merger and amend the Indenture to replace the definition of permitted holders with certain direct and indirect equity holders of ATR Acquisition, LLC and their affiliates,

•	modify certain restrictions on affiliate transactions set forth in the indenture governing the notes; and

•	allow for the issuance of additional notes.

      Additionally, in connection with the merger, Atrium Corporation repurchased its outstanding 15% Senior Pay-In-Kind Notes, with a portion of the cash proceeds of the equity contribution to KAT Holdings, Inc.

      Each of the foregoing transactions, along with the merger, is referred to herein collectively as “the Transactions.”

Operating Segments

      The Company is engaged in the manufacture and sale of windows, doors and various other building materials throughout North America and is organized within two principal operating segments, including the windows and doors segment and the components segment. Individual subsidiary companies are included in each of the Company’s two principal operating segments based on the way the chief operating decision maker manages the business and on the similarity of products, production processes, customers and expected long-term financial performance.

      The windows and doors segment fabricates, distributes and installs products primarily for the residential new construction and repair and remodel markets. The principal products sold by the segment include vinyl and aluminum windows and doors. The components segment principally manufactures component parts utilized in the fabrication of aluminum and vinyl windows and doors, including aluminum and vinyl extrusion, zinc die-casted hardware and fiberglass and aluminum screens. Financial information about reporting segments is included in Note 19 to the Consolidated Financial Statements, pages 30-31, “Operating Segment Information.”

Competitive Strengths

      We believe that we have a competitive advantage in our markets due to the following competitive strengths:

•	Leading Market Positions. We are one of the largest suppliers of residential windows and patio doors in the United States with a domestic market share exceeding 7%. Based on our estimates, we believe that we have a leading market position in the residential aluminum and vinyl window and patio door product categories.

•	Strong Brand Name Recognition. Our brands are well recognized in the building trade and are a distinguishing factor in customer selection. The Atrium® brand of windows and patio doors has been in existence for over 25 years and is recognized for its quality and value. In addition, we believe Atrium® is among the most-recognized brand names in the aluminum and vinyl window and patio door market segments. We believe there are significant opportunities to leverage our existing brands by targeting cross-selling opportunities and by re-branding certain products.

•	Complete, High-Quality Product Offering. We are one of the few suppliers with a comprehensive line of residential aluminum and vinyl windows and patio doors in the United States. The ability to source windows and patio doors from a single supplier is a cost-saving opportunity for national homebuilders and home centers. This distribution flexibility and nationwide presence distinguishes us as a “one-stop” solution for customers’ window and patio door needs. Our balance between material type is reflected in the following table:

	Year Ended

	December 31, 2003		December 31, 2002

	(In thousands)
Material Type
Vinyl	$299,667	50%	$289,284	54%
Aluminum	206,836	35%	179,702	33%
Other products and services, including sales of aluminum and vinyl extrusions	91,307	15%	67,313	13%

	$597,810	100%	$536,299	100%

•	Multi-Channel Distribution Network. We have a multi-channel distribution network that includes direct, one-step and two-step distribution as well as 31 company-owned distribution centers. Our distribution strategy maximizes our market penetration and reduces reliance upon any one distribution channel for the sale of our products. Furthermore, as a manufacturer and distributor of windows and doors for more than five decades, we have developed long-standing relationships with key distributors in our markets. In each instance, we seek to secure a leading distributor in each of our markets. If we cannot secure a top-tier distributor in a desired geographic market, we will consider the acquisition or start up of our own distribution center in that market.

•	Established and Diversified Customer Base. We have developed strong relationships with our current customer base, which includes over 11,000 active accounts. We have strong relationships with some of the leading companies in home and multi-family building, including Pulte, D.R. Horton, Richmond American and Summit Contractors, and home center retailing, including The Home Depot. Our customers are geographically diversified and our sales are balanced between the repair and remodeling and new construction market segments, which provides increased stability to our business and is reflected in the following table:

	Year Ended

	December 31, 2003		December 31, 2002

	(In thousands)
Market Segment
Repair and remodeling	$241,097	40%	$241,418	45%
New construction	356,713	60%	294,881	55%

	$597,810	100%	$536,299	100%

•	Low Cost, Vertically Integrated Manufacturer. We believe that we are one of the industry’s lowest cost providers based on our strong operating margins relative to our competitors. Our vertically integrated structure enables us to control all facets of the production and sale of windows and patio doors, eliminating incremental outsourcing costs. For our window and patio door products, our integrated operations, including extrusion, fabrication and distribution enable us to reduce inventory, improve production scheduling and optimize quality control.

Business Strategy

      Our goal is to increase revenue growth and profitability and to strengthen our leadership position in the residential window and patio door industry through the following initiatives:

•	Enhance National Presence. We will continue to focus our core efforts on maintaining and increasing our nationwide market share, including enhancing our strong presence in our existing high growth markets such as the Southern and Western United States. Our acquisitions have helped to further our geographic coverage and, we believe, combined with the implementation of cross-selling initiatives, will continue to facilitate our growth. We also will seek to enhance our nationwide capabilities by selectively starting or acquiring operations that complement our geographic coverage and product offerings.

•	Extend and Cross-Sell Product Offerings. We are taking advantage of cross-selling opportunities by marketing vinyl windows and patio doors to our traditional aluminum window and patio door customers and aluminum windows and patio doors to our traditional vinyl window and patio door customers and adding additional styles and designs to address specific regional product preferences. We also maintain training and incentive programs to ensure that our divisional sales forces market our complete product line of windows and patio doors.

•	Capitalize on Atrium® Brand Name. We will seek to continue to leverage the strength of our nationally recognized Atrium® brand name that has been in existence for over 25 years. We believe that leveraging the Atrium® name across our products and on a nationwide scale will enhance our brand name recognition. For example, we see a significant opportunity in transferring the Atrium® brand to recently acquired product lines. Furthermore, we will continue trade advertising initiatives to maintain our high brand awareness in the industry.

•	Continue to Pursue Operational Efficiencies. Our team of highly experienced managers seeks to achieve improvements by closely scrutinizing our operations and applying best practices and continuous improvement programs across all of our divisions. We have been successful in improving the efficiency and productivity of our operations by automating manufacturing processes, improving logistics, imple-

menting an integrated company-wide information system and successfully integrating acquisitions. We continue to analyze additional opportunities to improve operational efficiencies, including consolidating and expanding our extrusion operations, increasing capacity utilization at all of our manufacturing facilities and leveraging our size to realize purchasing savings.

•	Refine Product Offering to Maximize Profitability. We plan to continually evaluate our product offering in terms of both customer needs and overall profitability. We believe our offering of products is diverse enough to satisfy varied regional product preferences while at the same time maximizing our profitability. For example, we made a decision during 2000 to divest the assets of Wing Industries, Inc. (“Wing”), our wood interior door manufacturing unit, and of the Atrium Wood Patio Door Division (“Wood”), our wood patio door manufacturing unit. The divestitures resulted in an exit from the low margin commodity based business of wood doors, reduced our exposure to the sometimes volatile wood materials market and contributed to an overall increase in our profitability.

•	Make Selective Strategic Acquisitions. We have successfully consummated and integrated twelve acquisitions since 1996, in each case lowering operating costs. We intend to take advantage of the fragmented market for window and patio door manufacturers by acquiring companies that present identifiable cost savings opportunities and add to our existing product lines, market share and targeted geographic coverage. As we continue our acquisition program, we believe we can leverage our experience in integrating acquisitions and maximizing cost savings and productivity enhancements. Additionally, we believe our size and national presence will be attractive to companies looking to combine with an industry leader.

Products

      We are one of only a few window and patio door manufacturers that offer a complete product line that consists of a full range of residential aluminum and vinyl windows and patio doors. Our complete product line allows us to differentiate ourselves from our competition, leverage our multi-channel distribution system and be well-positioned to benefit from shifts in product preference. As significant regional product preferences exist among aluminum and vinyl, a full product line is important to serve a national customer base effectively.

      We estimate that our product mix, as a percentage of net sales in 2003, 2002 and 2001 is as follows:

	Year Ended
	December 31,

	2003	2002	2001

Product
Windows	76%	77%	74%
Patio Doors	6	8	12
Other products and services, including sale of aluminum and vinyl extrusions	18	15	14

	100%	100%	100%

      Windows. We had approximately $456 million in net sales from the sale of windows in 2003. We estimate that our net sales from the sales of windows in 2003 were comprised of 42% from the sale of aluminum products and 58% from the sale of vinyl products. Our window products include sliders, single hung, double hung and casement products and are sold under the Atrium®, HRTM, DanvidTM, ThermalTM, Ellison®, Best Built®, and Superior® brand names, as well as private label brand names.

      The demand for our aluminum and vinyl products vary by region:

•	Aluminum — Aluminum windows are the product of choice in the southern United States due to the region’s warmer weather and value-conscious customers. Aluminum is the most appropriate fenestration material for the region because thermal efficiency is less important and the product is sold at a lower cost than either vinyl or wood.

•	Vinyl — Demand for vinyl windows, particularly in colder climates, has significantly increased over the last ten years as vinyl windows have gained acceptance as a substitute for wood windows. This trend has been strengthened as prices for vinyl windows have become more competitive with wood products and durability and energy efficiency have improved. We entered the vinyl window market in mid-1995 and have increased sales of vinyl windows by leveraging the Atrium® brand name, leveraging our distribution channels and through strategic acquisitions. The acquisitions of Bishop (now known as Northeast) in 1996, the Western Window Division of Gentek Building Products, Inc. (now known as West Coast) in 1997, Heat and Champagne (now known as Rockies) in 1999, Ellison in 2000 and the acquisition of Superior in 2003 increased our presence in the vinyl window business such that sales of vinyl windows represented approximately 44% of our total net sales in 2003, as compared to approximately 32% of our total net sales in 2000.

•	Patio Doors. We had approximately $36 million in net sales from the sale of patio doors in 2003. Our patio door products are sold under Atrium® and various other brand names.

•	Other Products and Services. We had approximately $106 million in net sales from the sale of other products and services in 2003. Our other products include deck and dock products, patio enclosures and extruded aluminum and vinyl profiles for a variety of industries, including various competitors of our window and door fabrication operations. The deck and dock products are made of vinyl and serve as an alternative to the more traditional wood counterpart. The enclosures are custom built to any size and are made from aluminum and vinyl product. The 2003 acquisitions have expanded our other products and services by adding screens, steel security doors, ornamental iron gates and fencing and window hardware.

      We also offer a turn-key total installation program for multi-family builders in which we supply and install exterior, interior and patio doors, moldings, locks, hardware, wire shelving, bath accessories, plate glass mirrors, toilet partitions and other products. This concept allows a developer to transfer the risk associated with retaining reliable work crews and provides protection from cost overruns. We believe that developers view this as a value added service.

Sales, Marketing and Distribution

      One of the key components of our marketing strategy is to capitalize on the complementary nature of our distribution channels. We have a multi-channel distribution network that includes direct, one-step and two-step distribution as well as 31 company-owned distribution centers. Our distribution strategy maximizes our market penetration and reduces reliance upon any one distribution channel for the sale of our products. Furthermore, as a manufacturer and distributor of windows and patio doors for more than five decades, we have developed long-standing relationships with key distributors in each of our markets. In each instance, we seek to secure the leading distributors in each market. If we cannot secure a top-tier distributor in a desired geographic market, we will consider the acquisition or start up of our own distribution center in that market.

      We also sell to major home center retailers. Home centers are important to us because they target the repair and remodeling market segment, however they accounted for less than 14% of our total net sales during 2003 and 2002. One of our goals is to continue to increase our market share in the repair and remodeling market.

      We utilize the following distribution channels:

•	Direct Distribution (approximately 35% of our net sales from the sale of windows and patio doors in 2003). Direct distribution is the selling of our windows and patio doors directly to homebuilders, multi-family builders and remodelers/ contractors without the use of an intermediary. By selling direct, we are able to increase our profit margins while at the same time offer builders more favorable pricing.

•	One-Step Distribution, Including Home Center Sales (approximately 64% of our net sales from the sale of windows and patio doors in 2003 with home center sales representing approximately 14%). One-step distribution is the selling of our windows and patio doors to home centers, lumberyards, retail distributors and company-owned distribution centers, which will then sell to homeowners, homebuilders and remodelers/contractors. While it is not required that lumberyards and retail distributors carry our products on an exclusive basis, it is not unusual for them to do so. In addition, they generally purchase based on orders, keeping little or no inventory. One-step distribution tends to be used most often in metropolitan areas.

      We maintain 31 company-owned distribution facilities in key markets where available independent distributors are limited or where we have been unable to make adequate arrangements with existing distributors. Company-owned distribution centers essentially act as one-step distributors.

•	Two-Step Distribution (approximately 1% of our net sales from the sale of windows and patio doors in 2003). Two-step distribution is the selling of windows and patio doors to a wholesale distributor who then sells the products to home centers, lumberyards and retail distributors. These intermediaries will in turn sell the windows and patio doors to homeowners, homebuilders and remodelers/ contractors. Wholesale distributors tend to maintain product inventory in order to service the needs of their client base for small quantities. Two-step distribution is more common where customers generally do not require sufficient volume to purchase from us directly.

      To enhance our market coverage and leverage our brand equity, we currently market our windows and patio doors under primarily seven brand names: Atrium®, HRTM, DanvidTM, ThermalTM, Ellison®, Best BuiltTM, and Superior®. Due to the fact that we enjoy national name recognition at both the building trade and consumer levels, we have chosen to consolidate a significant portion of our product line under the Atrium® name. We are currently in the process of rolling our Best Built® and Ellison® brand product lines into the Atrium® brand. We have completed a transition of our Skotty, Bishop, Champagne, Masterview, Kel-Star and Gentek brands into the Atrium® brand. We expect to extend the Atrium® brand to other products, as well as to appropriate product lines acquired in the future.

      Our promotional efforts to our window and patio door customers are focused on cooperative advertising programs which are offered to certain of our major customers. This gives us exposure in our customers’ local media, including newspaper, radio and television, in order to generate sales at individual locations. We also invest in in-store displays and kiosks, and product knowledge classes for customers’ employees to further generate awareness within the stores.

      We market our window and patio door products through a sales force consisting of approximately 150 company salaried and commissioned sales representatives and approximately 150 independent commissioned sales representatives. Each of our divisions is supported by a sales manager, company sales representatives and independent sales representatives. The sales managers coordinate sales and marketing activities among both company and independent sales representatives. Our company sales representatives focus primarily on direct sales to homebuilders, multi-family builders and remodelers/contractors, while independent sales representatives sell to home centers, lumberyards and retail and wholesale distributors. In general, independent sales representatives carry our window and patio door products on an exclusive basis, although they may carry other building products from other manufacturers.

      Our full product line has also been an asset to our sales force, especially when we are exploring a new distribution channel opportunity. Distributors have come to recognize that we have a complete line of vinyl and aluminum windows and patio doors. The distributors frequently do not purchase the entire range of products since regional tastes vary and distributors tend to work according to regions. However, we believe these distributors value our ability to provide these products should they ever demand them.

      We believe that customer service plays a key role in the marketing process. On-time delivery of products, order fill rate, consistency of service and flexibility in meeting changing customer requirements have made it possible for us to build a large and loyal customer base that includes companies such as Pulte and D.R. Horton, two of the nation’s largest home-builders, and The Home Depot, the nation’s largest home center retailer.

      Our pricing and product offering strategy focuses on offering the end consumer lower price points at acceptable margins. We have executed this strategy in two steps. First, we have consolidated our product offerings to simplify the overall offering and reduce inventory levels. Second, we offer the market good, better and best options within our product offering that provide customers a price point and product that meets their needs. Certain of the products in the offering have been redesigned (with particular emphasis on taking costs out of the products) in order to have an offering with three distinct price points. This promotes more “trading up” to our higher quality products by the customer and displays a complete product line.

Operations

      We manufacture and sell our windows and patio doors through a vertically integrated process that includes extrusion, fabrication and distribution. We realize many operational and cost benefits from our vertically integrated window and patio door operations. By extruding aluminum and many of our vinyl components in-house, we are able to secure a low-cost, reliable source of extrusions, control product quality and control inventory levels. The integration of extrusion and fabrication operations gives us significantly more control over our manufacturing costs. The acquisitions of MD Casting and Aluminum Screen during 2003 have further enhanced our vertical integration strategy. MD Casting is a zinc die casting operation that provides us and the window and patio door industry with metal hardware. Aluminum Screen is a supplier of screens to us and the window and patio door industry. The acquisitions of Aluminum Screen and MD Casting have allowed us to achieve significant cost savings by shifting our current suppliers to our own internal operations. We have also increased our vertical integration by entering into a partnership agreement with Aurora Terra LLC, or Aurora, under which Aurora has constructed a vinyl compounding facility in Welcome, North Carolina adjacent to our vinyl extrusion and fabrication facilities and will provide us with vinyl compound, the primary raw material used in the vinyl extrusion process. The partnership will allow us to realize significant cost savings by taking us one step further up the supply chain. We continually work to achieve cost savings through increased capacity utilization, adoption of best practices, reduction of cost of raw materials, rationalization of product lines and reduction of inventory.

      We continue to build on what we believe is our position as one of the industry’s lowest cost manufacturers. Because of the scale of our operations, we are able to negotiate favorable pricing for our raw materials, including glass and vinyl. This is an important consideration because, historically, the total cost of materials typically comprises approximately 40% to 45% of our total net sales.

      We have been manufacturing products in Texas since 1953 and today have 10 manufacturing facilities in the state, including our vertically integrated operations. While solidifying our national presence, we have strategically established 15 other manufacturing operations nationwide.

Industry Overview

      In 2003, construction spending in the United States totaled over $683 billion. Of this total, residential spending accounted for approximately $466 billion. Within the residential construction market, replacement spending totaled approximately $187 billion. In 2003, new housing starts in the United States totaled approximately 1.8 million units of which approximately 1.5 million units were single-family homes and approximately .3 million units were multi-family units. Historical residential repair and remodeling expenditures have demonstrated consistent growth dynamics increasing from approximately $15 billion to approximately $187 billion during the period from 1970 to 2003 and averaging a compound annual growth rate of 8.0%.

      Windows. The domestic window market has grown to approximately 61 million in unit sales in 2003, and has outpaced the growth in the domestic building materials industry generally. The residential window industry can be divided into two end-use segments: new construction, with an estimated 20 million windows sold in 2003, and repair and remodeling, with approximately 41 million windows sold in 2003. We believe that the repair and remodeling segment will continue to experience strong growth due to the strength of sales of existing homes and the increase in the average age of homes from 23 years to 29 years in the last decade.

      Patio Doors. We estimate that the residential patio door market has grown to more than 7 million units in 2003. The residential patio door industry can be divided into two principal market segments: new construction and repair and remodeling. We estimate that patio doors sold to the repair and remodeling segment constituted 65% of all patio door units sold in the United States in 2003.

      We believe that the window and patio door industry has experienced significant consolidation in the last few years. We believe this consolidation trend favors companies like ours, with nationwide capabilities to service large home centers and home builders, strong brand names, the ability to provide a complete product line and economies of scale in manufacturing, distributing and marketing. In addition to opportunities presented by consolidation of the industry, industry growth has been driven by the growth in the home center retailer category. The home center industry is one of the fastest growing retail sectors in the United States.

Competition

      Despite the recent consolidation, the residential window and patio door industry remains highly fragmented. With few exceptions, competitors are privately-owned, regional companies with annual sales under $100 million. On a national basis we compete with a few national companies in different regions, products, distribution channels and price points, but do not compete against any single company across all of these areas. We compete with various other companies in specific regions within each market.

      The residential window and patio door industry is very competitive. Our major competitors for the sale of aluminum windows and patio doors are Alenco Windows and MI Home Products, Inc. The market for vinyl windows and patio doors is comprised primarily of local and regional manufacturers, as no dominant manufacturer operates on a national basis. Historically, demand for vinyl windows and patio doors has been concentrated in the colder regions of the United States. Our major competitors for the sale of vinyl windows and patio doors are Silver Line Building Products and Great Lakes Windows (Ply Gem Industries, Inc.) in the Northeast, Simonton Windows in the Mid-Atlantic and Southeast and Milgard Manufacturing, Inc. (Masco Corp.) and Viking Industries, Inc. (Pella Corporation) in the Pacific Northwest. In addition, we compete with a number of regional manufacturers.

Inflation and Raw Materials

      During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on our results of operations. We purchase raw materials, including aluminum, glass and vinyl, that are subject to fluctuations in price that may not reflect the rate of general inflation. These materials fluctuate in price based on supply and demand. Historically, there have been periods of significant and rapid aluminum price changes, both upward and downward, with a concurrent short-term impact on our operating margins. We historically mitigated the effects of these fluctuations over the long term by passing through price increases to our customers and through other means, such as hedging activities. The primary raw materials used in the production of our windows and patio doors are readily available and are procured from numerous suppliers.

Seasonality

      The new home construction market and the market for external repairs and remodeling in northern climates are seasonal, with increased related product sales in the second and third quarters of the calendar year. Although this results in seasonal fluctuations in the sales of certain of our products, the overall impact of these fluctuations is mitigated to some degree by our balanced national presence which reduces our dependency on a single geographic area.

Cyclicality

      Demand in the window and patio door manufacturing and distribution industry is influenced by new home construction activity. For the year ended December 31, 2003, we estimate that approximately 60% of our net sales were related to new home construction. Trends in the housing sector directly impact our financial performance. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors, such as the migration of the population within the United States, have a direct impact on our business. Cyclical declines in new housing starts may adversely impact our business, and we cannot assure you that any such adverse effects would not be material.

Employees

      We employ approximately 6,100 people, of whom approximately 6,000 are employed at our manufacturing facilities and distribution centers and approximately 100 are employed at our corporate headquarters in Dallas, Texas. Approximately 1,290 of our hourly employees are covered by collective bargaining agreements. We entered into a three-year collective bargaining agreement in May 2001 with the Union of Needletrades, Industrial and Textile Employees (“UNITE!”) covering such employees at three manufacturing facilities located in Dallas, Texas. This collective bargaining agreement expires in May 2004. We expect to begin negotiations for a new collective bargaining agreement in late April 2004 and expect to renew the agreement shortly thereafter. There are no union affiliations with any of our other divisions or subsidiaries. We believe that our relationship with our employees is good.

Properties

      Our operations are conducted at the owned or leased facilities described below:

		Capacity
Location	Principal Use	(Square Feet)	Own/Lease

Windows and Doors
Ontario, California	Fabrication of windows and other building products	397,585	Lease
Welcome, North Carolina	Fabrication of vinyl windows	376,200	Lease
Dallas, Texas	Fabrication of aluminum and vinyl windows	342,000	Lease
Phoenix, Arizona	Fabrication of aluminum and vinyl windows	220,000	Lease
Carrollton, Texas	Fabrication of aluminum and vinyl windows	211,500	Lease
Dallas, Texas	Fabrication of aluminum and vinyl windows	200,000	Lease
Murrysville, Pennsylvania	Fabrication of vinyl windows	166,000	Lease
Denver, Colorado	Fabrication of vinyl windows	108,000	Lease
Pittsburgh, Pennsylvania	Fabrication of deck/dock and patio enclosures	82,100	Lease
Anaheim, California	Fabrication of vinyl windows	80,000	Lease
Bridgeport, Connecticut	Fabrication of vinyl windows	75,000	Lease
Yakima, Washington	Fabrication of vinyl windows	58,000	Lease
Clinton, Massachusetts	Fabrication of vinyl windows	31,000	Own
New Boston, Texas	Fabrication of aluminum windows	30,000	Lease
Tennessee Colony, Texas	Fabrication of aluminum windows	24,000	Lease
Florence, Alabama	Door pre-hanging; warehouse	60,000	Lease
Pittsburgh, Pennsylvania	Distribution of vinyl windows	68,000	Lease
Hayward, California	Distribution of windows and other building products	22,600	Lease
Hayward, California	Distribution of vinyl windows	20,400	Lease
Colorado Springs, Colorado	Distribution of vinyl windows	14,700	Lease
Portland, Oregon	Distribution of vinyl windows	10,080	Lease
Chatsworth, California	Distribution of vinyl windows	10,000	Lease
Las Vegas, Nevada	Distribution of aluminum and vinyl windows	7,500	Lease
Everett, Washington	Distribution of vinyl windows	6,000	Lease
Houston, Texas	Distribution of aluminum and vinyl windows	2,500	Lease
Mexico City, Mexico	Distribution of windows and extrusion	650	Lease
Components
Wylie, Texas	Extrusion of aluminum	205,000	Lease
Irving, Texas	Fabrication of aluminum screens	75,000	Lease

		Capacity
Location	Principal Use	(Square Feet)	Own/Lease

Welcome, North Carolina	Extrusion of vinyl	51,300	Lease
Fort Worth, Texas	Zinc die casting	30,000	Lease
Carrollton, Texas	Extrusion of vinyl	25,200	Lease
Houston, Texas	Fabrication of aluminum screens	17,500	Lease
Phoenix, Arizona	Fabrication of aluminum screens	12,000	Lease
Juarez, Mexico	Fabrication of aluminum screens	9,000	Lease
Las Vegas, Nevada	Fabrication of aluminum screens	7,000	Lease
Idle
Greenville, Texas	Idle Facility (Sublet)	300,000	Lease
Woodville, Texas	Idle Facility	180,000	Lease
Dallas, Texas	Idle Facility	120,000	Lease

Total		3,655,815

      Additionally, our subsidiary, Thermal Industries, Inc., leases 21 distribution warehouses in 14 states for vinyl window distribution with sites averaging 10,738 square feet.

      We maintain our corporate headquarters in Dallas, Texas. This facility provides approximately 19,520 square feet and is leased for a ten-year term expiring in 2014.

      We believe that our manufacturing plants are generally in good operating condition and are adequate to meet future anticipated requirements.

Backlog and Material Customers

      We have no material long-term contracts. Orders are generally filled within 7 to 14 days of receipt. Our backlog is subject to fluctuation due to various factors, including the size and timing of orders for our products and is not necessarily indicative of the level of future sales.

Government Regulation and Environmental Matters

      Our past and present operations and our assets are subject to extensive federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. We do not expect to make any expenditures with respect to ongoing compliance with these environmental laws and regulations that would have a material adverse effect on our capital expenditures, results of operations or competitive position. However, the applicable requirements under the law could change at any time.

      The nature of our operations and assets expose us to the risk of claims under environmental, health and safety laws and regulations. We cannot assure you that unforeseen expenditures or liabilities will not be incurred in connection with such claims. We have been subject to such claims in the course of our operations, and have made expenditures to address known conditions in a manner consistent with applicable laws and regulations. Based on our experience to date, we do not believe that existing claims will have any material adverse effect on our capital expenditures, results of operations or competitive position. We cannot assure you that the discovery of presently unknown environmental conditions, changes in environmental claims that may involve material health and safety laws and regulations or other unanticipated events will not give rise to unforeseen expenditures or liabilities.

Trademarks and Patents

      Among the various trademarks owned and registered by us in the United States and Mexico are the following: Atrium, The Atrium Door, The French Classic, Masterview, Weatherlok and Superior. Among the

various pending trademark applications filed by us are the following: Quality by Design, Atrium Windows and Doors, Energy-Sense, Improving Your View of the World and Pro100. In addition, we own several patents and patent applications concerning various aspects of window assembly and related processes. We are not aware of any circumstances that would have a material adverse effect on our ability to use our trademarks and patents. As long as we continue to renew our trademarks when necessary, the trademark protection provided by them is perpetual. Our patents will expire at various times over the next 17 years.

Legal Proceedings

      We are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

      The following table sets forth information with respect to our directors, executive officers and other key personnel. Executive officers are generally appointed annually by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

Name	Age	Position

Jeff L. Hull	38	Chairman, President and Chief Executive Officer
Eric W. Long	35	Executive Vice President and Chief Financial Officer
Robert E. Burns	38	Executive Vice President and Co-Chief Operating Officer
C. Douglas Cross	48	Executive Vice President and Co-Chief Operating Officer
Philip J. Ragona	42	Senior Vice President, General Counsel and Secretary
D.D. “Gus” Agostinelli	58	Senior Vice President of Human Resources
Jeffrey L. Kenner	60	Director
Larry T. Solari	61	Director
Mark L. Deutsch	44	Director
Justin S. Maccarone	44	Director
Nathan C. Thorne	50	Director
Charles W. Schmid	61	Director

      Jeff L. Hull has served as Chief Executive Officer of Atrium Corporation and Atrium Companies, Inc. since 2000 and President and Director of Atrium Corporation and Atrium Companies, Inc. since 1999. Mr. Hull has been Chairman since December 2003. Prior to 2000, Mr. Hull was the Chief Financial Officer of Atrium Corporation and Atrium Companies, Inc. from 1996. Mr. Hull also served as Executive Vice President of Atrium Corporation and Atrium Companies, Inc. from 1998 to 1999, Secretary of Atrium Corporation from 1998 to 2000, Secretary of Atrium Companies, Inc. from 1996 to 2000 and Treasurer of Atrium Corporation from 1998 to 2000 and of Atrium Companies, Inc. from 1996 to 2000. Prior to joining us, Mr. Hull was with AmVestors Financial Corporation (NYSE: AMV) and the accounting/consulting firm of Deloitte & Touche L.L.P. Mr. Hull is a director of Shelter Building Products, Inc. Mr. Hull is also a certified public accountant.

      Eric W. Long has served as Executive Vice President of Atrium Corporation and Atrium Companies, Inc. since 2001 and Chief Financial Officer of Atrium Corporation and Atrium Companies, Inc. since 2000. Mr. Long served as Secretary and Treasurer for Atrium Corporation and Atrium Companies Inc. from 2000 through 2002. Mr. Long also served as Corporate Controller of Atrium Corporation and Atrium Companies, Inc. from 1996 to 2000. Prior to 2000, Mr. Long served as Assistant Secretary of Atrium Corporation and Atrium Companies, Inc. from 1996 and Vice President of Finance of Atrium Corporation and Atrium Companies, Inc. from 1999 to 2000. Prior to 1996, Mr. Long was with Applebee’s International, Inc. and the accounting firm of Deloitte & Touche L.L.P. Mr. Long is a certified public accountant.

      Robert E. Burns has served as Executive Vice President and Co-Chief Operating Officer of Atrium Corporation and Atrium Companies, Inc. since December 2001 and Chief Operating Officer of Aluminum Operations of Atrium Companies, Inc. since December 2000. Mr. Burns joined Atrium Companies, Inc. in January 2000 as Senior Vice President of Operations in which capacity he served until December 2000. Prior to that, Mr. Burns was Vice President of Operations of Baldwin Hardware, a division of Masco Corp. (NYSE: MAS), from March 1996. Prior to joining Masco Corp., Mr. Burns was a management consultant with Universal Scheduling Company.

      C. Douglas Cross has served as Executive Vice President and Co-Chief Operating Officer of Atrium Corporation and Atrium Companies, Inc. since December 2001 and Chief Operating Officer of Vinyl Operations of Atrium Companies, Inc. since October 2000. Prior to October 2000, Mr. Cross was President and Chief Operating Officer of Ellison Windows and Doors since 1988. Mr. Cross had been with Ellison Windows and Doors since 1985. Prior to that, he was a commercial loan officer with First Union Bank.

      Philip J. Ragona has served as Senior Vice President, General Counsel and Secretary of Atrium Corporation and Atrium Companies, Inc. since September 2002. Prior to joining us, Mr. Ragona was an associate with the law firm of Paul, Hastings, Janofsky & Walker LLP from 1995 to 2002, and with the law firm of Cahill Gordon & Reindel from 1992 to 1995. Mr. Ragona is a member of the New York State Bar Association and the Dallas Bar Association.

      D.D. “Gus” Agostinelli has served as Senior Vice President of Human Resources of Atrium Corporation and Atrium Companies, Inc. since March 2002. Mr. Agostinelli also served as Vice President of Human Resources from January 2001 to March 2002. Prior to joining us, Mr. Agostinelli was Principal of DDA Associates from October 1999 to January 2001 and Vice President of Human Resources for Dal-Tile International from January 1998 to October 1999. Mr. Agostinelli has held senior level human resources positions with Alcoa Fujikura, Ltd, PPG Industries and American Can International.

      Jeffrey L. Kenner has served as a Director of Atrium Corporation and Atrium Companies since December 2003. Mr. Kenner is President of Kenner & Company, Inc., a private equity investment firm, which he founded in 1986. Prior to founding Kenner & Company, Mr. Kenner was the President of the leveraged buyout and venture capital affiliate of another investment firm. Mr. Kenner has extensive experience in making equity investments in a wide range of businesses and is an active member of the Board of Directors of all Kenner & Company portfolio companies. Prior to his involvement in the investment business, Mr. Kenner spent 12 years as a management consultant with Price Waterhouse & Co.

      Larry T. Solari has served as a Director of Atrium Corporation and Atrium Companies since December 2003. Mr. Solari is an operating partner with Kenner & Company, Inc., and also a consultant to Masco Corporation. Mr. Solari is the past Chairman, Chief Executive Officer, and founder of BSI Holdings, Inc., the largest supplier of builder services in North America. BSI was sold to Masco (NYSE: MAS) in 2001. Prior to starting BSI, Mr. Solari was Chairman and Chief Executive Officer of Sequentia Incorporated (a past Kenner & Company portfolio company), a manufacturer and marketer of panel products for the building material industry, and President of the Construction Products Group of Owens Corning, serving the contracting and global building material retail markets. Mr. Solari is a Director of Beazer Homes, USA; past Director and Vice Chairman of Therma-Tru Corporation, a leading manufacturer of exterior fiberglass doors and a past Kenner portfolio company; Director of Pacific Coast Building Products; Director of Aneco Electrical Construction; Director of Performance Contracting Group; and Director of Trustile Doors, Inc.

      Mark L. Deutsch has served as a Director of Atrium Corporation and Atrium Companies since December 2003. Mr. Deutsch is Managing Partner at Kenner & Company, Inc., which he joined in 1994. From 1991 to 1993, Mr. Deutsch was a Principal at Fieldstone Private Capital Group, L.P., an investment banking firm where he was primarily responsible for developing and maintaining relationships with leveraged buyout firms and other financial institutions. From 1986 to 1991, Mr. Deutsch was a Vice President at BT Securities Corporation, a wholly owned subsidiary of Bankers Trust (now Deutsche Bank), where he was responsible for equity investments made by Bankers Trust as a principal. Previously, Mr. Deutsch was an accountant for KPMG Peat Marwick. Mr. Deutsch is a current or past director of Therma-Tru Corporation, BSI Holdings, Aneco Electrical Construction and Sequentia Incorporated. Mr. Deutsch is a certified public accountant.

      Justin S. Maccarone has served as a Director of Atrium Corporation and Atrium Companies since December 2003. Mr. Maccarone is a Partner at UBS Capital Americas LLC, a private equity business affiliated with UBS AG. Since joining UBS Capital in 1993, Mr. Maccarone has overseen and participated in private equity transactions across a wide variety of industries including building products, distribution and logistics, automotive parts and business services. He currently serves on the Board of Directors of Communications Supply Corporation and Trussway Holdings, Inc. His previous Board experience includes Behr Process Corporation, Trident Holdings, Inc. and Astor Corporation. Prior to joining UBS Capital Americas LLC, Mr. Maccarone worked at GE Capital Corporation, specializing in merchant banking and leveraged finance, and in the leveraged finance group at HSBC/Marine Midland Bank.

      Nathan C. Thorne has served as a Director of Atrium Corporation and Atrium Companies since December 2003. Mr. Thorne is a Managing Director of Merrill Lynch & Co., Inc. and since 2002 has served as the President of the Global Private Equity Division of Merrill Lynch. Mr. Thorne was a Managing Director in the private equity division of Merrill Lynch from 1994 to 2002.

      Charles W. Schmid has been Chairman and Chief Executive Officer of TruStile Doors, a custom door manufacturing company, since 2003, and has been a Partner at CSG Partners since 2001. Prior to that, Mr. Schmid was Executive Vice President and a member of the board of directors of Andersen Windows, Inc. from 1997 to 2001. He has also served as Executive Vice President of Jostens, President and Chief Operating Officer of Carlson Companies Marketing and Travel Groups, Senior Vice President of Marketing and Sales of Miller Brewing Company, and Executive Vice President of the Seven-Up Company.

Audit Committee

      Our audit committee consists of Jeffrey L. Kenner (Chairman), Charles W. Schmid and Justin S. Maccarone. The Company’s Board of Directors has determined that each of Messrs. Kenner, Schmid and Maccarone are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K and that none of Messrs. Kenner, Schmid and Maccarone are “independent” as that term is used in Item 401(h) of Regulation S-K. However, none of the members of our Audit Committee are members of management and we believe that our audit committee has the ability to perform its duties and functions independently of management.

      Among other functions, our audit committee monitors:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our public auditor’s qualifications and independence; and

•	the performance of our public auditors.

      In addition, our audit committee has the sole authority to appoint or replace the public auditors, and must pre-approve all audit engagement fees and terms.

Compensation Committee

      Our compensation committee consists of Larry T. Solari (Chairman), Jeffery L. Kenner, Justin S. Maccarone and Nathan C. Thorne. The compensation committee makes recommendations to our board of directors regarding the following matters:

•	annual EBITDA and bonus performance standards and thresholds for our executive officers and members of our senior management;

•	any amendment, modification or renewal of an employment agreement between the Company and an executive officer; and

•	the administration of our stock option plans and defined contribution plans.

Non-Employee Director Compensation

      Each of our non-employee directors receives annual cash compensation of $25,000. All directors are reimbursed for any expenses incurred in attending meetings. A director who is also an employee of Atrium does not receive any additional compensation for serving as a director.

Executive Compensation and Other Information

      The following table provides certain summary information for each of the years ended December 31, 2003, 2002 and 2001, concerning compensation paid to or accrued by us for or on behalf of our Chief Executive Officer and the four other most highly compensated persons whose individual combined salary and bonus exceeded $100,000 during such period:

Annual Compensation

					Long-Term
					Compensation
				Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position(*)	Year	Salary($)	Bonus ($)(1)	($)(2)	Options(#)(3)	($)(5)

Jeff L. Hull	2003	425,000	5,682,500	90,560	7,750	10,521
Chairman, President and	2002	325,000	330,000	—	—	—
Chief Executive Officer	2001	300,000	275,625	—	—	—
Eric W. Long	2003	192,500	427,192	—	1,375	—
Executive Vice President and	2002	185,000	88,000	—	150	—
Chief Financial Officer	2001	175,000	59,063	—	—	—
Robert E. Burns	2003	232,500	417,994	—	1,375	2,252
Executive Vice President and	2002	225,000	115,625	—	100	—
Co-Chief Operating Officer	2001	200,000	78,750	—	—	—
C. Douglas Cross	2003	232,500	248,392	—	1,010	—
Executive Vice President and	2002	225,000	106,250	—	50	—
Co-Chief Operating Officer	2001	200,000	78,750	—	—	—
Philip J. Ragona(4)	2003	187,500	165,000	—	300	—
Senior Vice President and	2002	46,250	25,000	—	300	—
General Counsel	2001	—	—	—	—	—

(1)	Amount includes bonuses paid in connection with the December 2003 transaction. See Certain Transactions — Management Closing Bonuses.

(2)	Perquisites related to insurance and benefit plans, automobile and expense allowances are excluded since the aggregated amounts are the lesser of $50,000 or 10% of the total annual salary; except for Mr. Hull in 2003, who received $3,727 in medical insurance premiums, $3,723 in disability insurance premiums, $15,010 in life insurance premiums, $30,600 in automobile allowance, $35,000 of professional fees reimbursement and $2,500 in a 401K matching contribution.

(3)	All share amounts are for options or warrants of Atrium Corporation.

(4)	Amounts paid to Mr. Ragona in fiscal 2002 represent compensation for less than a full year’s service, as he joined the Company in September 2002. No compensation was paid to Mr. Ragona in 2001.

(5)	Amounts represent window products provided to each officer free of charge. These amounts are included in the respective officers’ taxable wages.

*	Section 162(m) of the Internal Revenue Code limits the deductibility of employee compensation of publicly held corporations that exceed $1 million per officer in any one year. Since Atrium Corporation is not publicly traded, this provision does not apply to the named officers. Additionally, Internal Revenue Code Section 280G limits deductibility of certain “parachute” payments and Section 4999 imposes an excise tax of 20% on the employee receiving such “parachute payments.” Prior to the merger, our stockholders approved the lump-sum payments to Mr. Hull and Mr. Ellison (see Certain Transactions — Consulting Agreement) and we believe all payments are deductible for federal income tax purposes.

Option Grants During 2003

      The following table sets forth option grants to the named executive officers during the year ended December 31, 2003.

Individual Grants

	Number of	% of Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Options	Employees	Exercise or		for Option Term(4)
	Granted	in Fiscal	Base Price	Expiration
Name	(#)(1)(2)	Year	($/SH)	Date(3)	5%($)	10%($)

Jeff L. Hull	4,000	22.7%	0.01	12/10/13	6,515,539	10,374,930
	3,750	21.3%	1,000.00	12/10/13	2,358,355	5,976,534

	7,750	44.0%			8,873,894	16,351,464

Eric W. Long	125	0.7%	0.01	12/10/13	203,611	324,217
	1,250	7.1%	1,000.00	12/10/13	786,118	1,992,178

	1,375	7.8%			989,729	2,316,395

Robert E. Burns	125	0.7%	0.01	12/10/13	203,611	324,217
	1,250	7.1%	1,000.00	12/10/13	786,118	1,992,178

	1,375	7.8%			989,729	2,316,395

C. Douglas Cross	135	0.8%	0.01	12/10/13	219,899	350,154
	875	5.0%	1,000.00	12/10/13	550,283	1,394,525

	1,010	5.8%			770,182	1,744,679

Philip J. Ragona	300	1.4%	1,000.00	12/10/13	188,668	478,123

(1)	Includes warrants issued to Mr. Hull. See Certain Transactions — Hull Warrants.

(2)	All warrants and options are for the common stock of Atrium Corporation.

(3)	Options with a strike price of $.01 vest ratably on a monthly basis over 3 years or upon a change of control, except for 4,000 shares of Mr. Hull’s, which were fully vested February 1, 2004. Options with a strike price of $1,000.00 vest ratably on a monthly basis over 5 years or upon a change of control.

(4)	The assumed rates are compounded annually for the full terms of the options. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises and Fiscal-Year-End Option Values

      The following table sets forth option exercises by the named executive officers and value of in-the-money unexercised options held at December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at FY-End(#)		Money Options at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

Jeff L. Hull	500	50,000	—	7,750	—	3,999,960
Eric W. Long	170	126,575	—	1,375	—	124,998
Robert E. Burns	200	125,000	—	1,375	—	124,998
C. Douglas Cross	550	134,750	—	1,010	—	134,998
Philip J. Ragona	—	—	—	300	—	—

(1)	Calculated by multiplying the relevant number of unexercised options by the difference between the stock price for the Company’s common stock on December 31, 2003 of $1,000.00 per share and the exercise price of the options.

2003 Stock Option Plan

      Atrium Corporation adopted the Atrium Corporation 2003 Stock Option Plan on December 10, 2003, which provides for the grant of options to purchase common stock of Atrium Corporation to our key employees and eligible non-employees. The stock option plan provides for the grant of options to purchase up to 14,000 shares of common stock of Atrium Corporation. Immediately following the consummation of the merger, a total of 8,750 options to purchase shares of common stock of Atrium Corporation were outstanding under the stock option plan.

      Options granted under the stock option plan have a term of ten years from the date of grant and vest in equal installments either on the annual anniversary of grant or on the last day of each month over a period of five years, subject to continued employment. No option is exercisable until it has vested.

      Upon termination of the optionee for cause or voluntary termination by the optionee without good reason, all unvested options are automatically forfeited. Upon a change of control, as defined in the stock option plan, all outstanding options issued under the stock option plan shall be automatically vested and be exercisable in full. Upon termination of employment of an optionee for any reason or if a sale of the company, as defined in the stock option plan, occurs, Atrium Corporation has the right to purchase all or any portion of the optionee’s vested options and any shares of common stock of Atrium Corporation held by the optionee as a result of the exercise of an option.

      The stock option plan provides that, unless specifically approved otherwise, all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. All options granted to date under the stock option plan are nonqualified options. Options are not transferable other than in accordance with the laws of descent and distribution. All shares of common stock issued upon exercise of options are subject to a right of first refusal that provides Atrium Corporation or its designee with the right to purchase such shares in the event of any proposed transfer thereof by the optionee.

Replacement Stock Option Plan

      Atrium Corporation adopted the Atrium Corporation Replacement Stock Option Plan on December 10, 2003, which provides for the grant of options to purchase Atrium Corporation’s common stock in replacement of outstanding options issued under Atrium Corporation’s previous stock option plan. The replacement plan provides for the grant of up to 1,105 options to purchase shares of common stock of Atrium Corporation, all of which were outstanding as of December 31, 2003. Options granted under the replacement plan have a term of ten years from the date of grant, subject to continued employment, and vest ratably over a period of three years on the last day of each month during such period. No option is exercisable until it is vested. These options have an exercise price of $0.01 per share.

      Upon termination of an optionee’s employment for any reason or upon sale of the Company, Atrium Corporation has the right to repurchase all or any portion of the replacement options held by the optionee.

      The replacement plan provides that all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. Replacement options are not transferable other than in accordance with the laws of descent and distribution by an optionee, except that options may be transferred to any optionee’s family members or personal representative.

      As a condition to the grant of the replacement options, each holder of a replacement option was required to execute a buy-sell agreement containing certain repurchase provisions.

Bonus Plan

      We maintain a bonus plan providing for annual cash bonus awards to certain key employees. Bonus amounts are based on us meeting certain performance goals established by our board of directors.

Other Benefit Programs

      Our executive officers also participate in other employee benefit programs including health insurance, disability insurance, group life insurance, and a 401(k) plan on the same basis as our other employees.

Employment Agreements

Mr. Hull

      Mr. Hull has entered into an employment agreement with us pursuant to which he serves as Chairman, Chief Executive Officer and President of the Company and Atrium Corporation. The term of the employment agreement commenced on December 10, 2003 and terminates on December 31, 2006. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Hull’s employment agreement, he is entitled to receive an annual base salary of: $475,000 during the period beginning on January 1, 2004 and ending on December 31, 2004; $525,000 during the period beginning on January 1, 2005 and ending on December 31, 2005 and $600,000 during the period beginning on January 1, 2006 and ending on December 31, 2006. Mr. Hull’s salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Hull may receive an annual target bonus equal to $450,000, $500,000 and $600,000 for the same respective periods; 50% of which is payable contingent on achievement of our EBITDA plan and 50% of which is payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

      The agreement also provides that we will make certain additional payments to Mr. Hull in the event:

•	Mr. Hull is terminated by us without cause;

•	Mr. Hull’s employment is terminated in connection with a change of control;

•	Mr. Hull terminates his employment for good reason; or

•	Mr. Hull remains employed by us on the 12-month anniversary of a change of control. Mr. Hull will be eligible for a retention bonus of $475,000 on December 10, 2004, if he is still employed by us on that date.

      Pursuant to the agreement, Mr. Hull agreed not to compete with our subsidiaries and us during his employment with us and for certain specified periods thereafter, depending on the reason for his termination of employment.

Mr. Long

      Mr. Long has entered into an employment and non-competition agreement with us pursuant to which he serves as our Executive Vice President and Chief Financial Officer. Mr. Long’s employment agreement has a three-year term, which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Long’s employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $192,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $200,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $200,000. Mr. Long’s salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Long may receive an annual target bonus equal to $105,000, $110,000 and $125,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

      The agreement also provides that we will make certain payments to Mr. Long in the event:

•	Mr. Long is terminated by us without cause;

•	of a change of control;

•	Mr. Long terminates his employment for good reason; or

•	Mr. Long remains employed by us on the 12-month anniversary of a change of control. Mr. Long will be eligible for a retention bonus of $200,000 on December 10, 2004, if he is still employed by us on that date.

      Pursuant to the agreement, Mr. Long agreed not to compete with our subsidiaries and us for certain specified periods.

Mr. Burns

      Mr. Burns has entered into an employment and non-competition agreement with us pursuant to which he serves as our Co-Chief Operating Officer. Mr. Burn’s employment agreement has a three-year term, which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Burns’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $232,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $240,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $250,000. Mr. Burns’ salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Burns may receive an annual target bonus equal to $132,500, $140,000 and $150,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

      The agreement also provides that we will make certain payments to Mr. Burns in the event:

•	Mr. Burns is terminated by us without cause;

•	of a change of control; or

•	Mr. Burns terminates his employment for good reason.

      Pursuant to the agreement, Mr. Burns agreed not to compete with us and our subsidiaries for certain specified periods.

Mr. Cross

      Mr. Cross has entered into an employment and non-competition agreement with us pursuant to which he serves as our Co-Chief Operating Officer. Mr. Cross’ employment agreement has a three-year term, which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Cross’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2003 and ending on December 31, 2003, $232,500, during the period beginning on January 1, 2004 and ending on December 31, 2004, $240,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $250,000. Mr. Cross’ salary is subject to increase at the discretion of the board of directors. The agreement provides that Mr. Cross may receive an annual target bonus equal to $132,500, $140,000 and $150,000 for the same respective periods of which, 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

      The agreement also provides that we will make certain payments to Mr. Cross in the event:

•	Mr. Cross is terminated by us without cause;

•	of a change of control; or

•	Mr. Cross terminates his employment for good reason.

      Pursuant to the agreement, Mr. Cross agreed not to compete with us and our subsidiaries for certain specified periods.

Mr. Ragona

      Mr. Ragona has entered into an employment and non-competition agreement with us pursuant to which he serves as our Senior Vice President and General Counsel. Mr. Ragona’s employment agreement has a three-year term, which commenced September 30, 2002. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Ragona’s employment agreement, he is entitled to receive an annual base salary of $187,500, as adjusted. Mr. Ragona’s salary is subject to increase at the discretion of the board of directors. The agreement also provides that Mr. Ragona may receive an annual target bonus equal to $100,000 for each annual period, of which 75% will be payable contingent on achievement of our EBITDA plan and 25% will be payable contingent on achievement of certain other performance targets set by the board of directors. The annual target bonus is subject to increase at the discretion of the board of directors.

      The agreement also provides that we will make certain payments to Mr. Ragona in the event:

•	Mr. Ragona is terminated by us without cause;

•	of a change of control; or

•	Mr. Ragona terminates his employment for good reason.

      Pursuant to the agreement, Mr. Ragona agreed not to compete with our subsidiaries and us for certain specified periods.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Stockholders Agreement

      Atrium Corporation is party to a stockholders agreement with ATR Acquisition, LLC and ML IBK Positions, Inc. Pursuant to the stockholders agreement, Mr. Hull has been designated Chairman of our board of directors and of the board of directors of Atrium Corporation in accordance with his employment agreement. Each of the other members of our board of directors and the board of directors of Atrium Corporation have been designated by ATR Acquisition, LLC. For more information about the composition of our board of directors see “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement.”

      The stockholders agreement contains customary terms, including terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights, preemptive rights with respect to our capital stock and veto rights with respect to certain corporate actions including but not limited to:

•	a supermajority consent of the members of ATR Acquisition, LLC to approve any sale, merger, or other corporate reorganization or restructuring or transfer of control involving the Company;

•	unanimous consent of the members of ATR Acquisition, LLC to amend the stockholders agreement, the Company’s certificate of incorporation, by-laws or other organizational documents; and

•	unanimous consent of the members of ATR Acquisition, LLC to alter the maximum number of directors comprising the Company’s board of directors.

Management Agreement

      We are party to a management agreement with JLK Operations, Inc., an affiliate of Kenner & Company, Inc., for management and financial advisory services and oversight to be provided to us and our subsidiaries. Pursuant to the management agreement, we have agreed to pay to JLK Operations, Inc. an annual advisory fee of $250,000 plus expenses, payable on a quarterly basis in advance. Payment of the annual fee under the management agreement is subject to the terms of our credit and financing arrangements.

      Atrium Corporation paid Kenner & Company, Inc. and/or its affiliates a one-time transaction fee of $8.0 million upon consummation of the merger.

      In addition, Atrium Corporation paid a transaction fee of $1.0 million to UBS Capital Americas, LLC and Merrill Lynch Global Partners, Inc. in connection with and upon the consummation of the merger.

Limited Liability Company Agreement

      ATR Acquisition, LLC has entered into a limited liability company agreement with KAT Holdings, L.P., UBS Capital Americas II, LLC, ML IBK Positions, Inc. and certain other entities. Pursuant to the limited liability company agreement, ATR Acquisition, LLC agreed to exercise its rights under the Atrium Corporation stockholders agreement to elect to our board of directors and the board of directors of Atrium Corporation. Two members are designated by KAT Holdings, L.P., one member is designated by UBS Capital Americas II, LLC and one member is designated by ML IBK Positions, Inc. In addition, Mr. Hull was designated chairman of our board of directors and of the board of directors of Atrium Corporation and the remaining two members have been initially designated by KAT Holdings, L.P., but each of UBS Capital Americas II, LLC and ML IBK Positions, Inc. are entitled to approve any change thereof. The limited liability company agreement contains affirmative and negative covenants and terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights and preemptive rights and veto rights with respect to certain corporate actions, including but not limited to:

•	a supermajority consent of the members of ATR Acquisition, LLC to approve any sale, merger, or other corporate reorganization or restructuring or transfer of control involving the Company;

•	unanimous consent of the members of ATR Acquisition, LLC to amend the stockholders agreement, the Company’s certificate of incorporation, by-laws or other organizational documents; and

•	unanimous consent of the members of ATR Acquisition, LLC to alter the maximum number of directors comprising the Company’s board of directors.

Buy-Sell Agreements

      In connection with the merger, Atrium Corporation entered into buy-sell agreements with Messrs. Hull, Long, Burns, Cross, and Ragona, together with certain other members of our management who have been granted options pursuant to the replacement plan and pursuant to the 2003 plan under which Atrium Corporation may, upon a sale of the company, as defined in the buy-sell agreement, or upon the termination of their employment, repurchase from those persons all or any portion of the shares of Atrium Corporation’s common stock acquired or that could be acquired upon exercise of such options, and in Mr. Hull’s case, warrants, or shares of common stock or certain common stock equivalents, as defined in the buy-sell agreements, as otherwise may have been acquired from Atrium Corporation. The purchase price for the shares subject to this repurchase will depend on the circumstances of the repurchase. In the event of a termination of employment by the employer for cause or by the employee without good reason, the purchase price will be the lesser of the purchase price per share, as defined in the buy-sell agreement, and the fair market value per share, as defined in the buy-sell agreement, as of the date of such termination of employment. In the event the termination is for any reason other than cause or without good reason, the purchase price per share will be the greater of the purchase price per share and the fair market value per share. Upon a sale of the company, Atrium Corporation may repurchase the shares for a purchase price per share equal to that received by all other stockholders in connection with a sale of the company.

      In addition, the agreements provide that, in the event that Atrium Corporation does not elect to exercise its repurchase option, the members of our management party thereto have the right to require Atrium Corporation to repurchase, upon a sale of the company or upon any termination of the stockholder’s employment for any reason, or as a result of the employee’s death or disability, the following equity securities held by them:

•	all shares of common stock

•	all vested and unvested options under the Replacement Plan

•	all vested options under the 2003 Plan

•	all vested warrants

      In each case the purchase price will be the purchase price that would have otherwise been payable by Atrium Corporation had it exercised its repurchase rights as described above. All payments of purchase price under the buy-sell agreements by Atrium Corporation are subject to the terms of our credit and financing arrangements. The buy-sell agreements also provide certain “drag-along” rights to Atrium Corporation and certain “tag-along” rights to the stockholder with respect to his or her shares of common stock.

Hull Warrants

      In connection with the merger and entry into his employment agreement, Mr. Hull was granted warrants to purchase 7,750 shares of Atrium Corporation’s common stock. 4,000 of these shares were fully vested on February 1, 2004 and were exercised on February 27, 2004 at an exercise price of $.01 per share. With respect to the remaining 3,750 shares, the warrant vests ratably on a monthly basis over a five-year period and has an exercise price of $1,000 per share. Notwithstanding the foregoing, all of the warrants will immediately vest upon a sale of the Company.

Indemnification Agreements

      In connection with the merger, we entered into or will enter into indemnification agreements with Messrs. Hull, Long, Burns, Cross, Ragona, Kenner, Solari, Deutsch, Maccarone, Thorne and Schmid, pursuant to which we will indemnify them if any of them becomes a party to or other participant in any threatened, pending or completed action, suit or proceeding relating to the fact that such person is or was our director, officer, employee, agent or fiduciary.

Management Closing Bonuses

      In connection with the completion of the merger, we paid closing bonuses to certain members of our management in an aggregate amount equal to $6,236,070, which included payments to Messrs. Hull, Long, Burns, Cross and Ragona of $5,300,000, $326,786, $288,392, $138,392 and $75,000, respectively.

Consulting Agreement

      The Company entered into a consulting, noncompetition and nonsolicitation agreement with John Ellison, the former owner of Ellison. The term of the agreement commenced October 25, 2000, was amended in June 2001 and was terminated in connection with the merger. Under this agreement, Mr. Ellison provided the Company with consulting services with respect to the matters of Ellison, as well as various strategies for expanding the Company’s customer base and increasing its sales. During the term of his agreement, Mr. Ellison was to receive payments in the aggregate amount of $2,600,000 payable in 18 installments of $12,000 each, on the fifteenth and last day of each month and 150 installments of $16,000 on the fifteenth and last day of each month beginning on July 31, 2001 and continuing thereafter to and including October 15, 2007. The Company paid Mr. Ellison $1,226,000 to terminate the agreement on December 10, 2003.

Facility Leases and Other Related Party Transactions

      Our subsidiary, R.G. Darby Company, Inc. is party to a facilities lease agreement with Mr. R.G. Darby, a former stockholder of Darby and the father of Mr. Cliff Darby, President of Darby. Pursuant to the terms of the lease, we pay Mr. R.G. Darby approximately $26,444 per month. The lease term is 10 years. Rent expense paid to Mr. R.G. Darby was approximately $317,300 in 2003. Additionally, we lease property on a month-to-month basis from Mr. Cliff Darby. Amounts paid under this arrangement were $22,000 in 2003.

      Our subsidiary, Thermal Industries, Inc. is party to two facility lease agreements with, among others, Eric and Jeanne Rascoe, the parents of David and Todd Rascoe, President and Vice President, respectively, of Thermal. Pursuant to the terms of the lease, we pay the landlords an aggregate total of approximately $13,000 per month. The term of the lease is four years. Rent expense paid under this lease was approximately $161,900 in 2003.

      Our subsidiary, MD Casting, Inc. is party to a facilities lease agreement with JLT Realty, LTD, an affiliate of Jerry Trickel, an employee of MD Casting and the father of Lyn Trickel, General Manager of MD Casting. Pursuant to the terms of the lease, we pay JLT Realty approximately $4,000 per month. The lease term is 5 years. Rent expense paid to JLT Realty was approximately $44,000 in 2003.

      Our subsidiary, Aluminum Screen Manufacturers, Inc. is party to three facility lease agreements with Aluma Properties, L.P., an affiliate of Donald Rauschuber, General Manager of Aluminum Screen. Pursuant to the terms of the three leases, we pay Aluma Properties an aggregate total of approximately $27,000 per month. The lease terms of each of the three leases are 10 years. Rent expense paid to Aluma Properties under these three leases was approximately $81,000 in 2003.

      Our subsidiary, Superior Engineered Products Corporation is party to three facility lease agreements with Corsair Limited Partnership, an affiliate of David Oddo, President and General Manager of Superior, and is party to an additional facility lease agreement with Paul and Angeline Oddo, former shareholders of Superior and the parents of David Oddo. Pursuant to the terms of the four leases, we pay the landlords an aggregate total of approximately $147,000 per month. The lease terms of each of the four leases are 3 years. As the acquisition occurred on December 31, 2003, there was not any expense recorded on the Company’s financials during 2003.

      Mr. Hull reimbursed us in the amount of $6,600 for personal use of our corporate aircraft in 2003. This amount represented the actual cost of his personal usage.

BENEFICIAL OWNERSHIP

      We are a wholly-owned subsidiary of Atrium Corporation. The following table sets forth certain information regarding the beneficial ownership of Atrium Corporation common stock as of March 30, 2004, by each person who beneficially owns more than 5% of the outstanding common stock of and by the directors and certain executive officers of Atrium Corporation. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock of Atrium Corporation.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Number of Shares
	Beneficially	Percentage of Shares
Name of Beneficial Owner	Owned(1)	Outstanding

5% Stockholders:
ATR Acquisition, LLC	251,453	92.5
c/o Kenner & Company, Inc. 437 Madison Avenue, 36th Floor New York, NY 10022
ML IBK Positions, Inc.(2)	10,646	3.9
Global Private Equity Group 4 World Financial Center, 23rd Floor New York, NY 10080
Executive Officers and Directors:(3)
Jeff L. Hull(4)	4,313	1.6
Eric W. Long(4)	121	*
Robert E. Burns(4)	121	*
C. Douglas Cross(4)	207	*
Philip J. Ragona(4)	50	*
D.D. “Gus” Agostinelli(4)	62	*
Jeffrey L. Kenner(5)	251,453	92.5
Larry T. Solari	—	*
Mark L. Deutsch	—	*
Justin S. Maccarone(6)	251,453	92.5
Nathan C. Thorne(7)	262,100	96.4
Charles W. Schmid	—	*
All directors and executives officers as a group (12 persons)	266,974	97.9

*	Less than 1%.

(1)	Includes all securities that such person has the right to acquire beneficial ownership of within 60 days of March 30, 2004.

(2)	ML IBK Positions, Inc. is included as a “5% stockholder” because, in addition to its 3.9% direct ownership, it also owns 18.6% of the interests in ATR Acquisition, LLC, Atrium Corporation’s majority stockholder.

(3)	The business address for these individuals is 3890 West Northwest Highway, Suite 500, Dallas, Texas 75220.

(4)	Includes 313, 121, 121, 92, 25 and 12 shares of common stock issuable upon exercise of warrants or options granted to Messrs. Hull, Long, Burns, Cross, Ragona and Agostinelli, respectively.

(5)	Represents 251,453 shares owned by ATR Acquisition, LLC. KAT Holdings, L.P. and KAT Group, L.P. respectively own approximately 46.1% and 0.5% of the interests in ATR Acquisition, LLC. Mr. Kenner is

President of JLK Operations, Inc. which is the general partner of KAT Group, L.P. which is the general partner of KAT Holdings, L.P. Mr. Kenner is partner in KAT Group, L.P. Voting and dispositive power with respect to the shares of Atrium Corporation’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML IBK Positions, Inc., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Kenner disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC.

(6)	Represents 251,453 shares owned by ATR Acquisition, LLC. Mr. Maccarone is a Partner of UBS Capital Americas LLC, the advisor to UBS Capital Americas II, LLC, which owns approximately 28.6% of the interests in ATR Acquisition, LLC. Voting and dispositive power with respect to the shares of Atrium Corporation’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML IBK Positions, Inc., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Maccarone disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC.

(7)	Represents 251,453 shares owned by ATR Acquisition, LLC and 10,646 shares owned by ML IBK Positions, Inc. ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 respectively own approximately 18.6% and 6.2% of the interests in ATR Acquisition, LLC. Mr. Thorne is the President of ML IBK Positions, Inc. and Merrill Lynch Ventures, LLC which is the general partner of Merrill Lynch Ventures L.P. 2001. Voting and dispositive power with respect to the shares of Atrium Corporation’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML IBK Positions, Inc., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Thorne disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC and/or ML IBK Positions, Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

      We, Atrium Corporation and all of our domestic subsidiaries other than our special purpose finance subsidiary are parties to a senior secured credit facility on the closing date of the offering of the outstanding notes. CIBC World Markets Corp. and UBS Securities LLC arranged the senior secured credit facility to a group of financial institutions in consultation with us. UBS Securities LLC acts as the syndication agent and Canadian Imperial Bank of Commerce acts as the administrative and collateral agent.

      The following is a description of the principal terms of the senior secured credit facility.

      Structure. The senior secured credit facility consists of a revolving credit facility in the amount of $50.0 million, which includes a $20.0 million sublimit for the issuance of letters of credit and a $10.0 million sublimit for swing line loans, and a term loan facility in the amount of $180.0 million. Subject to certain conditions, we may increase the term loan facility and/or the revolving credit facility by an aggregate amount of up to $100.0 million within two years of the closing date of this offering.

      Guarantees; Security. Atrium Corporation and all of our existing and future, direct and indirect domestic subsidiaries other than our special purpose finance subsidiary unconditionally guaranteed our obligations under the senior secured credit facility. In addition, our obligations under the senior secured credit facility and the obligations of guarantors under the guarantees are secured by substantially all of our assets, and each guarantor’s assets, including:

•	a first priority perfected security interest in all of the capital stock of each of our direct and indirect domestic subsidiaries and 65% of the capital stock of each foreign subsidiary directly owned by us or any of our domestic subsidiaries;

•	a first priority perfected security interest in substantially all of our other present and future assets and properties, including, without limitation, accounts receivable, inventory, machinery, equipment, contracts, domestic intellectual property, license rights, and general intangibles.

      Maturity/ Amortization. We must repay in full all amounts outstanding under the revolving credit facility on the earlier of the date that is five years from the closing date of this offering and the date on which the term loans are repaid in full. The term loan facility matures on the date that is five years following the closing date of this offering; provided that the term loan facility will mature on the date that is seven years following the closing date of this offering if all of the outstanding notes and the notes offered hereby are refinanced prior to November 15, 2008 on terms reasonably acceptable to the majority lenders under the senior secured facility. The term loan facility amortizes at the end of each fiscal quarter in quarterly installments over the first four years, or six years if a maturity extension occurs, in an amount equal to 1% per annum of the original principal amount of term loans with the balance paid in equal quarterly installments in the final year before maturity. If the term loans are increased, then the remaining amortization payments shall be ratably increased. Loans outstanding under both the term loan facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty, other than breakage costs.

      Interest. The outstanding revolving loans and term loans bear interest at an interest rate equal to the London inter-bank offered rate (“LIBOR”) plus an applicable margin or, at our option, the Base Rate (which is the higher of (i) the Canadian Imperial Bank of Commerce prime rate and (ii) the Federal Funds rate plus 0.50%) plus an applicable margin. Each outstanding swing line loan bears interest at the Base Rate plus an applicable margin. The applicable margins are currently expected to be 1.75% for Base Rate Loans and 2.75% for LIBOR Loans, in each case outstanding under the term loan facility, and 2.00% for Base Rate Loans and 3.00% for LIBOR Loans, in each case outstanding under the revolving credit facility, with potential stepdowns with respect to loans outstanding based on our consolidated total leverage ratio. A default rate equal to 2.00% above the otherwise applicable interest rate will apply on past due amounts in the event of a payment default under the senior secured credit facility.

      Mandatory Prepayments. Our senior secured credit facility must be prepaid in an amount equal to:

•	100% of the net cash proceeds of all asset sales by any obligor or any of its subsidiaries (including sales of stock of subsidiaries), subject to certain exceptions and reinvestment provisions;

•	100% of the net cash proceeds from the issuance of any debt or preferred stock (excluding certain permitted debt) by any obligor or any of its subsidiaries;

•	50% of the net cash proceeds from the issuance of equity by us or any parent entity of ours or the receipt of a capital contribution by any obligor or any of its subsidiaries, with certain exceptions;

•	100% of the net cash proceeds from all casualty events at any obligor or any of its subsidiaries, subject to certain exceptions and reinvestment provisions; and

•	75% of our excess cash flow, subject to stepdown based on our consolidated total leverage ratio.

      Fees. We are required to pay the following fees under our senior secured credit facility:

•	an annual commitment fee of 0.50% on the unused portion of the revolving credit facility with potential stepdowns based on our consolidated total leverage ratio;

•	a letter of credit fee on the aggregate stated amount of each letter of credit equal to the applicable margin for LIBOR loans;

•	an annual fronting fee of 0.25% of the aggregate stated amount (or, in the case of documentary letters of credit, the average daily outstanding amount) of each letter of credit; and

•	certain expenses of the lenders and agents.

      Financial Covenants. Our senior secured credit facility contains financial covenants that require us and our subsidiaries to comply with certain financial ratios and tests, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a maximum capital expenditure test.

      Our senior secured credit facility also contains operational covenants and other restrictions that, among other things, subject to certain exceptions and baskets, restrict the ability of each obligor and its subsidiaries to:

•	create liens on assets;

•	engage in mergers, consolidations and sales of assets;

•	incur additional indebtedness and guarantee obligations;

•	pay dividends, redeem stock and prepay and/or redeem other indebtedness;

•	make investments and acquisitions;

•	enter into sale-leaseback transactions; and

•	engage in transactions with affiliates.

      In addition, we and Atrium Corporation are subject to certain restrictions on our business activities.

      Events of Default. Our senior secured credit facility contain customary events of default, including defaults based on:

•	payment defaults;

•	breach of performance of covenants;

•	breach of representations and warranties;

•	defaults under other debt and material agreements;

•	certain events of bankruptcy and insolvency;

•	the entering of material judgments against us;

•	ERISA defaults;

•	the actual or asserted invalidity of certain collateral or guarantees; and

•	change of control.

DESCRIPTION OF THE EXCHANGE NOTES

General

      The exchange notes will be issued under an Indenture, dated as of May 17, 1999 as amended, among the Company, the Guarantors and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee, a copy of which is available upon request to the Company, in a private transaction that is not subject to the registration requirements of the Securities Act. Upon the issuance of the exchange notes, if any, or the effectiveness of a registration statement, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

      The exchange notes, as an additional issuance of 10 1/2% senior subordinated notes due 2009 under the Indenture, are and any additional notes issued in the future will be identical to, and will be pari passu with and treated identically with, the $175,000,000 aggregate principal amount of notes issued May 17, 1999, or the outstanding notes. The exchange notes, the outstanding notes and any additional notes issued in the future will be treated as a single series of notes under the indenture and the exchange notes will trade as a single class of notes with the outstanding notes.

      The following summary of certain provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act, and the exchange notes. The definition of certain terms used in the following summary are set forth below under “Certain Definitions.” For purposes of this section, references to the “Company” refer to Atrium Companies, Inc. and not to any of its subsidiaries.

      Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the Trustee in New York, New York, except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register. Initially, the trustee will act as paying agent and registrar for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the trustee’s corporate trust office. The Company may change any paying agent and registrar without notice to holders of the exchange notes.

      The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Exchange Notes

      The exchange notes will be unsecured, senior subordinated obligations of the Company, and will mature on May 1, 2009.

Interest

      Each exchange note will bear interest at the rate of 10 1/2% per annum payable semiannually on May 1 and November 1 of each year, to holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date. Interest on the exchange notes offered hereby will accrue from December 10, 2003 and will be paid commencing on May 1, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption.

      Except as set forth below, prior to May 1, 2004 the exchange notes are not redeemable. The exchange notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2004, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

Year	Redemption Price

2004	105.250%
2005	103.500%
2006	101.750%
2007 and thereafter	100.000%

Optional Redemption Upon Change of Control

      At any time on or prior to May 1, 2004, the exchange notes may be redeemed as a whole and not in part at the option of the Company upon the occurrence of a Change of Control, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, the date of redemption. Notice of any such redemption must be given not later than 90 days after the occurrence of such Change of Control.

      As used in the preceding paragraph, “Applicable Premium” means, with respect to an exchange note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note on such redemption date and (ii) the excess of (A) the present value at such time of (1) the redemption price of such exchange note on May 1, 2004 (as described above under “Optional Redemption”) plus (2) all required interest payments due on such Note through May 1, 2004, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date.

      As used in the preceding paragraph, “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2004; provided, however, that if the period from such redemption date to May 1, 2004 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to May 1, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

      In the event that less than all of the exchange notes are to be redeemed at any time, selection of exchange notes for redemption shall be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed or, if the exchange notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee will deem fair and appropriate; provided, however that no exchange notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the exchange notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

Ranking and Subordination

      The payment of the principal of, premium, if any, and interest on the exchange notes is subordinated in right of payment, as set forth in the indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment of Permitted Junior Securities and payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “Defeasance” below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of December 31, 2003, the Company had approximately $188.5 million of Senior Indebtedness outstanding, exclusive of unused commitments under our revolving credit facility, none of which is held by the Guarantors, exclusive of their guarantee of approximately $180.0 million of our Senior Indebtedness. Although the indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants — Limitation on Indebtedness” below.

      Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the exchange notes in accordance with the provisions of the Indenture. The exchange notes offered hereby will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, including the outstanding exchange notes. The exchange notes will rank senior to all Subordinated Obligations of the Company.

      The Company may not pay principal of, premium (if any) or interest on the exchange notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase or retire any exchange notes (collectively, “pay the exchange notes”) if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full; provided, however, the Company may pay the exchange notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the immediately preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the exchange notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the exchange notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, and there shall be a period of at least 180 consecutive days in each 360-day period when no Payment Blockage Period is in effect. A non-payment default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period cannot be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days and subsequently recurs.

      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the exchange notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the exchange notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the exchange notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of exchange notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the exchange notes) may recover less, ratably, than holders of Senior Indebtedness.

Guarantees

      Each Guarantor fully and unconditionally guarantees, jointly and severally, to each holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the exchange notes, and of all other obligations of the Company under the Indenture. All of the Company’s Restricted Subsidiaries will be Guarantors on the date the exchange notes offered hereby are issued.

      The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the exchange notes) will be subordinated to Senior Indebtedness of each such Guarantor on substantially the same basis as the exchange notes are subordinated to Senior Indebtedness of the Guarantor. As of December 31, 2003, after giving effect to the Transactions, the Guarantors would have had no Senior Indebtedness outstanding (other than the guarantees of the Guarantors under the Credit Facility). Although the Indenture contains limitations on the amount of additional Indebtedness that the Guarantor may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness of a Guarantor.

      The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

      Notwithstanding the foregoing, but subject to the requirements described under “Certain Covenants — Consolidation, Merger, Sale of Assets, Etc.,” any Guarantee by a Restricted Subsidiary of the exchange notes shall provide by its terms that it (and all Liens (if any) securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer (including, without limitation, by way of merger or consolidation), to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture (including, but not limited to, the covenant described under “Certain Covenants — Limitation on Sale of Assets”) and so long as such Restricted Subsidiary has been or simultaneous with its release under the Guarantee will be unconditionally released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiary. The Company may, at any time, cause a Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the exchange notes by such Subsidiary on the basis provided in the Indenture.

      Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the exchange notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Change of Control

      Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In connection with the Transactions, the Company obtained the consent and waiver of a majority in aggregate principal amount of the outstanding exchange notes such that the acquisition would not constitute a Change of Control.

      Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding exchange notes in connection with such Change of Control, the Company shall mail a notice (the “Change of Control Offer”) to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase each holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its exchange notes purchased.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

      The definition of “Change of Control” includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the exchange notes as described above.

      The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, including due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Credit Facility prohibit the Company’s prepayment of exchange notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Facility and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of exchange notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

Certain Covenants

      The Indenture contains, among others, the following covenants:

Limitation on Indebtedness

      The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness or issue Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue Preferred Stock other than to (and so long as it is held by) the Company or a Wholly-Owned Subsidiary; provided, however, that the Company and a Guarantor may Incur Indebtedness and the Company may issue Disqualified Stock, if on the date thereof and immediately after giving pro forma effect thereto and the use of the proceeds thereof (in accordance with the definition of “Consolidated Coverage Ratio”), the Consolidated Coverage Ratio is at least equal to (i) 2.00:1.00 on or prior to May 1, 2001 and (ii) 2.25:1.00 after May 1, 2001.

      Notwithstanding the foregoing, each and all of the following shall be permitted:

(i) Indebtedness Incurred by the Company or any Guarantor pursuant to the Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof); provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $175.0 million at any time outstanding (provided, that any refinancing of the Credit Facility incurred under the first paragraph of this covenant shall be deemed not to be outstanding under or Incurred pursuant to this clause (i)), less the aggregate principal amount thereof required to be repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit Indebtedness, the commitment to advance the loans repaid has been terminated);

(ii) Indebtedness Incurred by the Company or any Guarantor represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $10.0 million at any time outstanding;

(iii) Permitted Indebtedness; and

(iv) Indebtedness Incurred by the Company or any Guarantor (other than Indebtedness described in clauses (i)-(iii) above) in a principal amount outstanding which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (iv) and then outstanding, will not exceed $20.0 million (it being understood that any Indebtedness Incurred under this clause (iv) shall cease to be deemed Incurred or outstanding for purposes of this clause (iv) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or such Guarantor could have Incurred such Indebtedness under such paragraph without reliance upon this clause (iv)).

      The Indenture also provides that the Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types and such item of Indebtedness may be divided and classified in more than one of such types.

Limitation on Incurrence of Senior Subordinated Indebtedness

      The Indenture provides that the Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior

Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the exchange notes) to the same extent as the exchange notes are subordinated in right of payment to Senior Indebtedness. No Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Senior Indebtedness of such Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Guarantor or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness of such Guarantor (including its Guarantee of the exchange notes) to the same extent as its Guarantee is subordinated in right of payment to Senior Indebtedness of such Guarantor.

Limitation on Restricted Payments

      The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions by a Restricted Subsidiary paid (i) to the Company or a Restricted Subsidiary of the Company and (ii) if such Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis; or

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock); or

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv) make any Investment (other than a Permitted Investment) in any Person (any of the foregoing actions described in clauses (i) through (iv), other than the exclusions therefrom, collectively, “Restricted Payments”), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) immediately after giving pro forma effect to such Restricted Payment, the Company would have been able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described in the first paragraph under “Limitation on Indebtedness”; and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would not exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) the aggregate net cash proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other common equity capital contributions on and subsequent to the Recapitalization Date (less all Restricted Payments made on the Recapitalization Date); plus

(C) the amount by which Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor (other than Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor into or for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or such Restricted Subsidiary that is a Guarantor, as applicable, upon such conversion or exchange to the holders of such Indebtedness on account of such Indebtedness other than on account of interest in respect thereof); plus

(D) the amount equal to the net reduction in Investments (other than Permitted Investments or Investments made pursuant to clause (ix) of the following paragraph) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to a purchaser who is not an Affiliate of the Company and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Net Income.

      The foregoing provisions shall not prohibit the following actions:

(i) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(ii) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that the net cash proceeds from such sale shall be excluded from clause (3)(B) of the preceding paragraph;

(iii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such new Subordinated Obligations (1) do not have a Stated Maturity earlier than the earlier of (x) the Stated Maturity for the exchange notes and (y) the Stated Maturity for the Subordinated Obligations being purchased or redeemed and (2) are expressly subordinated in right of payment to the exchange notes at least to the same extent as the Subordinated Obligations being purchased or redeemed;

(iv) dividends, distributions or loans by the Company to Atrium Holdings to fund the payment of audit, accounting, legal or other similar expenses of Atrium Holdings, to pay franchise or other similar taxes of Atrium Holdings and to pay other corporate overhead expenses of Atrium Holdings, so long as such dividends, distributions or loans are paid as and when needed by Atrium Holdings and so long as the aggregate amount of payments pursuant to this clause (iv) does not in any calendar year exceed $1.0 million;

(v) payments to Atrium Holdings pursuant to the Tax Sharing Agreement;

(vi) so long as no Default has occurred and is continuing or would result therefrom, payments of dividends on the Company’s common stock after an initial public offering of common stock of the Company, Atrium Holdings in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (directly or as a common equity contribution from Atrium Holdings) from shares of common stock sold for the account of the Company, Atrium Holdings, as the case may be (and not for the account of any stockholder), in such initial public offering;

(vii) so long as no Default has occurred and is continuing or would result therefrom, the payment of dividends or distributions to Atrium Holdings (A) in amounts and at the times necessary to permit Atrium Holdings to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Atrium

Holdings, in each case held by officers, directors or employees of Atrium Holdings, the Company or any of the Company’s Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock was issued, (B) to enable Atrium Holdings to redeem or repurchase stock purchase or similar rights in respect of its Capital Stock or (C) to enable Atrium Holdings to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that the amount of such payments pursuant to subclauses (A), (B) and (C) of this clause (vii) after the Issue Date does not exceed $5.0 million in any fiscal year and $10.0 million in the aggregate after the Issue Date;

(viii) so long as (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under “Limitation on Indebtedness”, the payment of dividends to Atrium Holdings after September 30, 2003 in an amount not to exceed the interest then unpaid and accrued on the Atrium Holdings Discount exchange notes at the rate in effect on the Issue Date; provided, however, that no such dividend shall be paid more than one Business Day prior to the due date for such interest; and

(ix) so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments, in addition to those otherwise permitted in clauses (i) through (viii) above, in an aggregate amount not to exceed $5.0 million.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (vi), (vii) and (viii) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (i), (ii), (iii), (iv), (v) and (ix) of the immediately preceding paragraph shall be excluded in such calculation.

      The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, as determined in good faith by the Board of Directors, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Limitation on Transactions with Affiliates

      The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company or of a Restricted Subsidiary (an “Affiliate Transaction”) unless

(a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(b) in the event such Affiliate Transaction (or series of related Affiliate Transactions) involves an aggregate amount in excess of $2.5 million, the terms of such transaction have been approved by at least a majority of the members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in (a) above), and

(c) in the event such Affiliate Transaction (or series of related Affiliate Transactions) involves an aggregate amount in excess of $7.5 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

      The requirements of this covenant shall not apply to (i) any Restricted Payment or other payment or Investment permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments,” (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of the Restricted Subsidiaries, (iv) any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of the Company has any direct or indirect interest in such Restricted Subsidiary), (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements as in existence on the Issue Date, (vii) any employment, noncompetition or confidentiality agreements entered into by the Company or any of the Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of the Company, (ix) the payment of any transaction costs, fees, expenses or other amounts by the Company to certain of its Affiliates in connection with the merger (as such term is defined in the Merger Agreement) or any related financing transaction contemplated thereby and (x) any obligations of the Company in respect of fees payable to any Permitted Holder pursuant to agreements as in effect immediately after the Effective Time of the Merger (as such terms are defined in the Merger Agreement) and (xi) the payment of fees in respect of commercial banking, investment banking, financial advisory or other related services entered into in the ordinary course of business.

Limitation on Capital Stock of Restricted Subsidiaries

      The Indenture provides that the Company will not permit any of the Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of the Restricted Subsidiaries from selling, transferring or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

Limitation on Liens

      The Indenture provides that the Company will not, and will not cause or permit the Restricted Subsidiaries to, directly or indirectly, Incur or permit or suffer to exist any Liens of any kind securing any Senior Subordinated Indebtedness or Subordinated Obligations against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, unless the exchange notes are, or in the case of a Restricted Subsidiary that is a Guarantor, the Guarantee of such Guarantor is, equally and ratably secured with such Senior Subordinated Indebtedness (or, in the case of Subordinated Obligations, prior to such Subordinated Obligations) with a Lien on the same properties and assets securing such Senior Subordinated Indebtedness or Subordinated Obligations, as the case may be, for so long as such Senior Subordinated Indebtedness or Subordinated Obligations, as the case may be, are secured by such Lien, except for Permitted Liens.

Limitation on Sale of Assets

      The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, make any Asset Disposition, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company’s Board of Directors, of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash or Cash Equivalents.

      If all or a portion of the Net Available Cash of any Asset Disposition is not required to be applied to repay permanently any Senior Indebtedness outstanding as required by the terms thereof, or the Company determines not to apply such Net Available Cash to the permanent repayment of the Senior Indebtedness which is required to be prepaid, or if no Senior Indebtedness is outstanding, then the Company or such Restricted Subsidiary may apply such Net Available Cash to acquire Additional Assets within 360 days after the receipt thereof.

      To the extent all or part of the Net Available Cash in respect of any Asset Disposition is not applied within 360 days of the applicable Asset Disposition as described in the immediately preceding paragraph (such Net Available Cash, the “Unutilized Net Available Cash”), the Company shall, within 20 days after the date that is 360 days from the receipt of such Net Available Cash, make an offer to purchase (the “Net Available Cash Offer”) all outstanding exchange notes up to a maximum principal amount (expressed as a multiple of $1,000) of exchange notes equal to the exchange notes Portion of Unutilized Net Available Cash, at a purchase price in cash equal to 100% thereof, plus accrued and unpaid interest thereon, if any, to the purchase date; provided, however, that the Net Available Cash Offer may be deferred until there is aggregate Unutilized Net Available Cash equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Available Cash, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

      In the event that any other Indebtedness of the Company which ranks pari passu with the exchange notes (the “Other Indebtedness”) requires that an offer to repurchase such Indebtedness be made upon the consummation of any Asset Disposition, the Company may apply the Unutilized Net Available Cash otherwise required to be applied to a Net Available Cash Offer to offer to purchase such Other Indebtedness and to a Net Available Cash Offer so long as the amount of such Unutilized Net Available Cash applied to repurchase the exchange notes is not less than the exchange notes Portion of Unutilized Net Available Cash. With respect to any Unutilized Net Available Cash, the Company shall make the Net Available Cash Offer in respect thereof at the same time as the analogous offer to purchase is made under any Other Indebtedness and the purchase date in respect thereof shall be the same under the Net Available Cash Offer as the purchase date in respect thereof pursuant to any Other Indebtedness.

      For purposes of this covenant, “Notes Portion of Unutilized Net Available Cash” in respect of a Net Available Cash Offer means (a) if no Other Indebtedness is concurrently being offered to be purchased, the amount of the Unutilized Net Available Cash in respect of such Net Available Cash Offer and (b) if Other Indebtedness is concurrently being offered to be purchased, an amount equal to the product of (x) the Unutilized Net Available Cash in respect of such Net Available Cash Offer and (y) a fraction the numerator of which is the principal amount of all exchange notes tendered pursuant to the Net Available Cash Offer related to such Unutilized Net Available Cash (the “Notes Amount”) and the denominator of which is the sum of the Notes Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Indebtedness tendered pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Net Available Cash Offer.

      With respect to any Net Available Cash Offer effected pursuant to this covenant, to the extent that the principal amount of the Notes tendered pursuant to such Net Available Cash Offer exceeds the Notes Portion of Unutilized Net Available Cash with respect thereto, the Notes shall be purchased pro rata based on the principal amount of the Notes tendered by each Holder. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

      To the extent the Notes Portion of Unutilized Net Available Cash available for any Net Available Cash Offer effected pursuant to this covenant exceeds the aggregate purchase price for the Notes validly tendered and purchased by the Company pursuant thereto, such excess shall no longer be deemed Unutilized Net Available Cash and shall be available to the Company and its Restricted Subsidiaries for any purpose not prohibited under the Indenture.

      For the purposes of this covenant, the following will be deemed to be cash (but not Net Available Cash): (x) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company or any Guarantor and the release of the Company or such Guarantor from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with the second paragraph under this covenant) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted (but in no event later than 30 days after the relevant Asset Disposition) by the Company or such Restricted Subsidiary into cash.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Net Available Cash Offer, and any violation of the provisions of the Indenture relating to such Net Available Cash Offer occurring as a result of such compliance shall not be deemed a Default.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Indenture provides that the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (ii) make any loans or advances to the Company or to any other Restricted Subsidiary which directly or indirectly owns the Capital Stock of such Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or to any other Restricted Subsidiary which directly or indirectly owns the Capital Stock of such Restricted Subsidiary, except for:

(a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Credit Facility and the Indenture;

(b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);

(c) any encumbrance or restriction with respect to such a Restricted Subsidiary (A) pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or (B) effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) above or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in, in the case of (A) above, the Credit Facility, and in the case of (B) above, the agreement being refinanced or amended;

(d) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;

(e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; provided, that such Indebtedness and such Lien is permitted by the Indenture;

(f) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(g) encumbrances or restrictions arising or existing by reason of applicable law.

Limitations on Guarantees by Restricted Subsidiaries

      The Indenture provides that the Company will not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company (“Other Guaranteed Indebtedness”) unless such Restricted Subsidiary (A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture pursuant to which it will become a Guarantor; provided, however, that if such Other Guaranteed Indebtedness is (i) Senior Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Guaranteed Indebtedness; or (ii) Subordinated Obligations, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Guaranteed Indebtedness (which guarantee of such Subordinated Obligations shall provide that such guarantee is subordinated to the Guarantee of such Restricted Subsidiary to the same extent and in the same manner as the Other Guaranteed Indebtedness is subordinated to the Notes); provided, further, however, that each Restricted Subsidiary issuing a Guarantee will be automatically and unconditionally released and discharged from its obligations under such Guarantee upon the release or discharge of the guarantee of the Other Guaranteed Indebtedness that resulted in the creation of such Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Guaranteed Indebtedness by such Restricted Subsidiary. In addition, the Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payments of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

Provision of Financial Statements

      The Indenture requires that for so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent permitted by Commission practice and applicable law and regulations, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company was so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company was so subject. The Company will also in any event within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the SEC, (i) transmit or cause to be transmitted by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company were subject to either of such Sections.

      In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act, and, to any beneficial holder of Notes known to the Company, if not obtainable from the SEC, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder.

Consolidation, Merger, Sale of Assets, Etc.

      The Indenture provides that the Company will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any Person, or permit any of its Restricted Subsidiaries to enter into any such transaction if such transaction would result in the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company and the Restricted Subsidiaries on a consolidated basis, unless:

(i) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Surviving Person (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), the Surviving Person would be able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the covenant described under “Certain Covenants — Limitation on Indebtedness.”

      Notwithstanding clauses (ii) and (iii) of the first sentence of this paragraph: (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary that is a Guarantor; and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

      No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided under “Guarantees” above) will in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless:

(i) the Surviving Person (if other than such Guarantor) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor; and

(iii) immediately after giving effect to such transaction, (and treating any Indebtedness which becomes an obligation of the Surviving Person or any Restricted Subsidiary of the Surviving Person as a result of such transaction as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing.

      In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

      Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or such Guarantor, as the case may be, therein; and thereafter except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company shall be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement and such Guarantor shall be discharged from all obligations and covenants under the Indenture, the Registration Rights Agreement and the Guarantee of such Guarantor, as the case may be.

      The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under “Certain Covenants — Limitation on Indebtedness,” “Certain Covenants — Limitation on Restricted Payments” and “Certain Covenants — Limitation on Liens”), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

      The following are “Events of Default” under the Indenture:

(i) default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days (without regard to the subordination provisions contained in the Indenture); or

(ii) default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise (without regard to the subordination provisions contained in the Indenture); or

(iii) the Company or any Guarantor fails to comply with any of its obligations described under “Certain Covenants — Consolidation, Merger, Sale of Assets, Etc.”; or

(iv) the Company or any Guarantor fails to comply with any of its obligations described under “Change of Control” and “Certain Covenants” (in each case other than a failure to repurchase Notes when required pursuant to the provisions described under “Change of Control” or “Certain Covenants — Limitation on Sale of Assets,” which failure shall constitute an Event of Default under clause (ii) above) and such failure continues for 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(v) the Company or any Guarantor fails to comply with any of its obligations in the Notes, the Guarantees or the Indenture (other than those referred to in clauses (i), (ii), (iii) or (iv) above) and such failure continues for 60 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such unpaid or accelerated Indebtedness in the aggregate exceeds $10.0 million at the time and such default shall not have been cured or such acceleration rescinded within a 30 day period; or

(vii) one or more judgments or decrees for the payment of money in excess of $10.0 million in the aggregate (to the extent not covered by insurance) is entered against the Company or any Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable; or

(viii) (a) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or (b) any Guarantor that is a Significant Subsidiary denies that it has any further liability under any Guarantee, or gives notice to such effect (other than, in each case, by reason of the termination of the Indenture or the release of any such Guarantee in accordance with “— Guarantees”); or

(ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company shall have occurred.

      If an Event of Default occurs and is continuing (other than as specified in clause (ix) with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately; provided that so long as the Credit Facility shall be in force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default under clause (ix) with respect to the Company), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a notice of such acceleration to the Representative under the Credit Facility and (y) the acceleration of any Indebtedness under the Credit Facility. If an Event of Default under clause (ix) relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(i) reduce the amount of Notes whose holders must consent to an amendment;

(ii) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(v) make any Note payable in money other than that stated in the Note;

(vi) impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) modify the ranking or priority of any Note or the Guarantee of any Guarantor in any adverse manner;

(viii) following the occurrence of a Change of Control or an Asset Disposition, modify in a manner materially adverse to the holders of Notes affected thereby the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate an offer to purchase with respect to such Change of Control or a Net Available Cash Offer with respect to such Asset Disposition;

(ix) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture; or

(x) make any change in the amendment or waiver provisions which require each affected holder’s consent.

      Without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, any amendment made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding shall not be effective as to the holders of such outstanding Senior Indebtedness unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein will not impair or affect the validity of the amendment.

Defeasance

      The Company at any time may terminate all its and the Guarantors’ obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its and the Guarantors’ obligations under covenants described under “Certain Covenants” (other than clause (i) of the first and second paragraphs under “Certain Covenants — Consolidation, Merger, Sale of Assets, Etc.”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Guarantee provision described under “Events of Default” (“covenant defeasance”).

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii), (viii) or (ix) (with respect only to Significant Subsidiaries) under “Events of Default” above or because of the failure of the Company to comply with clause (ii) or (iii) in the first paragraph and clause (iii) in the second paragraph under “Certain Covenants — Consolidation, Merger, Sale of Assets, Etc.” above.

      In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the exchange notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

      The holders of a majority in aggregate principal amount of the Notes then outstanding issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Governing Law

      The Indenture provides that it, the exchange notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Transactions” means the consummation of the Merger Agreement and the transactions contemplated thereby and the related financings and application of proceeds therefrom.

      “Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

      “Additional Notes” means additional Notes (other than the Notes issued on the Issue Date) issued from time to time under the Indenture in accordance with “Certain Covenants — Limitation on Indebtedness,” as part of the same series as the Notes issued on the Issue Date.

      “Adjusted Net Assets” of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Restricted Subsidiary by such Guarantor in respect of the obligations of such Restricted Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

      “Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns 10.0% or more of any class of Capital Stock of the specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Affiliate Transaction” has the meaning set forth under “Certain Covenants — Limitation on Transactions with Affiliates.”

      “Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

      “Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or other equity interests in) a Restricted Subsidiary (other than directors’ qualifying shares), or of any other property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the fiscal year in which such disposition is consummated, do not exceed $1.0 million, and (v) transactions permitted by the covenant described under “Certain Covenants — Consolidation, Merger, Sale of Assets, Etc.” and the creation of any Lien not prohibited by the covenant described under “Certain Covenants — Limitation on Liens.” Notwithstanding anything to the contrary contained above, a Restricted Payment or other payment or Investment made in compliance with the covenant described under “Certain Covenants — Limitation on Restricted Payments” shall not constitute an Asset Disposition except for purposes of determination of the Consolidated Coverage Ratio.

      “Atrium Holdings” means Atrium Corporation (formerly known as D and W Holdings, Inc., as the surviving company of a merger of Atrium Corporation and D and W Holdings, Inc.), a Delaware corporation and the owner on the date hereof of all the outstanding capital stock of the Company, and its successors.

      “Atrium Holdings Discount Notes” means the 12% Senior Discount Debentures Due 2010 of Atrium Holdings, having an aggregate principal amount at maturity of $80,562,000 as of the Issue Date.

      “Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

      “Cash Equivalents” means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of any or all of clauses (i) through (v) above.

      “Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of Atrium Holdings or the Company):

(i) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the applicable Indenture and (b) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation, as applicable;

(ii) a majority of the Board of Directors of the Company (but not a committee thereof) shall consist of Persons who are not Continuing Directors of the Company; or

(iii) (a) prior to the consummation of an Initial Public Offering, the Permitted Holders fail to collectively beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, at least a majority of the total voting power of then outstanding Voting Stock of the Company or fail to have the ability to appoint a majority of the board of directors of the Company or (b) at or after the consummation of an Initial Public Offering, (1) any Person or Group (other than the Permitted Holders) shall (A) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Stock of the

Company or (B) have the right or power to appoint, directly or indirectly, a majority of the board of directors of the Company.

provided that any Person or group shall be deemed to beneficially own any Voting Stock beneficially owned by any other Person (the “parent entity”) so long as such Person or group beneficially owns, directly or indirectly, a majority of the then outstanding Voting Stock of the parent entity and no other Person or group has the right to designate or appoint a majority of the directors of such parent entity.

      “Commodity Agreement” means any commodity future contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary that is designed to protect the Company or any Restricted Subsidiary against fluctuations in the price of commodities used by the Company or a Restricted Subsidiary as raw materials in the ordinary course of business.

      “Consolidated Cash Flow” for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other noncash items reducing Consolidated Net Income (excluding any noncash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies, (y) noncash items (excluding such noncash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes) and (z) dividends or distributions paid pursuant to clause (iv) under the second paragraph in the covenant described under “Certain Covenants — Limitation on Restricted Payments,” in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income. For any period for which Consolidated Cash Flow is being measured that includes the fiscal quarter ended March 31, 1999, severance payments made during such fiscal quarter in an amount not to exceed $1.8 million shall be added back to Consolidated Cash Flow to the extent deducted in the calculation thereof.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness (other than Indebtedness incurred pursuant to the second paragraph under the covenant described under “Certain Covenants — Limitation on Indebtedness” on the date of determination) as if such Indebtedness had been Incurred on the first day of such period (provided that, if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement), only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Company) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, and (viii) the product of (x) all cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such interest expense, the amortization of capitalized debt issuance costs.

      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and the consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary is prohibited, directly or indirectly, by contract, operation of law or otherwise, (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss (including non-recurring expenses related to the Transactions), (v) the cumulative effect of a change in accounting principles, (vi) noncash restructuring charges or write-offs in connection with or related to the Transactions recorded before or within the one year period following the Issue Date, (vii) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Restricted Subsidiaries (unless and to the extent such Restricted Subsidiary is subject to clause (ii) above) by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary, the net income and net loss of which will not be included) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (viii) any noncash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or to a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(D) under the first paragraph thereof.

      “Continuing Director” means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

      “covenant defeasance” has the meaning set forth under “Defeasance.”

      “Credit Facility” means the Credit Agreement, dated as of October 2, 1998, among the Company, Atrium Holdings, the guarantors named therein, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Lead Arranger, Syndication Agent and Documentation Agent, and BankBoston, N.A., as Administrative Agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, increasing the total commitment of, or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “defeasance” has the meaning set forth under “Defeasance.”

      “Designated Senior Indebtedness” means (a) all Senior Indebtedness, liquidated or contingent, outstanding under the Credit Facility and (b) any other Senior Indebtedness of the Company which, at the time of determination, is in an aggregate principal amount outstanding or committed for of at least $30.0 million and is specifically designated in the instrument governing such Senior Indebtedness as “Designated Senior Indebtedness” by the Company.

      “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (except upon the occurrence of a Change of Control or Asset Disposition if such Capital Stock requires that the Change of Control Offer or Net Available Cash Offer, as applicable, with respect to the Notes be completed prior to any similar offer being made with respect to such Capital Stock), in whole or in part, on or prior to the final stated maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final stated maturity of the Notes.

      “Event of Default” has the meaning set forth under “Events of Default.”

      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP.

      “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee to such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

      “Guarantee” means the guarantee by any Guarantor of the Company’s obligations under the Indenture and the Notes pursuant to a guarantee given in accordance with the Indenture.

      “Guarantor” means the Subsidiaries listed as guarantors in the Indenture and any other Subsidiary which is a guarantor of the Notes, including any Person that executes or is required after the date of the Indenture to execute a guarantee of the Notes as described in “Guarantees” and “Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries,” until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided, that for purposes hereof the term “Guarantor” shall not include any Unrestricted Subsidiary unless specifically provided otherwise or any Person that has been released from its Guarantee in accordance with the terms of the Indenture.

      “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business payable in accordance with industry practices), (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other Person, (vii) all Indebtedness of other Persons to the extent guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, net obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

      “Initial Public Offering” means a primary underwritten public offering of the common stock of Atrium Holdings or the Company or any other direct or indirect holding company thereof, other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable form.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “Certain Covenants — Limitation on Restricted Payments,” (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary to be redesignated as a Restricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors certified in an officers’ certificate delivered to the Trustee and (iii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

      “Issue Date” means May 17, 1999.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 27, 2003, among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the securityholders of Atrium Corporation set forth on the signature pages thereto, as the same may be amended, supplemented and modified from time to time.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset

Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition; provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition, and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

      “Net Available Cash Offer” has the meaning set forth under “Certain Covenants — Limitation on Sale of Assets.”

      “Non-Recourse Debt” means Indebtedness as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) other than a non-recourse pledge of the Capital Stock of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary or (b) is directly or indirectly liable (as a guarantor or otherwise).

      “Notes Amount” has the meaning set forth under “Certain Covenants — Limitation on Sale of Assets.”

      “Notes Portion of Unutilized Net Available Cash” has the meaning set forth under “Certain Covenants — Limitation on Sale of Assets.”

      “Other Guaranteed Indebtedness” has the meaning set forth under “Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries.”

      “Other Indebtedness” has the meaning set forth under “Certain Covenants — Limitation on Sale of Assets.”

      “Permitted Holders” means (i) KAT Holdings, L.P. and any other investment partnership or entity managed or controlled by Kenner & Company, Inc. and/or its Affiliates, (ii) UBS Capital Americas II, LLC and/or it Affiliates, (iii) ML IBK Positions, Inc. and/or its Affiliates, (iv) any partners, members or investors (either directly or indirectly through any investment partnerships or entities) in the entities described in clauses (i), (ii) and (iii) above, (v) any immediate family members or lineal descendents, or trusts or other entities for their benefit in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above, and (vi) any Affiliates in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above.

      “Permitted Indebtedness” means

(i) (A) Indebtedness of the Company owing to and held by any Restricted Subsidiary so long as such Indebtedness is subordinated to the Notes to the same extent that the Notes are subordinated to Senior Indebtedness or (B) Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except, in the case of subclause (A), to a Restricted Subsidiary or, in the case of subclause (B), to the Company or a Restricted Subsidiary) shall be deemed, in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

(ii) Indebtedness represented by (x) the Notes (other than any Additional Notes), (y) any Indebtedness (other than the Indebtedness described in subclauses (i), (ii) and (iv) of the second paragraph under “Certain Covenants — Limitation on Indebtedness” and other than Indebtedness Incurred pursuant to clause (i) above or clauses (iv), (v), (vi) or (vii) below) outstanding on the Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (ii) or Incurred as described in the first paragraph under “Certain Covenants — Limitation on Indebtedness”;

(iii) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness as described in the first paragraph under “Certain Covenants — Limitation on Indebtedness” after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iii) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iii);

(iv) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by the Company or any of the Restricted Subsidiaries to their customers in the ordinary course of their business and not for money borrowed, (B) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and not for money borrowed and (D) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that in the case of subclause (D), such agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or the business transactions of the Company or the Restricted Subsidiaries on customary terms entered into in the ordinary course of business and otherwise in compliance with the Indenture, as applicable;

(v) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of the Restricted Subsidiaries in connection with such disposition;

(vi) Indebtedness consisting of (A) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by a Restricted Subsidiary that is a Guarantor without violation of the Indenture and (B) guarantees by a Restricted Subsidiary of Indebtedness Incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture, including, without limitation, the covenant described under “Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries”); and

(vii) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence.

      “Permitted Investment” means an Investment by the Company or any of the Restricted Subsidiaries in:

(i) the Company or a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(ii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that in each case such Person’s primary business is a Related Business;

(iii) Cash Equivalents;

(iv) receivables owing to the Company or any of the Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(vi) (a) loans or advances by the Company or a Restricted Subsidiary to employees of Atrium Holdings, the Company or any Subsidiary of the Company for purposes of purchasing the Company’s Atrium Holding’s common stock in an aggregate amount outstanding at any one time not to exceed $5.0 million and (b) other loans and advances by the Company or a Restricted Subsidiary to employees of Atrium Holdings, the Company or any Subsidiary of the Company made in the ordinary course of business of the Company or such Restricted Subsidiary;

(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of the Restricted Subsidiaries or in satisfaction of judgments or claims;

(viii) a Person engaged in a Related Business or a loan or advance to the Company the proceeds of which are used solely to make an Investment in a Person engaged in a Related Business or a guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5.0 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any guarantee constituting such Permitted Investment);

(ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under “— Certain Covenants — Limitation on Sale of Assets”;

(x) prepayments and other credits to suppliers made in the ordinary course of business of the Company and the Restricted Subsidiaries; and

(xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

      “Permitted Junior Securities” means (i) Capital Stock (other than Disqualified Stock) issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and having an Average Life at least equal to the remaining Average Life of the Notes.

      “Permitted Liens” means:

(i) Liens on property or shares of Capital Stock of a person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

(ii) Liens on a property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that such Liens were not created, incurred or assumed in connection with such acquisition;

(iii) Liens existing on the Issue Date;

(iv) Liens in favor of the Company or any Restricted Subsidiary so long as held by the Company or any Restricted Subsidiary;

(v) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money obligations, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries or in a Related Business, or repairs, additions or improvements to such assets; provided, however, that any such Lien encumbers only the assets so financed, purchased, constructed or improved;

(vi) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

(vii) Liens securing letters of credit or surety bonds entered into in the ordinary course of business and consistent with past business practice and not for money borrowed; and

(viii) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      “Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

      “Recapitalization Date” means October 2, 1998.

      “Refinancing Indebtedness” means Indebtedness (including Disqualified Stock) that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced, and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus the amount of any accrued or unpaid interest thereon, plus the amount of any stated or reasonably determined prepayment premium paid in connection with such refinancing, plus the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing.

      “Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, as reasonably determined by the Company’s Board of Directors.

      “Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

      “Restricted Payments” has the meaning set forth under “Certain Covenants — Limitation on Restricted Payments.”

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

      “Senior Indebtedness” means, with respect to the Company or any Guarantor, as applicable, the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on any Indebtedness of the Company or such Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be. Without limiting the generality of the foregoing, “Senior Indebtedness” will include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) and all indemnity, fees, expenses and other payment obligations from time to time owed to the lenders under the Credit Facility. Notwithstanding the foregoing, “Senior Indebtedness” shall not include, to the extent constituting Indebtedness, (i) Indebtedness evidenced by the Notes or the Guarantees, (ii) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company or any Guarantor, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any Guarantor, (iv) Indebtedness which is represented by Disqualified Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)), (vi) Indebtedness or other obligations of or amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor, (vii) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (viii) Indebtedness of the Company or any Guarantor to a Subsidiary of the Company and (ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (ix) if the holder(s) of such Indebtedness or their representative and the Trustee shall have received an Officers’ Certificate of the Company to the effect that the incurrence of such Indebtedness does not violate the Indenture).

      “Senior Subordinated Indebtedness” means the Notes, the Guarantees and any other Indebtedness of the Company or a Guarantor that either (x) specifically provides that such Indebtedness ranks pan passu with the Notes or the Guarantee of such Guarantor, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or a Guarantor, as the case may be, which is not Senior Indebtedness or (y) is otherwise deemed not to be Senior Indebtedness pursuant to the definition thereof unless it meets the definition of Subordinated Obligations.

      “Significant Subsidiary” means (i) any Restricted Subsidiary that, together with its Restricted Subsidiaries, would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission (provided that for purposes of clause (ix) under “Amendments and Waivers,” a 5% threshold under Rule 1-02 shall be used rather than the 10% threshold provided in Rule 1-02) and (ii) for purposes of “Events of Default,” any other Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not Significant Subsidiaries as to which an event described under clauses (viii) or (ix) under

“Events of Default” has occurred, together with their Restricted Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (i) above (using a 5% threshold under Rule 1-02 rather than the 10% threshold provided in Rule 1-02).

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

      “Subordinated Obligation” means any Indebtedness of the Company or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, pursuant to a written agreement or by law (including, without limitation, Disqualified Capital Stock).

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

      “Surviving Person” means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

      “Tax Sharing Agreement” means the Tax Sharing Agreement dated as of October 2, 1998, as amended on the Issue Date, by and among Atrium Holdings and its subsidiaries named therein, as the same may be amended from time to time in accordance with its terms and the terms of the Credit Facility after the Issue Date so long as such agreement as so amended is no less favorable to the Company or the holders of the Notes in any material respect than the Tax Sharing Agreement as amended and in effect on the Issue Date.

      “Transactions” means (i) the recapitalization of the Company that occurred on the Recapitalization Date and (ii) the acquisition by the Company of all the outstanding Capital Stock of Heat, Inc., H.I.G. Vinyl, Inc. and Champagne Industries, Inc. on the Issue Date.

      “Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has consolidated total assets of $10,000 or less or (B) if such Subsidiary has consolidated total assets greater than $10,000, then such designation would be permitted under the covenant described under “Certain Covenants — Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (x) immediately after giving effect to such designation no Default shall have occurred and be continuing and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation, if incurred at such time, would have been permitted to be incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the holders of the Notes by promptly delivering to the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “Unutilized Net Available Cash” has the meaning set forth under “Certain Covenants — Limitation on Sale of Assets.”

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

      “Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-Entry, Delivery and Form of Notes

      The notes offered hereby will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on their respective Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading “Notice to investors.” DTC will maintain the notes offered hereby in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

      DTC has advised us as follows:

      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodian relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes offered hereby will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes offered hereby will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder of notes then outstanding represented by such Global Notes under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. None of the Company, the guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes offered hereby by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments in respect of the principal of, premium, if any, and interest on the notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the

Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in this offering memorandum under the caption “Notice to investors.” In addition, if (1) the Depositary notifies the Company in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Company Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identify as being the beneficial owner of the related notes.

      Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

General

      The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the exchange notes as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the Treasury Regulations. In addition, this discussion is limited to persons who purchased the outstanding notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of exchange notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.

      As used herein, “United States Holder” means a beneficial owner of the exchange notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

      We have not sought and do not intend to seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the exchange notes or that any such position would not be sustained.

      If a partnership or other entity taxable as a partnership holds the exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the exchange notes offered hereby.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Taxation of Interest

      Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting. In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the exchange notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest pursuant to the registration rights provisions or the potential payment of a premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of the exchange notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income.

      For tax purposes, a United States Holder will be considered to hold a note at a “premium” to the extent that such holder’s tax basis in the note exceeds the note’s stated redemption price at maturity (i.e., its stated principal amount). A United States Holder generally may elect to amortize any premium on a note by offsetting against interest payments on the note the premium allocable to the accrual period or periods to which the interest payment relates. The offset occurs at the time the United States Holder includes the interest in income in accordance with such holder’s ordinary method of tax accounting. The amount of premium allocable to each accrual period is determined on a constant yield basis. In addition, the amount of premium allocable to any accrual period could be determined under an alternative method if the alternative method would result in a smaller amount of amortizable premium. Under the alternative method, the premium is determined by reference to the excess of a United States Holder’s basis in a note over all amounts (other than stated interest) that are payable upon our redemption of the exchange notes prior to maturity, and such premium is amortized (on a constant yield basis) over the period through the date when we may exercise our redemption option. If a United States Holder makes the election to amortize bond premium, the election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such holder owns at the beginning of the first taxable year to which the election applies or that such holder thereafter acquires. The election to amortize bond premium may not be revoked without the consent of the IRS.

Sale or Other Taxable Disposition of the Exchange Notes

      A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or a tax-free transaction), redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted basis in an exchange note generally will be the United States Holder’s cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Exchange Offer

      The exchange of the outstanding notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange. See “Exchange Offer; Registration Rights.” As a result, (1) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder’s outstanding notes; (2) the holding period of the exchange notes received should include the holding period of the outstanding notes; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes immediately before such exchange.

Backup Withholding

      A United States Holder may be subject to a backup withholding tax upon the receipt of interest and principal payments on the exchange notes or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

      United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

Definition of Non-United States Holders

      A non-United States Holder is an individual, corporation (or other entity taxable as a corporation), estate or trust who is a beneficial owner of an exchange note and who is not a United States Holder.

Interest Payments

      Interest paid to a non-United States Holder that is not effectively connected with such holder’s conduct of a U.S. trade or business will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	such holder is not a bank that received such exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds an exchange note on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its exchange notes through a “qualified intermediary” and certain conditions are satisfied.

      Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8 BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may have some or all of the necessary evidence in its files.

      The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

      Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Exchange Notes

      A non-United States Holder will not generally be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note. However, a non-United States Holder may be subject to tax on such gain if the gain is effectively connected to a U.S. trade or business and, if an income tax treaty applies, attributable to a U.S. permanent establishment, as described below, or if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

      If interest or gain from a disposition of exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, or, if an income tax treaty applies, the non-United States Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-United States Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the exchange notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of an exchange note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. A non-United States Holder generally will not be considered to be engaged in a U.S. trade or business solely by reason of holding exchange notes.

Backup Withholding and Information Reporting

      Backup withholding will generally not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of an exchange note if the holder has provided the required certification that it is not a United States person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-United States Holder of an exchange note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

      Payment of the proceeds from a disposition by a non-United States Holder of an exchange note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a United States person as described above.

      Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business on the first anniversary following the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2004, all dealers effecting transactions in the exchange notes may be required to deliver this prospectus.

      The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The legality of the exchange notes and the guarantees offered in this prospectus, the binding obligations of the Company and the subsidiary guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters relating to certain subsidiaries will be passed upon for us by Sirote & Permutt, P.C., Jackson Walker L.L.P. and Kennedy, Christopher, Childs & Fodd, P.C.

EXPERTS

      The consolidated financial statements of Atrium Companies, Inc. as of December 31, 2003 and 2002 and the three years in the period ended December 31, 2003 and the financial statements of Superior Engineered Products Corporation as of October 25, 2003 and for the ten months then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we have filed with the Commission at the Commission’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Commission’s website at http://www.sec.gov.

REPORT OF INDEPENDENT AUDITORS

      To the Board of Directors and Stockholder of Atrium Companies, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder’s equity and other comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Atrium Companies, Inc. (a wholly owned subsidiary of Atrium Corporation) and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 4 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

      As described more fully in Notes 19 and 21 to the consolidated financial statements, the Company has restated its segment information for 2001 and its condensed consolidating financial information for the periods presented.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

March 30, 2004, except as to Notes 19 and 21,
which are as of April 8, 2004

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	December 31,	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,713	$1,131
Accounts receivable, net	8,387	1,847
Retained interest in sold accounts receivable	24,461	25,209
Inventories, net	48,989	33,712
Prepaid expenses and other current assets	8,007	6,109
Deferred tax asset	2,595	1,324

Total current assets	100,152	69,332
PROPERTY, PLANT AND EQUIPMENT, net	90,674	55,322
GOODWILL	376,763	345,239
INTANGIBLE ASSETS	12,900	—
DEFERRED FINANCING COSTS, net	16,298	10,293
OTHER ASSETS, net	10,689	8,134

Total assets	$607,476	$488,320

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$3,302	$6,524
Accounts payable	28,036	22,535
Accrued liabilities	34,261	31,442

Total current liabilities	65,599	60,501

LONG-TERM LIABILITIES:
Notes payable	411,890	291,501
Deferred tax liability	2,595	1,324
Other long-term liabilities	2,341	560

Total long-term liabilities	416,826	293,385

Total liabilities	482,425	353,886

COMMITMENTS AND CONTINGENCIES (Note 16)	—	—
STOCKHOLDER’S EQUITY:
Common stock $.01 par value, 3,000 shares authorized, 100 shares issued and outstanding	—	—
Paid-in capital	183,601	203,684
Accumulated deficit	(58,550)	(64,810)
Accumulated other comprehensive loss	—	(4,440)

Total stockholder’s equity	125,051	134,434

Total liabilities and stockholder’s equity	$607,476	$488,320

The accompanying notes are an integral part of the consolidated financial statements.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

	2003	2002	2001

NET SALES	$597,810	$536,299	$517,063
COST OF GOODS SOLD	408,501	360,323	354,797

Gross profit	189,309	175,976	162,266

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	128,797	116,364	108,067
Securitization expense	1,905	1,133	1,532
Stock compensation expense	553	383	582
Amortization expense	4,199	3,410	14,410

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	135,454	121,290	124,591
Special charges	11,024	4,198	1,213

	146,478	125,488	125,804

Income from operations	42,831	50,488	36,462
INTEREST EXPENSE	36,218	35,901	39,950
OTHER INCOME (EXPENSE), net	69	22	(20)

Income (loss) before income taxes	6,682	14,609	(3,508)
PROVISION FOR INCOME TAXES	422	625	1,358

NET INCOME (LOSS)	$6,260	$13,984	$(4,866)

The accompanying notes are an integral part of the consolidated financial statements.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

AND OTHER COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2003, 2002, and 2001
(dollars in thousands, except share amounts)

					Accumulated
	Common Stock				Other	Total
			Paid-in	Accumulated	Comprehensive	Stockholder’s
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity

Balance, December 31, 2000	100	$—	$196,004	$(73,928)	$—	$122,076
Capital contribution from Atrium Corporation, net	—	—	7,248	—	—	7,248
Non-cash stock compensation expense	—	—	300	—	—	300
Comprehensive loss:
Net loss	—	—	—	(4,866)	—	(4,866)
Cumulative effect of change in accounting principle, net of tax of $0 (adoption of SFAS 133)	—	—	—	—	(2,319)	(2,319)
Net fair market value adjustment of derivative instruments, net of tax of $0	—	—	—	—	(5,623)	(5,623)
Accretion of deferred gain on terminated interest rate collars	—	—	—	—	(327)	(327)

Total comprehensive loss	—	—	—	(4,866)	(8,269)	(13,135)

Balance, December 31, 2001	100	—	203,552	(78,794)	(8,269)	116,489
Distribution to Atrium Corporation, net	—	—	(168)	—	—	(168)
Non-cash stock compensation expense	—	—	300	—	—	300
Comprehensive income:
Net income	—	—	—	13,984	—	13,984
Net fair market value adjustment of derivative instruments, net of tax of $0	—	—	—	—	3,829	3,829

Total comprehensive income	—	—	—	13,984	3,829	17,813

Balance, December 31, 2002	100	—	203,684	(64,810)	(4,440)	134,434
Non-cash stock compensation expense	—	—	300	—	—	300
Cash distribution to Atrium Corporation, net	—	—	(27,379)	—	—	(27,379)
Issuance of Atrium Corporation stock for purchase of Superior	—	—	5,000	—	—	5,000
Amortization of Atrium Corporation warrants included in special charges	—	—	1,615	—	—	1,615
Non-cash stock compensation expense included in special charges	—	—	381	—	—	381
Comprehensive income:
Net income	—	—	—	6,260	—	6,260
Net fair market value adjustment of derivative instruments, net of tax of $0	—	—	—	—	4,440	4,440

Total comprehensive income	—	—	—	6,260	4,440	10,700

Balance, December 31, 2003	100	$—	$183,601	$(58,550)	$—	$125,051

The accompanying notes are an integral part of the consolidated financial statements.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,260	$13,984	$(4,866)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Write off of deferred financing costs	3,146	204	837
Depreciation and amortization	17,439	14,885	24,415
Non-cash stock compensation expense	300	300	300
Amortization of deferred financing costs	2,914	2,853	2,945
Accretion of discount on notes payable	229	206	185
Amortization of premium on notes payable	(29)	—	—
Accretion of gain from interest rate collars	—	—	(327)
Amortization of gain from sale-leaseback of building	(29)	(41)	(9)
Provision for bad debts	—	(25)	597
Loss on sale of receivables	492	625	1,069
Non-cash special charges	2,965	639	910
Write-down of inventory for shutdown	—	—	1,010
Loss (gain) on sales of assets	29	(221)	(1,798)
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(855)	2,048	1,367
Retained interest in sold accounts receivable	(6,927)	(4,336)	1,632
Sale of accounts receivable	10,700	(7,100)	27,400
Inventories	(6,122)	3,024	8,208
Prepaid expenses and other current assets	(1,141)	(1,040)	(1,962)
Accounts payable	2,815	2,964	(4,822)
Accrued liabilities and other long-term liabilities	1,062	(1,880)	(6,654)

Net cash provided by operating activities	33,248	27,089	50,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(19,331)	(13,107)	(14,104)
Proceeds from sales of assets	386	1,950	6,120
Acquisitions, net of cash acquired	(71,053)	—	—
Other assets	(5,046)	(4,178)	(2,612)

Net cash used in investing activities	(95,044)	(15,335)	(10,596)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of add-on notes, including premium	53,438	—	—
Proceeds from borrowings under term loans	180,000	—	—
Payments of other notes payable and capital lease obligations	(47)	(23)	(251)
Net payments under revolving credit facility	—	—	(19,000)
Deferred financing costs	(12,066)	—	(388)
Scheduled principal payments on term loans	(4,097)	(5,484)	(5,728)
Additional principal payments on term loans	(120,903)	(7,228)	(20,000)
Contributions from (distributions to) Atrium Corporation, net	(27,379)	(168)	7,248
Checks drawn in excess of bank balances	(568)	1,033	(5,121)

Net cash provided by (used in) financing activities	68,378	(11,870)	(43,240)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,582	(116)	(3,399)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,131	1,247	4,646

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,713	$1,131	$1,247

SUPPLEMENTAL DISCLOSURE:
CASH PAID DURING THE PERIOD FOR:
Interest	$29,891	$33,996	$37,909
Income taxes, net of refunds	98	1,086	1,677
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of Atrium Corporation common stock for acquisition of Superior	5,000	—	—
Exchange of assets for note	—	—	150
Settlement of note receivable for fixed assets	—	—	905

The accompanying notes are an integral part of the consolidated financial statements.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts)

1.	Organization, Business and Basis of Presentation

      Atrium Companies, Inc. (“Atrium Companies” or the “Company”) is engaged in the manufacture and sale of windows, patio doors and various building materials throughout North America.

The Transactions or Merger

      On December 10, 2003, Atrium Corporation was acquired by a newly formed affiliate of Kenner & Company, Inc., KAT Holdings, Inc., pursuant to which KAT Holdings, Inc. merged with and into Atrium Corporation with Atrium Corporation as the surviving corporation. As a result of the Merger, the investor group described below now controls the Company and Atrium Corporation.

      The acquisition of Atrium Corporation was made by an investor group led by Kenner & Company, Inc., a New York based private investment firm, and certain members of our management, including Jeff L. Hull, our Chairman, President and Chief Executive Officer. The investor group included: KAT Holdings, L.P. and KAT Group, L.P., special purpose Kenner investment partnerships; UBS Capital Americas II, LLC; ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001 and management. At the closing of the Merger, $12,396 of equity securities owned by certain of Atrium Corporation’s existing stockholders were exchanged for similar securities in KAT Holdings, Inc. and the investor group contributed an additional $251,604 to KAT Holdings, Inc., including $251,454 from ATR Acquisition, LLC, the unitholders of which are KAT Holdings, L.P., KAT Group, L.P., UBS Capital Americas II, LLC, ML IBK Positions, Inc. and Merrill Lynch Ventures L.P. 2001.

      In connection with the Merger, we renewed our existing accounts receivable securitization facility for a period of five years and repaid our existing senior revolving credit and term loan facilities with a new revolving credit facility of $50,000, which was undrawn at the close of the merger, and a new $180,000 term loan facility. We also issued an additional $50,000 of 10 1/2% senior subordinated notes, or “add-on notes”, and left the existing $175,000 of 10 1/2% senior subordinated notes outstanding. $40,000 of the new term loan facility was funded into escrow upon closing of the Merger and was released to fund a portion of the acquisition of Superior Engineered Products Corporation on December 31, 2003.

      On November 18, 2003, in connection with the Merger, we received consents from holders representing approximately 97% of the aggregate principal amount of our outstanding 10 1/2% senior subordinated notes to:

•	waive our obligations under the Indenture to make a change of control offer in connection with the merger and amend the Indenture to replace the definition of permitted holders with certain direct and indirect equity holders of ATR Acquisition, LLC and their affiliates,

•	modify certain restrictions on affiliate transactions set forth in the indenture governing the notes; and

•	allow for the issuance of additional notes.

      Additionally, in connection with the Merger, Atrium Corporation repurchased its outstanding 15% Senior Pay-In-Kind Notes, with a portion of the cash proceeds of the equity contribution to KAT Holdings, Inc.

      Each of the foregoing transactions, along with the Merger, is referred to herein collectively as “the Transactions.”

Presentation

      GAAP generally provides for the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post-transaction financial statements of the acquired entity reflect a new basis of accounting. The accompanying data does not reflect a new basis of accounting pursuant to Staff Accounting Bulletin (“SAB”) No. 54 (“SAB 54”). The guidance in SAB 54 allows our post-Merger financial

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

statements to continue under the historical basis of accounting because of the existence of significant outstanding public debt at the time of the Merger.

      The operations of MD Casting, Inc. (“MD Casting”), Danvid Window Company (“Danvid”) and Aluminum Screen Manufacturers, Inc. (“Aluminum Screen”) are included since their date of acquisition on January 31, 2003, April 1, 2003 and October 1, 2003, respectively. Superior Window Products Corporation (“Superior”) is included in the Company’s consolidated balance sheet as it was acquired on December 31, 2003. Collectively, the acquisitions of MD Casting, Danvid, Aluminum Screen and Superior are referred to as the “2003 Acquisitions.” There were no acquisitions in 2002 or 2001 that require pro forma information.

      The operations of Atrium Funding Corporation are included in the Company’s consolidated financial statements since its inception on July 9, 2001 and the operations of Atrium Ventanas de Mexico and Atrium Servicios de Mexico are included in the Company’s consolidated financial statements since their date of inception of March 21, 2002.

      The following unaudited pro forma information presents consolidated operating results as though the 2003 acquisitions (see Note 6) had occurred at the beginning of the periods presented:

	2003		2002

	Atrium	Combined	Atrium	Combined
	Actual	Pro Forma	Actual	Pro Forma

Net sales	$597,810	$681,887	$536,299	$667,852
Net income	6,260	12,582	13,984	20,697

2.	Significant Accounting Policies

Basis of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Industry Segment

      The Company operates in two principal operating segments, including the fabrication, distribution and installation of windows and doors and the manufacture of component parts for window and door products for the residential new construction and the repair and remodel markets.

Revenue Recognition

      Revenue from the sale of windows and doors and related building products is recorded at the time of delivery to the customer. On contracts involving installation, revenue is recognized when the installation is complete. Allowances are established to recognize the risk of sales returns from customers and estimates of warranty costs. The Company classifies any shipping charges to customers as revenues. The costs of shipping and handling fees are presented in selling, delivery, general and administrative expenses in the Company’s consolidated statements of operations and were $39,234, $35,357 and $31,192 for 2003, 2002 and 2001, respectively.

Cash and Cash Equivalents

      The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2003 and 2002, the Company had $2,774 and $3,342 of checks drawn in excess of bank balances that were reclassified into accounts payable.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Concentrations of Credit Risk

      Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of the Company’s retained interest in trade accounts receivable. The Company’s customers are located in all 50 states of the United States and in various countries in North America. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company did not have sales exceeding 10% to any single customer in 2003, 2002 or 2001.

Inventories

      Inventories are valued at the lower of cost (last-in, first-out or “LIFO”) or market. Work-in-process and finished goods inventories consist of direct materials, labor and manufacturing overhead. Inventory costs include direct materials, labor and manufacturing overhead. Management believes that the LIFO method results in a better matching of current costs with current revenues. Under the first-in, first-out method (“FIFO”) of accounting, such inventories would have been approximately $916 higher at December 31, 2003 and $43 higher at December 31, 2002. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated fair market value based upon assumptions about future demand and market conditions. A reserve for inventory allowances is included in raw materials.

Property, Plant and Equipment

      Property, plant and equipment is stated at cost less accumulated depreciation. The Company depreciates the assets principally on a straight-line basis for financial reporting purposes over their estimated useful lives, as follows:

Estimated
Useful Life

Buildings and improvements	20-30 years
Machinery and equipment	3-10 years

      Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the assets sold or retired. Expenditures for maintenance, minor renewals and repairs are expensed as incurred, while major replacements and improvements are capitalized.

Goodwill

      Goodwill represents the excess of cost over fair market value of net assets acquired. Goodwill is no longer amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, management reviews the carrying value of goodwill for recoverability based on estimated fair values of the reporting units in the fourth quarter of each year or when events or changes in circumstances indicate, in management’s judgment, that the carrying value may not be recoverable. The fair values of the reporting units were based upon management’s estimate of a multiple of undiscounted cash flows. The Company considers operating results, trends and prospects of the Company, as well as competitive comparisons. The Company also takes into consideration competition within the building materials industry and any other events or circumstances which might indicate potential impairment. If goodwill is determined not to be recoverable, an impairment is recognized as a charge to operations. Such impairment is based on the discounted cash flow approach.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Valuation of Long-Lived Assets

      We periodically review the net realizable value of our long-lived assets, including property, plant and equipment and definite-lived intangible assets, whenever events and circumstances indicate an impairment may have occurred. In the event we determine that the varying value of long-lived assets is in excess of estimated gross future cash flows for those assets, we then will write-down the value of the assets to a level commensurate with a discounted cash flow analysis of the estimated future cash flows.

      Estimated amortization expense of definite-lived intangible assets for each of the five succeeding years is as follows:

2004	$1,882
2005	1,882
2006	1,882
2007	1,715
2008	1,715
Thereafter	3,824

$12,900

Capitalized Software Costs

      The Company capitalizes internal employee costs and external consulting costs associated with implementing and developing software for internal use. Internal costs capitalized include payroll and payroll-related costs for employees who are directly associated with the development, modification and implementation of the software. External costs include direct expenses related to consulting and other professional fees incurred in developing, modifying and implementing the software. Capitalization of costs occurs upon the completion of the preliminary project stage and when management believes it is probable a project will be completed and the software will be used to perform the function intended. Amortization begins the period after the software is put into service and is calculated on a straight-line basis over three years. Management continually reviews the carrying value and expected functionality of the accumulated costs for potential impairment. When it is no longer probable that computer software being developed will be completed, modified or placed in service, the asset’s carrying value will be adjusted to the lower of cost or estimated fair value.

      Unamortized capitalized software costs at December 31, 2003 and 2002 were $5,247 and $4,345, respectively, and are included in other long-term assets. Amortization expense for 2003, 2002 and 2001 was $1,970, $1,629 and $1,359, respectively.

Stock-Based Compensation

      At December 31, 2003, the Company had several stock-based employee compensation plans, which are described more fully in Note 18. The Company accounts for these plans under the recognition and measurement principles of the Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations. Stock-based employee compensation cost, related to the issuance of stock options is not typically reflected in the Company’s earnings, as all options granted under those plans usually have an exercise price equal to or in excess of the estimated fair market value of the underlying common stock on the date of grant.

      As more fully described in Note 18, the Merger resulted in certain of the previously outstanding options being purchased from the holders. This resulted in an expense of $811, which is included in special charges in the

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

statements of operations. Additionally, the cancellation and issuance of new options along with the buy/sell agreements resulted in the majority of the 2003 option grants warranting variable accounting treatment.

      The Financial Accounting Standards Board (“FASB”) has recently indicated that it expects to issue a proposal to change the recognition and measurement principles for equity-based compensation granted to employees. The proposed rules could be implemented as early as the end of the 2004 calendar year. Under the proposed rules, the Company would be required to recognize compensation expense related to stock options granted to employees after December 15, 2004. The compensation expense would be calculated based on the expected number of options expected to vest and would be recognized over the stock options’ vesting period. If this proposal is passed, the Company would be required to recognize compensation expense related to stock options granted to its employees, which may have a material effect on its consolidated financial position or results of operations.

      The following table illustrates the effect on the Company’s reported net income (loss) of $6,260, $13,984 and $(4,866) for the years ended December 31, 2003, 2002 and 2001, respectively, if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) to stock-based compensation plans and warrants.

	2003	2002	2001

Net income (loss), as reported	$6,260	$13,984	$(4,866)
Adjustments:
Stock-based employee compensation expenses included in reported net income, net of related tax effects	1,048	83	282
Stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(155)	(401)	(437)

Adjusted net income (loss)	$7,153	$13,666	$(5,021)

      The above pro forma disclosures are not representative of pro forma effects for future periods because the determination of the fair value of all options granted excludes an expected volatility factor and additional option grants are expected.

Provision for Warranties

      The Company estimates its warranty provisions based upon an analysis of all identified or expected claims and an estimated cost to resolve those claims. The estimates of expected claims are generally a factor of historical claims. Changes in claim rates, differences between actual and expected warranty costs could impact warranty obligation estimates.

	2003	2002

Beginning reserve for warranties	$(969)	$(1,226)
Provision for warranties issued during the period	(4,277)	(3,765)
Provisions for pre-existing warranties (including changes in estimates)	(128)	179
Acquisitions	(1,680)	—
Settlements made (in cash or kind) during the period	4,529	3,843

Ending reserve for warranties	$(2,525)	$(969)

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Income Taxes

      The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes are provided in accordance with the liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting. The Company is included in Atrium Corporation’s consolidated federal tax return. The Company’s income taxes have been presented as if calculated on a stand-alone separate tax return basis.

Forward Commitments

      The Company periodically enters into forward commitments to hedge price variances in certain raw materials. Changes in the market value of forward commitments are recognized in income when the effects of the related charges in the hedged items are recognized.

Use of Estimates

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions are based upon the best available information and are subject to change as conditions within and beyond the control of the Company change, including but not limited to, economic conditions, the availability of additional information and actual experience rates different from those used in the Company’s estimates. Accordingly, actual results could differ from those estimates. Significant estimates are used in calculating allowance for bad debt, inventory reserves, recoverability of goodwill, insurance, including medical and workers’ compensation and warranty accruals, and in recognizing deferred tax assets and liabilities.

Advertising Costs

      Advertising costs are expensed when incurred and were $4,057, $4,597 and $3,664, for 2003, 2002 and 2001, respectively. Advertising expenses that relate to contractual cooperative advertising allowances and volume rebates with our customers are recorded as a reduction to net sales in the consolidated statements of operations. Other advertising expenditures incurred by the Company are reflected in selling, delivery, general and administrative expenses in the consolidated statements of operations.

Reclassifications

      Certain reclassifications have been made to the 2001 and 2002 balances to conform to the 2003 presentation.

3.	Special Charges

The Merger

      In connection with the Merger, the Company recorded a special charge in the amount of $10,059. The expenses associated with the Merger include $6,407 related to management transaction bonuses and associated payroll taxes, $1,615 related to warrants issued to Mr. Hull, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and $811 for stock option compensation related to options outstanding prior to the Merger. An additional charge of $2,345 will be incurred in January 2004 relating to the vesting of warrants to Mr. Hull.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Wing divestiture

      During 2003, the Company recorded a special charge in the amount of $739 for liabilities associated with the divestiture of Wing. The special charge is comprised of $364 lease obligations at Wing’s former facilities and a litigation settlement that was $375 higher than initially anticipated.

      During 2002, the Company recorded a special charge in the amount of $4,198 for liabilities associated with the divestiture of the assets of Wing. The special charge is comprised of $2,553 in exit costs incurred by the Company on the remaining lease obligations at Wing’s former facilities. The special charge also includes $1,645 for litigation expenses.

      As of December 31, 2003, $4,533 of the special charge was incurred and has been paid by the Company against its accrued provisions for the Wing divestiture, leaving a remaining accrual of $404 for unpaid liabilities.

Wood divestiture

      During 2003, the Company recorded a special charge in the amount of $226 for a past workers’ compensation claim associated with the divested unit. The entire $226 is unpaid as of December 31, 2003.

Woodville closing

      During 2001, the Company recorded special charges of $1,213, of which $303 related to non-capitalizable legal fees incurred to amend the Credit Agreement and $910 related to management’s decision to close its Woodville, Texas facility and merge certain operations into existing operations at other divisions. Included in the charge of $910 is $389 related to operating leases, $156 related to the write-off of fixed assets, $94 related to severance and other reserves totaling $271. During 2002, the Company recorded an additional $50 related to the Woodville closure in selling, delivery, general and administrative expenses.

      In addition to the above charges, the Company recorded a special writedown to inventory of $1,010 related to the closure of the Woodville, Texas facility and the associated product line rationalization, which is included in cost of goods sold. Upon closure of the Woodville facility in 2002, the entire inventory reserve was utilized.

      As of December 31, 2003, the Company has a reserve balance of $82 remaining for the closure of the Woodville, Texas facility primarily associated with the remaining lease obligation. As of December 31, 2003, $878 was incurred and has been paid by the Company against its accrued provisions for the Woodville, Texas facility closing. The Company does not anticipate additional liabilities related to the Woodville closure.

4.	New Accounting Pronouncements

Adoption of SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities”

      The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and the corresponding amendments on January 1, 2001. In accordance with the transition provisions of SFAS 133, the Company recorded a cumulative-effect adjustment as of January 1, 2001 of $2,319 to other comprehensive income. This adjustment represents the current fair-value of hedging instruments related to interest rate swap agreements of $2,646 with an offset of $327 related to the reclassification of deferred gains on previously terminated interest rate collars. There is no income tax effect considering there is a full valuation allowance against deferred tax assets. The Company also has forward aluminum contracts. However, these are excluded from the scope of SFAS 133 as they represent normal sales and purchases. At December 31, 2002, the fair value of the hedging instruments is a liability of $4,440. The Company’s hedging instruments matured in 2003.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

SFAS No. 141 — “Business Combinations,” SFAS No. 142, “Goodwill and Other Intangible Assets”

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”) and SFAS 142. SFAS 141 and SFAS 142 are effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted SFAS 141 and SFAS 142 on January 1, 2002 and eliminated amortization of goodwill as of such date. Amortization of goodwill during 2001 was $11,725.

      The Company completed its initial, transitional goodwill impairment analysis under SFAS 142 as of January 1, 2002 and its annual impairment test in the fourth quarter, and no goodwill impairment was deemed to exist. In accordance with the requirements of SFAS 142, the Company reviews goodwill for impairment during the fourth quarter of each year. Goodwill is also reviewed for impairment at other times during each year when events or changes in circumstances indicate an impairment might be present.

      The Company would have reported net income of $7,696 during 2001 if the goodwill amortization of $11,725 included in the Company’s net loss of $(4,029), as reported, had not been recognized.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Under SFAS 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Adoption of SFAS 143 has not had a material effect on the Company’s consolidated financial position or results of operations.

SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) effective January 1, 2002. SFAS 144 retains the fundamental provisions of existing generally accepted accounting principles with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”). However, SFAS 144 provides new guidance intended to address certain implementation issues associated with SFAS 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required, how to measure the amount of the impairment. SFAS 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. Adoption of SFAS 144 has not had a material effect on the Company’s consolidated financial position or results of operations.

SFAS No. 145 — “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB statement No. 13, and Technical Corrections”

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” requiring that gains and losses from the extinguishment of debt be classified as extraordinary items only if certain criteria are met. SFAS 145 also amends SFAS No. 13, “Accounting for Leases,” and the required accounting for sale-leaseback transactions and

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 was adopted by the Company on January 1, 2003. The Company expensed $29, $204 and $837 of deferred financing fees in connection with their excess cash flow payments during 2003, 2002 and 2001, respectively (see Note 5). The Company also expensed $3,117 in 2003 related to the refinancing of its previous credit facilities. The loss associated with the debt retirement has been included in interest expense on the Company’s financial statements. The 2002 and 2001 amounts had previously been reported as extraordinary items.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized initially at fair value when the liability is incurred. The Company adopted SFAS 146 on January 1, 2003. Adoption of SFAS 146 has not had a material effect on the Company’s consolidated financial position or results of operations.

SFAS No. 149 — “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies the accounting and reporting for derivative contracts, including hedging instruments. The amendments and clarifications under SFAS 149 generally serve to codify the conclusions reached by the Derivative Implementation Group, to incorporate other FASB projects on financial instruments, and to clarify other implementation issues. SFAS 149 became effective prospectively for derivative contracts entered into or modified by the Company after September 30, 2003. Adoption of SFAS 149 has not had a material effect on the Company’s consolidated financial position or results of operations.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 broadens the definition of financial instruments and establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 also requires that an issuer classify a financial instrument that is within its scope as an asset or as a liability. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 has not had a material effect on the Company’s consolidated financial position or results of operations.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Indebtedness of Others”

      During November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 generally requires a guarantor to recognize a liability for obligations arising from guarantees. FIN 45 also requires new disclosures for guarantees meeting certain criteria outlined in the pronouncement. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. Adoption of FIN 45 has not had a material effect on the Company’s consolidated financial position or results of operations.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

FIN No. 46 — “Consolidation of Variable Interest Entities”

      During January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 is effective for variable interest entities created after January 31, 2003 and is required to be adopted for variable interest entities that existed prior to February 1, 2003 by December 31, 2003. FIN 46 is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities and is entitled to receive a majority of the entity’s residual returns or both. In December 2003, the FASB issues a revision to FIN 46 to clarify some of the provisions and to exempt certain entities from its requirements. Adoption of FIN 46 has not had a material effect on the Company’s consolidated financial position or results of operations.

FIN No. 46R — “Consolidation of Variable Interest Entities”

      During December 2003, the FASB issued a revision to FIN 46 (“FIN 46R”), to clarify some of the provisions and to exempt certain entities from its requirements. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised interpretation. Otherwise, application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special purpose entities (“SPE’s”) for periods ending after December 15, 2003. Application by public entities, other than business issuers, for all other types of variable interest entities other that SPE’s is required in financial statements for periods ending after March 15, 2004. Adoption of FIN 46R has not had a material effect on the Company’s consolidated financial position or results of operations.

5.	Securitization of Accounts Receivable

      On July 9, 2001, the Company and certain of its subsidiaries (collectively “the Originators”) entered into an agreement whereby each Originator agreed to sell on a non-recourse basis, and on an ongoing basis, a pool of receivables comprising their entire trade receivable portfolio to a wholly-owned bankruptcy-remote special purpose funding subsidiary (“Atrium Funding Corporation” or “AFC”) of the Company. AFC is a distinct legal entity that does not engage in trade or business in order to make remote the possibility that it would have to file in bankruptcy or other receivership. In addition, AFC is consolidated for financial purposes. Certain subsidiaries sell all of their trade receivables to AFC. AFC entered into an agreement with Fairway Finance Corp. (the “Securitization Company”), agented by BMO Nesbitt Burns, whereby AFC can sell a pro rata share of the trade receivable portfolio to the Securitization Company for aggregate payments, subject to a borrowing base and receivable eligibility. On December 10, 2003, in connection with the Merger, the Company renewed the Accounts Receivable Securitization Facility for a period of five years.

      Generally, the agreement provides that as payments are collected from the sold accounts receivable, AFC may elect to have the Securitization Company reinvest the proceeds in new accounts receivable. The Securitization Company, in addition to the right to collect payments from that portion of the interests in the accounts receivable owned by them, also has the right to collect payments from that portion of the ownership interest in the accounts receivable that is owned by AFC. The facility, which expires December 10, 2008, requires the Company to comply with various affirmative or negative covenants and requires early amortization if AFC does not maintain a minimum equity requirement. The facility also terminates on the occurrence and failure to cure certain events, including, among other things, any failure of AFC to maintain certain ratios related to the collectability of the receivables, or the Company’s failure to maintain long-term unsecured debt ratios. The Company and AFC were in compliance with all related covenants as of December 31, 2003 and 2002.

      As a result of the agreement, receivables sold to the Securitization Company are not reflected in the Company’s consolidated balance sheet. The Securitization Company is free to pledge or exchange its interest.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Any receivables not sold to the Securitization Company constitute the retained interest in the receivables portfolio of AFC. Due to the short-term nature of the underlying receivables, the net carrying amount of the Company’s retained interest in transferred accounts receivables as of December 31, 2003 approximates fair value and is classified as a current asset.

      On August 3, 2001, AFC sold a pro rata share of the trade receivable portfolio for $33,000, leaving a retained interest of $28,055. Subsequently, additional pools of receivables were sold. The amount the Company received from the sale was net of provisions for bad debts and transaction fees, which included placement fees and professional fees of approximately $878.

      The Company retains the servicing responsibilities for which it receives an annual servicing fee of .5% of the securitized accounts receivables. The Company recognizes no servicing asset or liability because the servicing fee represents adequate compensation for the services performed. The servicing fee is eliminated upon consolidation. The table below summarizes certain cash flow information for the years ended December 31, 2003, 2002 and 2001:

	2003	2002		2001

Proceeds from new securitizations	$564,719	$513,245		$269,893
Cash flows received on retained interest	211,271	269,751		109,214
Proceeds from collections reinvested	541,196	522,527		222,332
Net charge-offs of managed receivables	492	625		1,069
Actual and expected losses	N/A(a)(b)	N/A(a	)(b)	N/A(a	)(b)

(a)	not applicable due to collateral coverage on securitizations.

(b)	not applicable since fair value of retained interest approximates carrying value given the short-term nature of underlying receivables.

      Managed portfolio data consisted of the following at December 31:

	2003	2002	2001

Securitized balances	$31,000	$20,300	$27,400
Retained interest in sold accounts receivable	24,461	25,209	14,373
Owned receivables	8,387	1,847	3,895

Managed receivables	$63,848	$47,356	$45,668

      The delinquency rate, as defined by the agreement, represents any sold receivables that have aged beyond 60 days past due. The delinquency rate was 2.13%, 1.47% and 2.71% as of December 31, 2003, 2002 and 2001. The delinquency rate directly affects the Company’s borrowing base limitations. A lower delinquency rate allows the Company to borrow additional funds from AFC.

      The Company incurred costs of $1,905, $1,133 and $1,532 on the sale of its receivables that have been classified as a separate line item in selling, delivery, general and administrative expenses for 2003, 2002 and 2001, respectively. Expenditures in 2003 were comprised of $1,155 related to the loss on sale of receivables and $750 for expenses incurred to extend the accounts receivable securitization facility through December 2008. Expenditures that were incurred due to the Company’s sale of its receivables in 2002 comprise $1,065 related to the loss on sale of receivables, which represents the interest expense component of the transaction and $68 for expenses incurred to amend the accounts receivable securitization facility from $50,000 to $42,000. Expenditures in 2001 were comprised of $878 of fees associated with the placement of the securitization and a loss on the sale of receivables of $654, which represents the interest expense component of the transaction. Additionally,

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

included in selling, delivery, general and administrative expenses is $492, $625 and $1,069 related to the loss on sale of receivables due to the adjustment to fair value for 2003, 2002 and 2001, respectively.

6.	Acquisitions

      The 2003 Acquisitions described below have been accounted for in accordance with SFAS 141 and the results of their operations are included in the Company’s financial statements from the date of their respective acquisition.

Superior

      On December 31, 2003, the Company acquired all of the outstanding capital stock of Superior Engineered Products Corporation, a California corporation (“Superior”), for a purchase price of $52,500, including $47,500 in cash and $5,000 in Atrium Corporation common stock. Transaction fees related to the acquisition of Superior were $411. Superior, based in Ontario, California, is a manufacturer of windows and other building materials. The cash portion of the transaction was funded with $40,000 of term loan borrowings previously held in escrow and $7,500 borrowed under the Company’s accounts receivable securitization facility. The purchase price is allocated as follows:

Cash	$3,344
Accounts receivable	4,591
Other receivables	162
Inventory	5,593
Prepaid expenses	487
Deferred tax asset	208
Property, plant and equipment	16,312
Other assets	176
Goodwill	12,112
Intangible assets	12,900
Accounts payable	(787)
Accrued liabilities	(1,979)
Deferred tax liability	(208)

Total purchase price	$52,911

Aluminum Screen

      On October 1, 2003, the Company completed the acquisition of substantially all of the operating assets of Aluminum Screen Manufacturing, Ltd., L.L.P., a Texas registered limited liability partnership and Texas limited partnership, Aluminum Screen Products, Inc., a Nevada corporation, and Aztex Screen Products, L.L.C., an Arizona limited liability corporation (collectively, “Aluminum Screen”) for $16,500 in cash, excluding transaction fees of approximately $768. Aluminum Screen, a screen manufacturer based in Dallas, Texas, with additional operations in Houston, Phoenix, Las Vegas and Ciudad Juarez, Mexico, is a supplier to the window and patio door industry. The transaction was effected through Atrium’s newly-formed subsidiary, Aluminum Screen Manufacturers, Inc., a Delaware corporation, and was funded through a combination of borrowings under both

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

the Company’s revolving credit facility and accounts receivable securitization facility. The purchase price is allocated as follows:

Accounts receivable	$938
Inventory	1,785
Prepaid expenses	38
Property, plant and equipment	1,721
Other assets	46
Goodwill	14,625
Accounts payable	(1,371)
Accrued liabilities	(514)

Total purchase price	$17,268

Danvid

      On April 1, 2003, the Company acquired substantially all of the assets of Danvid Window Company (“Danvid”), a wholly-owned subsidiary of American Architectural Products Corporation (“AAPC”), for approximately $5,550 in cash and the assumption of certain liabilities. The proceeds used to complete the transaction were funded through the Company’s revolving credit facility. The assets of Danvid have been acquired out of bankruptcy (with both Danvid and AAPC operating as a debtor-in-possession under Chapter 11) pursuant to an auction sale under Sections 363 and 365 of the Bankruptcy Code. The acquisition of Danvid, an aluminum and vinyl window and door manufacturer, located in Dallas, Texas, further strengthens the Company’s market share in the southern regions of the United States.

      The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition. The excess purchase price over the fair market value of the assets acquired (“goodwill”) was $1,668, the Company also incurred $275 in transaction fees in connection with the transaction. The purchase price is allocated as follows:

Accounts receivable	$3,518
Other receivables	24
Inventory	1,581
Property, plant and equipment	2,226
Other assets	1,534
Goodwill	1,668
Accounts payable	(872)
Accrued liabilities	(2,590)
Other long-term liabilities	(1,264)

Total purchase price	$5,825

MD Casting

      On January 31, 2003, the Company, through its newly-formed and wholly-owned subsidiary, MD Casting, Inc. (“MD Casting”), completed the acquisition of substantially all of the operating assets of Miniature Die Casting of Texas, L.P., a Texas limited partnership, for a purchase price of $3,250, excluding transaction fees of approximately $144, with an additional amount of up to $600 to be paid over three years upon the achievement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

of certain financial targets. MD Casting is a zinc die cast hardware manufacturer located in Fort Worth, Texas. The Company financed the acquisition through its revolving credit facility.

      The aggregate purchase price has been allocated to the underlying assets and liabilities based upon their respective estimated fair market values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired (“goodwill”) was $3,121. The purchase price is allocated as follows:

Accounts receivable	$156
Inventory	195
Property, plant and equipment	929
Goodwill	3,121
Accounts payable	(224)
Accrued liabilities	(383)
Other long-term liabilities	(400)

Total purchase price	$3,394

7.	Fair Value of Financial Instruments

      In accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Due to the fact that considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

      Cash and cash equivalents — The carrying amounts reported in the balance sheet approximate the fair value.

      Notes payable — The fair value of the Company’s notes is based on quoted market prices. The carrying value of notes payable, other than the Senior Subordinated Notes, approximate fair value due to the floating nature of the interest rates. Management estimates that the Senior Subordinated Notes which have a carrying value of $226,656 and $173,019 as of December 31, 2003 and 2002, and are valued at $240,750 and $171,500 as of December 31, 2003 and 2002, respectively, based on quoted market prices.

      Forward aluminum contracts — The unrealized gains and losses are based on quotes for aluminum as reported on the London Metal Exchange. The Company had forward contracts with fixed rate prices totaling $3,796 and $2,885 with unrealized gain of $388 and an unrealized loss of $3 at December 31, 2003 and 2002, respectively.

      Forward zinc contracts — The unrealized gains and losses are based on quotes for zinc as reported on the London Metal Exchange. The Company had forward contracts with fixed rate prices totaling $529 with an unrealized gain of $85 at December 31, 2003.

      Interest Rate Swaps — The Company entered into interest rate swap agreements whereby the Company paid the counterparties interest at a fixed rate and the counterparties paid the Company interest at a floating rate equal to the three-month LIBOR interest rate. The fair value of interest rate swap agreements are the amount at which they could be settled, based on estimates obtained from lenders. As of December 31, 2003, all of the Company’s interest rate swaps have expired.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

      Swaps consisted of the following at December 31:

	2002	2001

Swap #1
Notional Amount	$100,000	$100,000
Fixed Interest Rate	6.6625%	6.6625%
Termination Date	11/3/03	11/3/03
Fair Value	$(4,440)	$(6,821)
Swap #2
Notional Amount	—	$37,500
Fixed Interest Rate	—	6.1475%
Termination Date	—	12/9/02
Fair Value	—	$(1,448)

      In December 2001, the Company amended Swap #2 from a notional amount of $40,000 to a notional amount of $37,500 in order to maintain hedge effectiveness and incurred a loss of $184 associated with the amendment, which was reclassified from other comprehensive loss to interest expense. Additionally in 2002, the Company amended Swap #2 to a notional amount of $32,900 in order to maintain hedge effectiveness. Swap #1 expired in November 2003 and Swap #2 expired in December 2002.

8.	Inventories

      Inventories consisted of the following at December 31:

	2003	2002

Raw materials	$33,526	$22,047
Work-in-process	1,442	1,041
Finished goods	14,937	10,667

	49,905	33,755
LIFO reserve	(916)	(43)

	$48,989	$33,712

      The change in the LIFO reserve for 2003, 2002 and 2001, resulted in a increase of cost of sales of $873 and $346 and a decrease in cost of sales of $1,116, respectively. Reduction in inventory quantities resulted in a liquidation of certain LIFO quantities carried at lower costs prevailing in prior years as compared with the costs of purchases, the effect of which increased cost of goods sold by approximately $36 in 2003 and $87 in 2002.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

9.	Property, Plant, and Equipment

      Property, plant and equipment consisted of the following at December 31:

	2003	2002

Land	$550	$550
Buildings and improvements	13,923	10,844
Machinery and equipment	110,015	65,280
Construction-in-process	3,839	2,471
Total	128,327	79,145
Less accumulated depreciation	(37,653)	(23,823)

	$90,674	$55,322

      Depreciation expense was $13,240, $11,476 and $10,005 in 2003, 2002 and 2001, respectively.

Capital Lease Agreements

      On December 31, 2003, the Company entered into two new capital leases. One lease was financed for $6,570 over 50 months with a guaranteed $1,596 residual payment. The other new capital lease was financed for $1,273 over 36 months with a guaranteed residual payment of $200. Both leases are being amortized using a 4.45% interest rate.

Thermal Extrusion Sale

      On September 10, 2001, the Company and its subsidiary, Thermal Industries, Inc., entered into an asset sale agreement with Royal Group Technologies Limited (“Royal”) to sell certain assets of Thermal’s vinyl extrusion operation for $3,784. The Company recorded a gain of $1,741 in the fourth quarter of 2001, net of certain shut down costs associated with the extrusion operation. Additionally, the Company entered into a vinyl extrusion supply agreement with Royal for a period of five years at current market prices for minimum quantities.

W.P. Carey Sale-leaseback

      On November 29, 2001, the Company sold one of its manufacturing facilities and subsequently leased back the facility under an operating lease. In connection with the sale, the Company recorded a gain of $582. Additionally, on November 18, 1999, the Company sold two of its manufacturing facilities and subsequently leased back the facilities under operating leases. In connection with the sales, the Company recorded a gain of $143. All of these sale-leaseback gains have been deferred and are being amortized as an adjustment to rent expense over the terms of the related leases. Each of these sales were consummated with W.P. Carey and its affiliates. W.P. Carey is a New York based real estate investor that is not affiliated with the Company.

10.	Deferred Financing Costs

      Deferred financing costs relate to costs incurred in the placement of the Company’s debt and are being amortized using the straight line method over the terms of the related debt, which range from five to ten years. This method approximates the effective interest method. Amortization expense for 2003, 2002 and 2001 was $2,914, $2,853 and $2,945, respectively, and was recorded as interest expense in the accompanying consolidated statements of operations.

      During 2003, the Company wrote-off $29 of deferred financing costs in connection with the $1,058 prepayment on the Company’s Term Loan A, Term Loan B and Term Loan C (collectively the “Previous Term

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Loans”). In 2002, the Company wrote off $204 of deferred financing costs in connection with the prepayment of $6,544 made on the Company’s Previous Term Loans. During 2001, the Company wrote off deferred financing costs of $837 in connection with a $20,000 prepayment. The write-downs have been recorded in interest expense in the statements of operations as a result of the adoption of SFAS 145. The 2002 and 2001 amounts were previously recorded as extraordinary items.

      In connection with the Merger, the Company wrote-off $3,117 of deferred financing costs related to the Previous Credit Facility.

11.	Notes Payable

      Notes payable consisted of the following at December 31:

	2003	2002

$175,000 Senior Subordinated Notes, issued with an original discount of $2,632, due May 1, 2009, with semiannual interest payments of 10.50% due May 1 and November 1	$175,000	$175,000
$50,000 Senior Subordinated Add-On Notes, issued with an original premium of $3,438, due May 1, 2009, with semiannual interest payments of 10.50% due May 1 and November 1	50,000	—
Revolving credit facility	—	—
$180,000 Term Loan, due December 10, 2008 with $450 quarterly payments, interest at either the administrative agent’s base rate plus an applicable margin or LIBOR plus an applicable margin (3.92% at December 31, 2003)	180,000	—
$14,000 Term Loan A, due June 30, 2004 with $810 quarterly payments, interest at either the administrative agent’s base rate plus an applicable margin or LIBOR plus an applicable margin (4.44% at December 31, 2002)	—	4,660
$70,000 Term Loan B, due June 30, 2005 with $280 quarterly payments, interest at either the administrative agent’s base rate plus an applicable margin or LIBOR plus an applicable margin (4.93% at December 31, 2002)	—	55,647
$80,930 Term Loan C, due June 30, 2006, with $280 quarterly payments, interest at either the administrative agent’s base rate plus an applicable margin or LIBOR plus an applicable margin (5.15% at December 31, 2002)	—	64,693
Other notes payable, including capital lease obligations	8,536	6

	413,536	300,006
Less:
Unamortized discount on $175,000 Senior Subordinated Notes	(1,752)	(1,981)
Unamortized premium on $50,000 Senior Subordinated Add-On Notes	3,408	—
Current maturities of long-term debt	(3,302)	(6,524)

Long-term debt	$411,890	$291,501

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Senior Subordinated Notes

      On May 17, 1999, the Company issued $175,000 of Senior Subordinated Notes (the “Existing Senior Subordinated Notes”) due May 1, 2009. The Existing Senior Subordinated Notes have a 10.50% stated rate paid semi-annually and were issued at a discount of 98.496 to yield 10.75% to maturity. In connection with the issuance of the Existing Senior Subordinated Notes, the Company retired its previously outstanding senior subordinated notes and paid down $15,000 on its Term Loan B.

      In connection with the Merger, the Company issued $50,000 of 10.50% senior subordinated notes (the “Add-On Notes” and together with the Existing Senior Subordinated Notes, the “Senior Subordinated Notes”) due on May 1, 2009. The Add-On Notes constitute an additional issuance of the Existing Senior Subordinated Notes pursuant to our indenture, dated May 17, 1999, as amended, under which the outstanding notes were previously issued. The Add-On Notes were issued at a premium of 106.78 to yield 8.89% to maturity.

      The Senior Subordinated Notes are non-callable for five years and have redemption prices of 105.25%, 103.50%, 101.75% and 100.00% of the principal amount for the twelve months beginning May 1, 2004, 2005, 2006, 2007 and thereafter, respectively.

Credit Agreement

      The Company entered into a Credit Agreement (the “Previous Credit Agreement”), dated as of October 2, 1998 as amended and restated as of October 25, 2000. The Previous Credit Agreement provided for four separate facilities (the “Facilities”) consisting of three term loans (referred to individually as “Term Loan A,” “Term Loan B” and “Term Loan C,” and collectively as the “Previous Term Loans”) and a revolving credit facility with a letter of credit sub-facility (the “Previous Revolving Facility,” together with the Previous Term Loans, the “Loans”). In December 2003, in connection with the Merger, the Company repaid the Previous Term Loans with the proceeds from a new term loan facility (the “Current Credit Agreement”) described below.

      The Previous Revolving Facility was in the amount of $47,000, of which $10,000 was available under a letter of credit sub-facility. As of December 31, 2002, no amounts were outstanding under the Previous Revolving Facility and letters of credit of $2,752 were outstanding under the letter of credit sub-facility.

      In connection with the Merger, we entered into a new credit agreement providing for a revolving credit facility (the “Current Revolving Credit Facility”) in the amount of $50,000, which includes a $20,000 sub-facility for the issuance of letters of credit and a $10,000 sub-facility for swing line loans and a $180,000 term loan facility (the “Current Term Loan Facility”). The Current Revolving Credit Facility has a maturity date of December 10, 2008. As of December 31, 2003, no amounts were outstanding under the Current Revolving Facility and letters of credit of $8,701 were outstanding under the letter of credit sub-facility. The Current Revolving Facility has a maturity date of December 10, 2008.

      All amounts outstanding under the Current Credit Agreement are collateralized by (i) a pledge of all of the capital stock and intercompany notes of the Company and its direct and indirect domestic subsidiaries (the “Domestic Subsidiaries”) existing on December 10, 2003 or thereafter and (ii) an interest in substantially all of the tangible and intangible properties and assets (including substantially all contract rights, certain real property interests, trademarks, tradenames, equipment and proceeds of the foregoing) of Atrium Corporation, the Company and their respective Domestic Subsidiaries existing on December 10, 2003 or thereafter created or acquired. Atrium Corporation and each of the Domestic Subsidiaries have unconditionally guaranteed, on a joint and several basis, all obligations of the Company under the Current Credit Agreement.

      The Previous Term Loans had an “excess cash flows” provision mandating additional principal payments if certain cash flows targets are met during the year. For 2002, the excess cash flow payment was $1,058, which was paid in April 2003. In December 2002, the Company voluntarily paid $6,544 on the Previous Term Loans, which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

reduced the mandated excess cash flow payment for 2002 to $1,058. The Current Credit Agreement also provides for excess cash flows, which will be paid in 2005.

      The Company is required to pay certain commitment fees in connection with the Current Credit Agreement based upon the average daily unused portion of the Current Revolving Facility, certain fees assessed in connection with the issuance of letters of credit as well as other fees specified in the Current Credit Agreement and other documents related thereto.

Covenants

      The Senior Subordinated Notes and the Current Credit Agreement require the Company to comply with certain covenants which, among other things, include limitations on indebtedness, liens and further negative pledges, investments, contingent obligations, dividends, redemptions and repurchases of equity interests, mergers, acquisitions and asset sales, capital expenditures, sale leaseback transactions, transactions with affiliates, dividend and other payment restrictions affecting subsidiaries, changes in business conducted, amendment of documents relating to other indebtedness and other material documents, creation of subsidiaries, designation of Designated Senior Indebtedness in respect of the Senior Subordinated Notes, and prepayment or repurchase of other indebtedness. Additionally, the Current Credit Agreement requires the Company meet certain quarterly financial tests pertaining to total leverage, interest coverage, fixed charge coverage and capital expenditures. As of December 31, 2003, the Company is in compliance with all related covenants, and the Company anticipates that it will continue to comply in 2004 with the quarterly financial covenants.

      The Current Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

Debt Maturities

      Principal payments due during the next five years on long-term notes payable as of December 31, 2003 are as follows:

2004	$3,302
2005	3,492
2006	3,552
2007	3,428
2008	174,762
Thereafter	225,000

$413,536

      The ability of the Company to meet its debt service, working capital requirements and capital expenditure requirements is dependent upon the future performance of the Company and its subsidiaries which, in turn, is subject to general economic conditions and to financial, business and other factors, including factors beyond the Company’s control.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

12.	Accrued Liabilities

      Accrued expenses and other liabilities consisted of the following at December 31:

	2003	2002

Salaries, wages and related taxes	$11,974	$10,255
Interest	3,821	4,928
Current portion of interest rate swap	—	4,440
Shutdown costs and accrued severance	487	871
Advertising allowances and customer rebates	4,291	4,103
Workers’ compensation reserve	1,915	764
Health insurance reserve	898	800
Sales, use and property taxes	2,795	2,429
Warranty reserve	2,525	969
Other	5,555	1,883

	$34,261	$31,442

13.	Distributions to and Contributions from Atrium Corporation

      During 2003, the Company distributed net capital in the amount of $20,383 to Atrium Corporation, of which $27,379 represents the net cash distribution to Atrium Corporation related to the Merger, and includes $97 of expenses paid by the Company on behalf of Atrium Corporation. The amount also includes non-cash expenses of $381 related to stock compensation expense and $1,615 related to amortization of warrants. Additionally, $5,000 of stock issued in connection with the Superior acquisition was contributed to the Company, net of the above non-cash expenses.

      During 2002, the Company distributed capital in the amount of $168 to Atrium Corporation, of which $124 represented the repurchase of common stock and stock options from former employees, net of options exercised by current and former employees, and $45 related to administrative expenses.

      During 2001, the Company received a capital contribution of $10,052 from Atrium Corporation, which represented the proceeds from the issuance of its common stock. This amount was contributed to the Company net of transaction expenses of $1,423 incurred in connection with the registration of the Atrium Corporation Senior Pay-In-Kind Notes, $862 for distribution to Atrium Corporation for the repurchase of stock options from former employees, $492 for distribution to Atrium Corporation for the repurchase of stock from former employees and $27 related to administrative expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

14.	Federal Income Tax

      Temporary differences that give rise to the deferred income tax assets and liabilities are as follows as of December 31:

	2003	2002

Deferred income tax assets:
Stock compensation	$650	$889
Accounts receivable	600	571
Inventory cost capitalization and valuation	586	606
Accrued vacation and bonuses	903	1,743
Other accrued liabilities	557	673
Warranty reserve	451	390
Workers’ compensation reserve	770	307
Alternative minimum tax credit carryforwards and other	418	700
Swap contract liability	—	1,787
Net operating loss carryforwards	27,774	27,435

	32,709	35,101
Valuation allowance	(11,319)	(20,365)

Net deferred tax asset	21,390	14,736

Deferred income tax liabilities:	—	—
Depreciation and amortization	(20,742)	(14,088)
LIFO reserve	(648)	(648)

Net deferred tax liability	(21,390)	(14,736)

Net deferred income tax asset/(liability)	—	—
Less-current deferred tax asset	2,595	1,324

Long-term deferred tax liability	$(2,595)	$(1,324)

      A valuation allowance is required against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. The change in the valuation allowance is the result of changes in temporary differences and return to provision adjustments. A valuation allowance has been recorded against the Company’s net deferred tax asset.

      At December 31, 2003, the Company had net operating loss carryforwards of approximately $81,687, which begin to expire in 2019. The Company also had $230 of alternative minimum tax credit carryforwards at December 31, 2003, which have no expiration date.

      The Merger caused an ownership change pursuant to Internal Revenue Code Section 382. As a result of this ownership change, the Company’s use of its net operating loss carryforwards subsequent to that date will be subject to an annual limitation. Management does not believe that this annual limitation will impact the Company’s ability to utilize its net operating losses during the carryforward period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

      The components of the provision for income taxes are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Federal income tax provision
Current	$—	$—	$—
Deferred	—	—	—
State income tax provision
Current	422	625	1,358
Deferred	—	—	—

Provision for income taxes	$422	$625	$1,358

      Reconciliation of the federal statutory income tax rate to the effective tax rate, was as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Tax computed at statutory rate	$2,339	$5,185	$(935)
State taxes, net of federal benefit	274	407	883
Amortization of goodwill	—	—	2,679
Valuation allowance	(2,515)	(5,203)	(1,484)
Other items	324	236	215

Provision for income taxes	$422	$625	$1,358

      For income tax purposes, Internal Revenue Code Section 197 (“IRC section 197”) provides for the amortization of certain intangible assets, including goodwill, for asset acquisitions occurring after August 1993. Any resulting difference in the book and tax basis of these intangibles is reflected as a component of deferred taxes. Amortization expense related to intangible assets which do not qualify under IRC section 197 is reflected as nondeductible amortization in the rate reconciliation.

15.	Related Parties

Stockholders Agreement

      Atrium Corporation is party to a stockholders agreement with ATR Acquisition, LLC and ML IBK Positions, Inc. Pursuant to the stockholders agreement, Mr. Hull has been designated Chairman of our board of directors and of the board of directors of Atrium Corporation in accordance with his employment agreement. Each of the other members of our board of directors and the board of directors of Atrium Corporation have been designated by ATR Acquisition, LLC. For more information about the composition of our board of directors see “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement.”

      The stockholders agreement contains customary terms, including terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights, preemptive rights with respect to our capital stock and veto rights with respect to certain corporate actions including but not limited to:

•	a supermajority consent of the members of ATR Acquisition, LLC to approve any sale, merger, or other corporate reorganization or restructuring or transfer of control involving the Company;

•	unanimous consent of the members of ATR Acquisition, LLC to amend the stockholders agreement, the Company’s certificate of incorporation, by-laws or other organizational documents; and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

•	unanimous consent of the members of ATR Acquisition, LLC to alter the maximum number of directors comprising the Company’s board of directors.

Management Agreement

      We are party to a management agreement with JLK Operations, Inc., an affiliate of Kenner for management and financial advisory services and oversight to be provided to us and our subsidiaries. Pursuant to the management agreement, we have agreed to pay to JLK Operations, Inc. an annual advisory fee of $250 plus expenses, payable on a quarterly basis in advance. Payment of the annual fee under the management agreement is subject to the terms of our credit and financing arrangements.

      Atrium Corporation paid Kenner and/or its affiliates a one-time transaction fee of $8,000 upon consummation of the Merger.

      In addition, Atrium Corporation paid a transaction fee of $1,000 to UBS Capital Americas, LLC and Merrill Lynch Global Partners, Inc. in connection with and upon the consummation of the Merger.

Consulting Agreement

      The Company entered into a consulting, noncompetition and nonsolicitation agreement with John Ellison, the former owner of Ellison. The term of the agreement commenced October 25, 2000, was amended in June 2001 and was terminated in connection with the Merger. Under this agreement, Mr. Ellison provided the Company with consulting services with respect to the matters of Ellison, as well as various strategies for expanding the Company’s customer base and increasing its sales. During the term of his agreement, Mr. Ellison was to receive payments in the aggregate amount of $2,600, payable in 18 installments of $12 each, on the fifteenth and last day of each month and 150 installments of $16 on the fifteenth and last day of each month beginning on July 31, 2001 and continuing thereafter to and including October 15, 2007. The Company paid Mr. Ellison $1,226 to terminate the agreement on December 10, 2003.

Notes Receivable

      Included in prepaid expenses and other current assets are the following receivables due from related parties (none of which are executive officers of the Company) at December 31:

	2003	2002

Receivables from employees	$98	$167

16.     Commitments and Contingencies

Employment Agreements

      The Company has entered into employment agreements with several key executives of the Company including its Chairman, President and Chief Executive Officer, its Chief Financial Officer, its Co-Chief Operating Officers, its General Counsel and several Divisional Presidents, Vice Presidents, General Managers and Sales Managers. The agreements generally provide for terms of employment, annual salaries, bonuses, benefits, eligibility for option awards and severance.

Operating Leases

      The Company has entered into operating lease agreements for office and manufacturing space, automobiles, and machinery and equipment with unrelated third parties, and related parties of the Company. Total rent expense for 2003, 2002 and 2001 was $25,486, $23,683 and $23,197, respectively. Of these totals, amounts paid to related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

parties were $626, $456 and $1,665 for 2003, 2002 and 2001, respectively. The Company terminated a lease agreement with a related party in November 2001, and entered into replacement lease agreements with an unrelated third party. Future minimum rents due under operating leases with initial or remaining terms greater than twelve months are as follows:

Total

2004	$13,844
2005	12,369
2006	10,179
2007	7,086
2008	6,242
Thereafter	58,341

$108,061

      Certain lease agreements provide for increased payments based on changes in the consumer price index. Additionally, under certain lease agreements the Company is obligated to pay insurance and taxes.

Forward Commitments

      The Company has contracts with various suppliers to purchase aluminum and zinc for use in the manufacturing process. The contracts vary from one to twelve months and are at fixed quantities with fixed and floating prices. As of December 31, 2003, the Company had forward commitments for 65,465,000 pounds of aluminum, of which 5,000,000 pounds were at fixed prices. The fixed contracts totaled $3,796 for delivery through December 2004. As of December 31, 2003, the Company had forward commitments for 1,080,000 pounds of zinc at a fixed price. The fixed contracts totaled $529 for delivery through December 2004.

Contingencies

      The Company has four unionized facilities within the State of Texas, all of which are represented by the Union of Needletrades, Industrial and Textile Employees (“UNITE!”). During May of 2001, the Company entered into a three-year collective bargaining agreement with UNITE! which will expire in 2004. We expect to begin negotiations for a new collective bargaining agreement in April 2004 and renew the collective bargaining agreement shortly thereafter.

      The Company is involved in various stages of investigation and cleanup related to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company’s involvement. The Company was named in 1988 as a potentially responsible party (“PRP”) in two superfund sites pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

      The Company is a PRP at the Chemical Recycling, Inc. or “CRI” Superfund site in Wylie, Texas. The Company is a very small contributor at the CRI site, being assigned approximately 2.788% of the damages based on its waste volume at the site. The site was a solvent reclamation facility, and the Company sent paint waste to the site for recycling. The site has soil and groundwater contamination. Major removal actions have occurred and a Work Plan for Risk Assessment/ Feasibility Study was submitted to the Environmental Protection Agency (“EPA”) in October 1996. According to the studies performed by the site’s steering committee, affected

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

groundwater has not migrated off-site. According to the EPA general counsel in charge of the site, the site is low priority compared to other sites in the region. There are 115 PRP’s at this site with approximately 85 that are members of the site’s steering committee. Two main PRP’s, Glidden and Sherwin Williams, account for approximately 46% of all liability. The Company’s costs to date associated with this site have been approximately $78, with a current credit for overpayment of $30.

      The Company believes that based on the information currently available, including the substantial number of other PRP’s and relatively small share allocated to it at such sites, its liability, if any, associated with either of these sites will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

      The Company owned one parcel of real estate that requires future costs related to environmental clean-up. The estimated costs of clean-up have been reviewed by third-party sources and are expected not to exceed $150. The previous owner of the property has established an escrow of $400 to remediate the associated costs. The Company sold this property in December 1999. The Company has established a letter of credit of $250 to cover any costs of remediation exceeding the previous owner’s escrow. The Company expects a closure certificate to be issued by January 2005, at which time the letter of credit will expire. The Company believes the existing escrow amount is adequate to cover costs associated with this clean-up.

      In connection with the sale of one of the Company’s facilities in December 2002, a $250 escrow was established. The escrow is receivable upon the Company obtaining an environmental innocent ownership certification on the building. The Company is currently in the process of applying for the certification and expects to be refunded the entire $250 escrow during 2004.

      In addition to the foregoing contingencies, the Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

17.	Other Income, Net

      Other income, net consists of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001

Rental, interest and other income	$355	$214	$364
Other expense	(286)	(192)	(384)

	$69	$22	$(20)

18.	Stock Options

2003 Stock Option Plan

      Atrium Corporation adopted the Atrium Corporation 2003 Stock Option Plan (the “2003 Plan”) on December 10, 2003, which provides for the grant of options to purchase common stock of Atrium Corporation to our key employees and eligible non-employees. The 2003 Plan provides for the grant of options to purchase up to 14,000 shares of common stock of Atrium Corporation. Immediately following the consummation of the Merger, a total of 8,750 options to purchase shares of common stock of Atrium Corporation were outstanding under the 2003 Plan.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

      Options granted under the 2003 Plan have a term of ten years from the date of grant and vest in equal installments either on the annual anniversary of grant or on the last day of each month over a period of five years, subject to continued employment. No option is exercisable until it has vested.

      Upon termination of the optionee for cause or voluntary termination by the optionee without good reason, all unvested options are automatically forfeited. Upon termination of employment of an optionee for any reason or if a sale of the company, as defined in the 2003 Plan, occurs, Atrium Corporation has the right to purchase all or any portion of the optionee’s vested options and any shares of common stock of Atrium Corporation held by the optionee as a result of the exercise of an option.

      The 2003 Plan provides that, unless specifically approved otherwise, all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. All options granted to date under the 2003 Plan are nonqualified options. Options are not transferable other than in accordance with the laws of descent and distribution. All shares of common stock issued upon exercise of options are subject to a right of first refusal that provides Atrium Corporation or its designee with the right to purchase such shares in the event of any proposed transfer thereof by the optionee.

      As a condition to the grant of the options under the 2003 Plan, each holder of such options was required to execute an option agreement containing certain repurchase provisions.

Replacement Stock Option Plan

      Atrium Corporation adopted the Atrium Corporation Replacement Stock Option Plan (the “Replacement Plan”) on December 31, 2003, which provides for the grant of options to purchase Atrium Corporation’s common stock in replacement of outstanding options of our former parent in connection with the Merger. The Replacement Plan provides for the grant of up to 1,105 options to purchase shares of common stock of Atrium Corporation, all of which were outstanding as of December 31, 2003. Options granted under the Replacement Plan have a term of ten years from the date of grant, subject to continued employment, and vest ratably over a period of three years on the last day of each month during such period. No option is exercisable until it is vested. These options have an exercise price of $0.01 per share.

      Upon termination of an optionee’s employment for any reason or upon sale of the Company, Atrium Corporation has the right to repurchase all or any portion of the replacement options held by the optionee. As a condition to the grant of the replacement options, each holder of a replacement option was required to execute a buy-sell agreement containing the repurchase provisions.

      The Replacement Plan provides that all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. Replacement options are not transferable other than in accordance with the laws of descent and distribution by an optionee, except that options may be transferred to any optionee’s family members or personal representative.

Hull Warrants

      In connection with the Merger and entry into his employment agreement, Mr. Hull was granted warrants to purchase 7,750 shares of Atrium Corporation’s common stock. 4,000 of these shares fully vested on February 1, 2004 and were exercised on February 27, 2004 at an exercise price of $.01 per share. With respect to the remaining 3,750 shares, the warrant vests ratably on a monthly basis over a five-year period and has an exercise price of $1,000 per share. Notwithstanding the foregoing, all of the remaining warrants will immediately vest upon a sale of the Company or upon a change control.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

Prior Option Plans

      Prior to the Merger, the Company’s employees participated in the 1998 option plan and the 1998 replacement plan. Upon the Merger, all such options vested and were either exercised or cancelled. The activity of these plans is summarized in the table below.

      The following table summarizes the transactions of the 2003 Plan, the Hull Warrants and the Replacement Plan (combined) for the year ended December 31, 2003 and the transactions of the 1998 Plan and the Replacement Plan for the years ended December 31, 2003, 2002 and 2001:

	December 31,	December 31,	December 31,
	2003(1)	2002(1)	2001(1)

Outstanding awards, beginning of period	9,646	9,446	11,916
Granted	17,605	591	159
Canceled or expired	(3,659)	(305)	(2,493)
Exercised	(5,987)	(86)	(136)

Outstanding awards, end of year	17,605	9,646	9,446

Weighted average grant-date fair value of awards	$1,000	$1,182	$1,182
Weighted average exercise price of awards exercised	$917	$9	$9
Weighted average exercise price of awards granted	$710	$1,182	$1,182
Weighted average exercise price, end of period	$710	$1,033	$1,006
Awards exercisable, end of period	—	7,097	4,755
Awards available for future grant	5,250	6,100	6,386

(1)	The number of shares and exercise prices have been adjusted for the December 10, 2003 exchange of 11 existing shares for 10 new shares in Atrium Corporation.

      The following table summarizes information about stock options (including warrants) outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(months)	Price	Exercisable	Price

Options:
$.01-$999	5,105	120	$.01	—	—
$1,000 or greater	12,500	120	$1,000	—	—

	17,605			—

      In 1995, the FASB issued SFAS 123, which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the stock based plans. Adoption of the cost recognition provisions of SFAS 123 is optional, and the Company has not elected the provisions of SFAS 123. However, pro forma disclosures, as if the Company adopted the cost recognition provisions of SFAS 123 are required by SFAS 123. During 2003, 2002 and 2001, the Company granted only nonqualified stock options and warrants under the plans. See Note 1 for these pro forma disclosures.

      The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants in 2003, 2002 and

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

2001: dividend yield of 0.0%; risk-free interest rate of 6.23%; and the expected life of 5 years. In determining the “minimum value” SFAS 123 does not require the volatility of the Company’s common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the options were granted.

19.	Operating Segment Information

      The Company is engaged in the manufacture and sale of windows, doors and various other building materials throughout North America and is organized within two principal operating segments, including the Windows and Doors Segment and the Components Segment. Individual subsidiary companies are included in each of the Company’s two principal operating segments based on the way the chief operating decision maker manages the business and on the similarity of products, production processes, customers and expected long-term financial performance. In the tables below, Corporate and Other include corporate overhead costs and certain income and expense items not allocated to reportable operating segments, including expenses incurred in connection with the Merger.

      The Windows and Doors Segment fabricates, distributes and installs products primarily for the residential new construction and repair and remodel markets. The principal products sold by the segment include vinyl and aluminum windows and doors. The Components Segment principally manufactures component parts utilized in the fabrication of aluminum and vinyl windows and doors, including aluminum and vinyl extrusion, zinc die-casted hardware and fiberglass and aluminum screens.

      The accounting policies of the operating segments are the same as those described in Note 1 (Summary of Significant Accounting Policies). The Company evaluates operating segment performance based on operating earnings before allocations of corporate overhead costs. All material intrasegment sales are eliminated within each respective segment. The income statement impact of all purchase accounting adjustments, including goodwill and intangible assets amortization, is reflected in the operating earnings of the applicable operating segment.

      Identifiable assets by operating segment are those used in operations by each segment. Corporate and Other assets are principally cash and cash equivalents, deferred tax assets, certain property, plant and equipment, deferred financing costs and retained interest in sold accounts receivable.

      In accordance with the adoption of SFAS No. 142 in 2002, the Company allocated all goodwill and intangible assets previously included in unallocated assets to the Company’s operating segments. Accordingly, the amounts for all prior periods have been reclassified to conform to the 2003 presentation.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

      Summarized financial information for the Company’s reportable operating segments is presented in the tables that follow for each of the three years in the period ended December 31, 2003:

	For the Years Ended December 31,

			2001
	2003	2002	(As Restated)(2)

	(Amounts in thousands)
Net Sales:
Windows and Doors	$543,217	$491,584	$471,255
Components	100,916	81,451	75,181
Intersegment Eliminations	(46,323)	(36,736)	(29,373)

Consolidated net sales	$597,810	$536,299	$517,063

Income from Operations:
Windows and Doors	$53,576	$55,665	$38,585
Components	7,880	3,307	1,765
Corporate and Other	(18,625)	(8,484)	(3,888)

Consolidated income from operations	42,831	50,488	36,462
Interest expense	36,218	35,901	39,950
Other income (expense), net	69	22	(20)

Income (loss) before income taxes	$6,682	$14,609	$(3,508)

	December 31,

	2003	2002	2001

	(Amounts in thousands)
Segment Assets:
Windows and Doors	$445,314	$369,016	$365,495
Components	91,807	59,780	59,232
Corporate and Other	70,346	59,524	59,480

	$607,467	$488,320	$484,207

Segment Goodwill:
Windows and Doors	$300,567	$286,787	$286,787
Components	66,819	49,075	49,075
Corporate and Other	9,377	9,377	9,377

	$376,763	$345,239	$345,239

	December 31,

	2003	2002	2001

	(Amounts in thousands)
Depreciation and Amortization:
Windows and Doors	$12,050	$10,555	$19,511
Components	2,735	2,125	2,603
Corporate and Other	2,654	2,205	2,301

Consolidated depreciation and amortization	$17,439	$14,885	$24,415

Capital Expenditures(1):
Windows and Doors	$11,678	$9,589	$2,807
Components	2,843	2,075	4,014
Corporate and Other	4,424	(507)	1,163

Consolidated capital expenditures	$18,945	$11,157	$7,984

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

(1)	Capital expenditures are net of proceeds from sales of assets.

(2)	Income from operations in 2001 has been restated to correct a mathematical error in the consolidation of separate segment data. Income from operations in 2001 as previously reported was $58,065, $5,099 and $(26,702) for the Windows and Doors, Components and Corporate and Other Segments, respectively.

20.	Employee Benefit Plans

      The Company maintains an employees’ savings plan under Section 401(k) of the Internal Revenue Code (“Atrium Plan”). The Company makes discretionary matching contributions equal to 50% of the first 4% of the employee’s contribution. The Company contributed $977, $1,016 and $1,107 during 2003, 2002 and 2001, respectively.

21.	Subsidiary Guarantors

      The Company’s payment obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by its wholly-owned subsidiaries (collectively, the “Subsidiary Guarantees”): Atrium Door and Window Company of the Northeast, Atrium Door and Window Company of Arizona, Atrium Door and Window Company — West Coast, Atrium Vinyl, Inc. (formerly known as Heat, Inc.), Thermal Industries, Inc., Atrium Door and Window Company of the Northwest (formerly known as Best Built, Inc.), Atrium Door and Window Company of the Rockies (formerly known as Champagne Industries, Inc.), Wing Industries, Inc., R.G. Darby Company, Inc., Total Trim, Inc, Atrium Extrusion Systems, Inc. (formerly known as VES, Inc.), Superior Engineered Products Corporation, MD Casting, Inc. and Aluminum Screen Manufacturers, Inc. (collectively, the “Guarantor Subsidiaries”). The following subsidiaries do not guarantee the Company’s Notes: Atrium Funding Corporation, Atrium Ventanas de Mexico and Atrium Servicios de Mexico (collectively, the “Non-Guarantor Subsidiaries”). The operations and cash flows of all subsidiaries are presented for; all periods covered except for: the operations of Superior, which are presented since its date of acquisition on December 31, 2003; Aluminum Screen, which are presented since its date of acquisition on October 1, 2003; MD Casting, which are presented since its date of acquisition on January 31, 2003 and Atrium Ventanas de Mexico and Atrium Servicios de Mexico, which are presented since their inception in March 2002. The balance sheet information includes all subsidiaries as of December 31, 2003 and all subsidiaries except for Superior, Aluminum Screen and MD Casting, as of December 31, 2002. In the opinion of management, separate financial statements of the respective Guarantor Subsidiaries would not provide additional material information which would be useful in assessing the financial composition of the Guarantor Subsidiaries. None of the Guarantor Subsidiaries has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness.

      The Notes and the Subsidiary Guarantees are subordinated to all existing and future Senior Indebtedness of the Company. The indenture governing the Notes contains limitations on the amount of additional indebtedness (including senior indebtedness) which the Company may incur.

Restatement of Parent Company and Non-Guarantor Data:

      The parent company and non-guarantor data, as previously filed, did not reflect the parent company’s equity in earnings of its subsidiaries. Such amounts have been restated to reflect equity in earnings of subsidiaries within the parent company data and eliminated in consolidation. This change had no effect on the Guarantor information.

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and pound amounts) — (Continued)

      The significant changes that impacted the non-guarantor subsidiaries data are as follows:

December 31,
2003

Consolidating Balance Sheet
Cash and cash equivalents
As previously reported	$(12,475)
Adjustments	1,990

As restated	$(10,485)
Total stockholder’s equity
As previously reported	$12,330
Adjustments	1,990

As restated	$14,320

      The significant changes that impacted the parent company data are as follows:

	December 31,

	2003	2002

Consolidating Balance Sheet
Cash and cash equivalents
As previously reported	$(27,989)
Adjustments	(1,990)

As restated	$(29,979)
Investment in subsidiaries
As previously reported	$—	$—
Adjustments	122,103	38,744

As restated	$122,103	$38,744
Total stockholder’s equity
As previously reported	$5,998	$96,589
Adjustments	119,053	37,845

As restated	$125,051	$134,434

	For the Years Ended
	December 31,

	2003	2002	2001

Consolidating Statement of Operations
Equity in income (loss) of subsidiaries
As previously reported	$—	$—	$—
Adjustments	(462)	618	(108)

As restated	$(462)	$618	$(108)
Net income (loss)
As previously reported	$6,883	$13,303	$(4,816)
Adjustments	(623)	681	(50)

As restated	$6,260	$13,984	$(4,866)

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

December 31, 2003

		Non-Guarantor		Reclassification/
	Guarantor	Subsidiaries	Parent	Eliminations
	Subsidiaries	(As Restated)	(As Restated)	(As Restated)	Consolidated

	(Dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,313	$(10,485)	$(29,979)	$2,864	$7,713
Accounts receivable, net	8,174	212	—	—	8,386
Retained interest in sold accounts receivable	—	24,462	—	—	24,462
Inventories	26,463	50	22,476	—	48,989
Prepaid expenses and other current assets	3,159	133	4,715	—	8,007
Deferred tax asset	12,621	—	270	(10,296)	2,595

Total current assets	95,730	14,372	(2,518)	(7,432)	100,152
PROPERTY, PLANT AND EQUIPMENT, net	40,335	3	50,336	(3)	90,674
GOODWILL	197,755	—	179,008	—	376,763
INTANGIBLE ASSETS	12,900	—	—	—	12,900
DEFERRED FINANCING COSTS, net	—	—	16,298	—	16,298
INVESTMENT IN SUBSIDIARIES	—	—	122,103	(122,103)	—
OTHER ASSETS, net	2,220	37	8,432	—	10,689

Total assets	$348,940	$14,412	$373,659	$(129,535)	$607,476

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$1,225	$—	$2,077	$—	$3,302
Accounts payable	7,686	11	17,475	2,864	28,036
Accrued liabilities	12,218	81	21,962	—	34,261

Total current liabilities	21,129	92	41,514	2,864	65,599

LONG-TERM LIABILITIES:
Notes payable	206,279	—	205,611	—	411,890
Deferred tax liability	12,621	—	270	(10,296)	2,595
Other long-term liabilities	1,128	—	1,213	—	2,341

Total long-term liabilities	220,028	—	207,094	(10,296)	416,826

Total liabilities	241,157	92	248,608	(7,432)	482,425

COMMITMENTS AND CONTINGENCIES STOCKHOLDER’S EQUITY:
Common stock	—	—	—	—	—
Paid-in capital	86,111	21,499	183,601	(107,610)	183,601
Retained earnings (accumulated deficit)	21,672	(7,179)	(58,550)	(14,493)	(58,550)
Accumulated other comprehensive loss	—	—	—	—	—

Total stockholder’s equity	107,783	14,320	125,051	(122,103)	125,051

Total liabilities and stockholder’s equity	$348,940	$14,412	$373,659	$(129,535)	$607,476

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

December 31, 2002

				Reclassification/
	Guarantor	Non-Guarantor	Parent	Eliminations
	Subsidiaries	Subsidiaries	(As Restated)	(As Restated)	Consolidated

	(Dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,189	$(10,540)	$(17,860)	$3,342	$1,131
Accounts receivable, net	1,841	6	—	—	1,847
Retained interest in sold accounts receivable	—	25,209	—	—	25,209
Inventories	15,678	11	18,023	—	33,712
Prepaid expenses and other current assets	1,985	24	3,630	470	6,109
Deferred tax asset	8,316	—	—	(6,992)	1,324

Total current assets	54,009	14,710	3,793	(3,180)	69,332
PROPERTY, PLANT AND EQUIPMENT, net	20,818	4	34,500	—	55,322
GOODWILL, net	167,899	—	177,340	—	345,239
DEFERRED TAX ASSET	—	—	123	(123)	—
DEFERRED FINANCING COSTS, net	—	—	10,293	—	10,293
INVESTMENT IN SUBSIDIARIES	—	—	38,744	(38,744)	—
OTHER ASSETS, net	1,653	3	6,478	—	8,134

Total assets	$244,379	$14,717	$271,271	$(42,047)	$488,320

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$2,420	$—	$4,104	$—	$6,524
Deferred tax liability	—	—	123	(123)	—
Accounts payable	6,018	24	13,151	3,342	22,535
Accrued liabilities	21,660	56	9,256	470	31,442

Total current liabilities	30,098	80	26,634	3,689	60,501

LONG-TERM LIABILITIES:
Notes payable	181,298	—	110,203	—	291,501
Deferred tax liability	8,316	—	—	(6,992)	1,324
Other long-term liabilities	560	—	—	—	560

Total long-term liabilities	190,174	—	110,203	(6,992)	293,385

Total liabilities	220,272	80	136,837	(3,303)	353,886

COMMITMENTS AND CONTINGENCIES STOCKHOLDER’S EQUITY:
Common stock	—	—	—	—	—
Paid-in capital	4,043	19,756	203,684	(23,799)	203,684
Retained earnings (accumulated deficit)	20,064	(5,109)	(64,810)	(14,955)	(64,810)
Accumulated other comprehensive loss	—	(10)	(4,440)	10	(4,440)

Total stockholder’s equity	24,107	14,637	134,434	(38,744)	134,434

Total liabilities and stockholder’s equity	$244,379	$14,717	$271,271	$(42,047)	$488,320

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

				Reclassification/
	Guarantor	Non-Guarantor	Parent	Eliminations
	Subsidiaries	Subsidiaries	(As Restated)	(As Restated)	Consolidated

	(Dollars in thousands)
NET SALES	$225,781	$472	$422,592	$(51,035)	$597,810
COST OF GOODS SOLD	150,397	445	308,694	(51,035)	408,501

Gross profit	75,384	27	113,898	—	189,309

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	52,649	780	75,368	—	128,797
Securitization expense	—	1,447	458	—	1,905
Stock compensation expense	—	—	553	—	553
Amortization expense	1,426	—	2,773	—	4,199

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	54,075	2,227	79,152	—	135,454
Special charges	965	—	10,059	—	11,024

	55,040	2,227	89,211	—	146,478

Income (loss) from operations	20,344	(2,200)	24,687	—	42,831
INTEREST EXPENSE	18,064	—	18,154	—	36,218
OTHER INCOME (EXPENSE), net	(171)	(66)	306	—	69

Income (loss) before income taxes	2,109	(2,266)	6,839	—	6,682
PROVISION (BENEFIT) FOR INCOME TAXES	501	(196)	117	—	422
EQUITY IN LOSS OF SUBSIDIARIES	—	—	(462)	462	—

NET INCOME (LOSS)	$1,608	$(2,070)	$6,260	$462	$6,260

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

				Reclassification/
	Guarantor	Non-Guarantor	Parent	Eliminations
	Subsidiaries	Subsidiaries	(As Restated)	(As Restated)	Consolidated

	(Dollars in thousands)
NET SALES	$199,150	$12	$377,225	$(40,088)	$536,299
COST OF GOODS SOLD	128,240	12	272,159	(40,088)	360,323

Gross profit	70,910	—	105,066	—	175,976

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	48,793	979	66,592	—	116,364
Securitization expense	—	1,398	(265)	—	1,133
Stock compensation expense	—	—	383	—	383
Amortization expense	1,273	—	2,137	—	3,410

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	50,066	2,377	68,847	—	121,290
Special charges	4,198	—	—	—	4,198

	54,264	2,377	68,847	—	125,488

Income (loss) from operations	16,646	(2,377)	36,219	—	50,488
INTEREST EXPENSE	13,240	—	22,661	—	35,901
OTHER INCOME (EXPENSE), net	(133)	(1)	156	—	22

Income (loss) before income taxes	3,273	(2,378)	13,714	—	14,609
PROVISION FOR INCOME TAXES	277	—	348	—	625
EQUITY IN INCOME OF SUBSIDIARIES	—	—	618	(618)	—

NET INCOME (LOSS)	$2,996	$(2,378)	$13,984	$(618)	$13,984

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

				Reclassification/
	Guarantor	Non-Guarantor	Parent	Eliminations
	Subsidiaries	Subsidiary	(As Restated)	(As Restated)	Consolidated

	(Dollars in thousands)
NET SALES	$204,210	$—	$345,631	$(32,778)	$517,063
COST OF GOODS SOLD	130,919	—	256,656	(32,778)	354,797

Gross profit	73,291	—	88,975	—	162,266

OPERATING EXPENSES:
Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	47,111	1,069	59,887	—	108,067
Securitization expense	—	1,663	(131)	—	1,532
Stock compensation expense	—	—	582	—	582
Amortization expense	6,906	—	7,504	—	14,410

SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES	54,017	2,732	67,842	—	124,591
Special Charges	—	—	1,213	—	1,213

	54,017	2,732	69,055	—	125,804

Income (loss) from operations	19,274	(2,732)	19,920	—	36,462
INTEREST EXPENSE	15,345	—	24,605	—	39,950
OTHER INCOME (EXPENSE), net	53	—	(73)	—	(20)

Income (loss) before income taxes	3,982	(2,732)	(4,758)	—	(3,508)
PROVISION FOR INCOME TAXES	1,358	—	—	—	1,358
EQUITY IN LOSS OF SUBSIDIARIES	—	—	(108)	108	—

NET INCOME (LOSS)	$2,624	$(2,732)	$(4,866)	$108	$(4,866)

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Parent	Eliminations	Consolidated

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES	$(8,765)	$(1,654)	$43,577	$90	$33,248

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,892)	—	(13,439)	—	(19,331)
Proceeds from sales of assets	72	—	314	—	386
Acquisitions	(65,227)	—	(5,826)	—	(71,053)
Other assets	(1,819)	(34)	(3,193)	—	(5,046)

Net cash used in investing activities	(72,866)	(34)	(22,144)	—	(95,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	46,644	(247)	(46,397)	—	—
Proceeds from issuance of add-on notes	26,666	—	26,772	—	53,438
Proceeds from borrowings under term loans	89,820	—	90,180	—	180,000
Payments of capital lease obligations	—	—	(47)	—	(47)
Deferred financing costs	—	—	(12,066)	—	(12,066)
Scheduled principal payments on term loans	(2,044)	—	(2,053)	—	(4,097)
Additional principal payments on term loans	(60,331)	—	(60,572)	—	(120,903)
Distribution to Atrium Corporation, net	—	—	(27,379)	—	(27,379)
Checks drawn in excess of bank balances	—	—	—	(568)	(568)

Net cash provided by (used in) financing activities	100,755	(247)	(31,562)	(568)	68,378

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,124	(1,935)	(10,129)	(478)	6,582
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	26,189	(10,540)	(17,860)	3,342	1,131

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,313	$(12,475)	$(27,989)	$2,864	$7,713

ATRIUM COMPANIES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

	Guarantor	Non-Guarantor		Reclassifications/
	Subsidiaries	Subsidiaries	Parent	Eliminations	Consolidated

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES	$25,540	$(13,305)	$14,854	$—	$27,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,861)	(5)	(7,241)	—	(13,107)
Proceeds from sales of assets	80	—	1,870	—	1,950
Other assets	(1,071)	(3)	(3,104)	—	(4,178)

Net cash used in investing activities	(6,852)	(8)	(8,475)	—	(15,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	46,786	2,025	(48,811)	—	—
Payments of notes payable and capital lease obligations	(8)	—	(15)	—	(23)
Scheduled principal payments on term loans	(3,380)	—	(2,104)	—	(5,484)
Additional principal payments on term loans	(4,456)	—	(2,772)	—	(7,228)
Distribution to Atrium Corporation, net	—	—	(168)	—	(168)
Checks drawn in excess of bank balances	—	—	—	1,033	1,033

Net cash provided by (used in) financing activities	38,942	2,025	(53,870)	1,033	(11,870)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	57,630	(11,288)	(47,491)	1,033	(116)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	(31,441)	748	29,631	2,309	1,247

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,189	$(10,540)	$(17,860)	$3,342	$1,131

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2001

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiary	Parent	Eliminations	Consolidated

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES	$26,500	$(16,984)	$40,920	$1	$50,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,041)	—	(11,063)	—	(14,104)
Proceeds from sales of assets	5,238	—	882	—	6,120
Other assets	(1,338)	—	(1,274)	—	(2,612)

Net cash used in investing activities	859	—	(11,455)	—	(10,596)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	—	17,732	(17,732)	—	—
Payments of notes payable	(100)	—	(151)	—	(251)
Net borrowings/(payments) under revolving credit facility	(7,661)	—	(11,339)	—	(19,000)
Deferred financing costs	—	—	(388)	—	(388)
Scheduled principal payments on term notes	(2,309)	—	(3,419)	—	(5,728)
Additional principal payments on term notes	(14,711)	—	(5,289)	—	(20,000)
Contributions from (distributions to) Atrium Corp	—	—	7,248	—	7,248
Checks drawn in excess of bank balances	—	—	—	(5,121)	(5,121)

Net cash provided by financing activities	(24,781)	17,732	(31,070)	(5,121)	(43,240)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,578	748	(1,605)	(5,120)	(3,399)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	(34,019)	—	31,236	7,429	4,646

CASH AND CASH EQUIVALENTS, END OF PERIOD	$(31,441)	$748	$29,631	$2,309	$1,247

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Superior Engineered Products Corporation

      In our opinion, the accompanying balance sheet and the related statement of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Superior Engineered Products Corporation (the “Company”) as of October 25, 2003, and the results of its operations and its cash flows for the ten months ended October 25, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      As discussed in Note 1, on December 31, 2003, the Company was acquired by Atrium Companies, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

March 12, 2004

SUPERIOR ENGINEERED PRODUCTS CORPORATION

BALANCE SHEET

As of
October 25, 2003

(Dollars in
thousands,
except share
amounts)
ASSETS
Current assets:
Cash and cash equivalents	$9,707
Accounts receivable, net of allowance of $150	5,967
Inventories	5,668
Prepaid expenses and other current assets	583
Deferred tax asset	312

Total current assets	22,237
Property, plant and equipment, net of accumulated depreciation of $14,866	11,355
Goodwill	53
Other assets	183

Total assets	$33,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,271
Accrued liabilities	2,022

Total current liabilities	3,293

Long-term liabilities:
Deferred tax liability	1,024

Total liabilities	4,317

Commitments and contingencies (Note 9)
Stockholders’ equity:
Class A voting common stock $10 par value, 844 shares authorized, issued and outstanding	8
Retained earnings	29,503

Total stockholders’ equity	29,511

Total liabilities and stockholders’ equity	$33,828

The accompanying notes are an integral part of the financial statements.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

STATEMENT OF OPERATIONS

For the Ten Months
Ended October 25, 2003

(Dollars in thousands)
Net sales	$47,789
Cost of goods sold	32,187

Gross profit	15,602
Selling, delivery, general and administrative expenses	9,143

Income from operations	6,459
Other expenses, net	27

Income before income taxes	6,432
Provision for income taxes	2,618

Net income	$3,814

The accompanying notes are an integral part of the financial statements.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

	For the Ten Months Ended October 25, 2003

	Class A			Total
			Retained	Stockholders’
	Shares	Amount	Earnings	Equity

	(Dollars in thousands, except share amounts)
Balance, December 25, 2002	844	$8	$28,221	$28,229
Net income	—	—	3,814	3,814
Dividends	—	—	(2,532)	(2,532)

Balance, October 25, 2003	844	$8	$29,503	$29,511

The accompanying notes are an integral part of the financial statements.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

STATEMENT OF CASH FLOWS

For the Ten Months Ended October 25, 2003

(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,814
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	1,522
Provision for bad debts	77
Loss on sales of assets	27
Deferred tax provision	327
Changes in assets and liabilities:
Accounts receivable	(1,346)
Inventories	(486)
Prepaid expenses and other current assets	170
Accounts payable	642
Accrued liabilities	631

Net cash provided by operating activities	5,378

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,470)
Proceeds from sale of assets	201
Increase in other assets	(64)

Net cash used in investing activities	(1,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,532)

Net cash used in financing activities	(2,532)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,513
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,194

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,707

SUPPLEMENTAL DISCLOSURE:
Cash paid during the period for:
Income taxes	$1,725

The accompanying notes are an integral part of the financial statements.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Dollars in Thousands, Except Share Amounts)

1.     Organization, Business, Basis of Presentation and Sale of Company

Business

      Superior Engineered Products Corporation (“Superior” or “the Company”), based in Ontario, California, is a manufacturer of windows and other building materials. Superior’s window products, which are primarily vinyl, are sold predominantly to the repair and remodeling market in California, Arizona, Nevada and Hawaii through an extensive dealer network.

Basis of Presentation

      The financial statements include all of the accounts of the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Sale of the Company

      On December 31, 2003, Atrium Companies, Inc. (“Atrium”) acquired all of the outstanding capital stock of Superior, for a purchase price of $52,500, including $47,500 in cash and $5,000 in Atrium Corporation common stock. Atrium, one of the largest window manufacturers in the United States, is a wholly-owned subsidiary of Atrium Corporation.

2.     Significant Accounting Policies

Revenue Recognition

      Revenue from the sale of windows and doors and related components is recorded at the time of delivery to the customer. On contracts involving installation, revenue is recognized when the installation is complete. Allowances are established to recognize the risk of sales returns from customers and estimates of warranty costs. The Company classifies any shipping charges to customers as revenues. The costs of shipping and handling fees are presented in selling, delivery, general and administrative expenses in the Company’s statement of operations and were $3,277 for the ten months ended October 25, 2003.

Cash and Cash Equivalents

      The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. At October 25, 2003, the Company had $6,307 in cash equivalents.

Concentrations of Credit Risk

      Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable. The Company maintains cash and cash equivalents in excess of federally insured limits. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventories

      Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Dollars in Thousands, Except Share Amounts)

Property, Plant and Equipment

      Property, plant and equipment is stated at cost less accumulated depreciation. The Company depreciates the assets principally on a straight-line basis for financial reporting purposes over their estimated useful lives, as follows:

Estimated Useful life

Buildings and improvements	20 years
Machinery and equipment	3-10 years

      Gains or losses on disposition are based on the difference between the net proceeds received and the adjusted carrying amount of the assets sold or retired. Expenditures for maintenance, minor renewals and repairs are expensed as incurred, while major replacements and improvements are capitalized and depreciated over the estimated useful life of the replacement.

Goodwill

      Goodwill represents the excess of cost over fair market value of net assets acquired. Goodwill is no longer amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”; (“SFAS 142”). In accordance with SFAS 142, management reviews the carrying value of goodwill for recoverability based on estimated fair values of the reporting units in the fourth quarter of each year or when events or changes in circumstances indicate, in management’s judgment, that the carrying value may not be recoverable. The fair values of the reporting units were based upon management’s estimate of a multiple of undiscounted cash flows. The Company considers operating results, trends and prospects of the Company, as well as competitive comparisons. The Company also takes into consideration competition within the building materials industry and any other events or circumstances which might indicate potential impairment. If goodwill is determined not to be recoverable, an impairment is recognized as a charge to operations. The Company has a goodwill balance of $53 as of October 25, 2003 and there was not any impairment recognized on goodwill during the ten month period ended October 25, 2003.

Income Taxes

      The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes, based upon enacted tax rates in effect for the periods the tax differences are expected to be settled.

Provision for Warranties

      The Company estimates its warranty provisions based upon an analysis of all identified or expected claims and an estimated cost to resolve those claims. The estimates of expected claims are generally a factor of historical claims. Changes in claim rates, differences between actual and expected warranty costs could impact warranty obligation estimates. Generally, the Company provides warranties that cover material for ten years and labor for five years.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Dollars in Thousands, Except Share Amounts)

estimates are used in calculating allowance for bad debt, insurance and warranty accruals, and in recognizing deferred tax assets and liabilities.

Advertising Costs

      Advertising costs are expensed when incurred and were $323 for the ten months ended October 25, 2003. Advertising expenses that relate to contractual cooperative advertising allowances and volume rebates with our customers are recorded as a reduction to net sales in the statement of operations. Other advertising expenditures incurred by the Company are reflected in selling, delivery, general and administrative expenses in the statement of operations.

3.     Fair Value of Financial Instruments

      The carrying amounts of accounts receivable, accounts payable and other current liabilities approximate fair market value due to their short maturities.

4.	Inventories

      Inventories consisted of the following:

Raw materials	$4,552
Work-in-process	113
Finished goods	1,003

$5,668

5.	Property, Plant and Equipment

      Property, plant and equipment consisted of the following:

Buildings and improvements	$1,805
Land	1,822
Machinery and equipment	22,594

Total	26,221
Less: accumulated depreciation	(14,866)

$11,355

      Depreciation expense was $1,522 for the ten months ended October 25, 2003.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Dollars in Thousands, Except Share Amounts)

6.	Accrued Liabilities

      Accrued expenses and other liabilities consisted of:

Vacation reserve	$467
Accrued Bonuses	249
Sales and property taxes	168
Warranty reserve	150
Volume Rebates	126
Income taxes	790
Other	72

$2,022

7.     Federal Income Tax

      Temporary differences that give rise to the deferred income tax assets and liabilities are as follows:

Deferred income tax assets:
Allowance for doubtful accounts	$61
Vacation accrual	190
Warranty reserve	61

312

Deferred income tax liabilities:
Depreciation	(1,024)

(1,024)

Net deferred income tax liability	(712)
Less: current deferred tax asset	312

Long-term deferred tax liability	$(1,024)

      A valuation allowance is required against deferred tax assets if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of October 25, 2003, no valuation reserve was required.

      The components of the provision for income taxes is as follows:

Current federal income tax provision	$1,721
Deferred federal income tax provision	328
State income tax provision	569

Provision for income taxes	$2,618

      Reconciliation of the federal statutory income tax rate to the effective tax rate, was as follows:

Tax computed at statutory rate	$2,251
State taxes, net of federal benefit	367

Provision for income taxes	$2,618

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Dollars in Thousands, Except Share Amounts)

8.     Related Party Transactions

      The Company is party to four lease agreements with affiliated entities of the stockholders’ of Superior. Three of the leases are on a month-to-month basis with Corsair Property Management for a total monthly rental amount of $124, adjusted annually for inflation. The remaining lease is with The Oddo Family Trust for a monthly rental amount of $23. The lease agreement with The Oddo Family Trust expires in April of 2007. Rent expense paid to affiliated entities of Superior’s stockholders’ was $1,487 during the first ten months of 2003.

9.     Commitments and Contingencies

Operating leases

      The Company has entered into operating lease agreements for certain manufacturing space. Total rent expense for the ten months ended October 25, 2003 was $1,582, which includes $1,487 paid to related parties (Note 8). Future minimum rents due under operating leases with initial or remaining terms greater than twelve months are as follows:

2003	$62
2004	276
2005	276
2006	276
2007	92

$982

      Approximately $966 of future minimum lease payments are due to a stockholder of Superior for the rental of operating facilities.

Contingencies

      The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position, results of operations or liquidity of the Company.

10.     Defined Contribution Plan

      The Company’s employees participate in a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. The Company makes discretionary contributions equal to 25% of the first 5% of the employee’s contribution. The Company contributed $42 to the plan for the ten-month period ended October 25, 2003.

11.	Recently Issued Accounting Standards

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”:

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized initially at fair value when the liability is incurred. The Company adopted SFAS 146 on January 1, 2003. Adoption of SFAS 146 did not have a material effect on the Company.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Dollars in Thousands, Except Share Amounts)

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”:

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003. The provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests were deferred until the first interim period beginning after December 15, 2003. Adoption of the effective provisions of SFAS 150 have not had a significant effect on the Company, the Company does not expect that the deferred provisions will have a significant effect on the Company.

FIN No. 46 — “Consolidation of Variable Interest Entities”:

      During January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires certain variable interest entities to be by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 were originally to be applied for the first interim or annual period beginning after June 15, 2003. In September 2003, the FASB deferred the adoption of FIN 46 for variable interest entities acquired prior to February 1, 2003 until the end of the first interim or annual period ending after December 15, 2003. The adoption of FIN 46 did not have any effect on the Company’s results of operations, financial condition or cash flows.

      No dealer, salesperson of other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the initial purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the Company since the date hereof.

PROSPECTUS

, 2004

Offer to Exchange its

10 1/2% Senior Subordinated Notes due 2009, Series A
for
10 1/2% Senior Subordinated Notes due 2009, Series B,

      Until                     , 2004, all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENT SCHEDULES

Page

Schedule II — Valuation and Qualifying Accounts
Report of Independent Accountants	S-2
Schedule II — Valuation and Qualifying Accounts	S-3

      All other schedules are omitted because they are not applicable or the required information is shown in the financials statements or notes thereto.

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL

STATEMENT SCHEDULE

To the Board of Directors and

Stockholder of Atrium Companies, Inc.:

      Our audits of the consolidated financial statements of Atrium Companies, Inc. referred to in our report dated March 30, 2004, except as to Notes 19 and 21, which are as of April 8, 2004, appearing in this Registration Statement also included an audit of the related financial statement schedule. In our opinion, this financial statement schedule which appears on page S-3 of this Registration Statement presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

March 30, 2004

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION QUALIFYING ACCOUNTS
(Dollars in thousands)

	Column C — Additions

	Column B —	(1)	(2)
	Balance at	Charged to	Acquired	Column D —	Column E —
	Beginning of	Costs and	Through	Deductions —	Balance at
Column A — Description	Period	Expenses	Acquisition	Write-Offs(a)	End of Period

Allowance for doubtful accounts:
Year ended December 31, 2001	$3,510	$1,666	$—	$(5,023)	$153
Year ended December 31, 2002	$153	$(25)	$—	$(46)	$82
Year ended December 31, 2003	$82	$—	$—	$(16)	$66

(a)	includes write-offs, net of recoveries, and adjustment to writedown receivables sold to AFC at fair value.

		Column C — Additions

	Column B —	(1)	(2)
	Balance at	Charged to	Acquired		Column E —
	Beginning of	Costs and	Through	Column D —	Balance at
Column A — Description	Period	Expenses	Acquisition	Deductions	End of Period

Income tax valuation allowance:
Year ended December 31, 2001	$18,150	$2,137 (b)	$—	$(1,584)	$18,703
Year ended December 31, 2002	$18,703	$9,193	$—	$(7,531)	$20,365
Year ended December 31, 2003	$20,365	$—	$(2,729)	$(6,317)	$11,319

(b)	includes the cumulative-effect adjustment of adoption of SFAS No. 133.

		Column C — Additions

	Column B —	(1)	(2)
	Balance at	Charged to	Acquired		Column E —
	Beginning of	Costs and	Through	Column D —	Balance at
Column A — Description	Period	Expenses	Acquisition	Deductions	End of Period

Inventory allowance:
Year ended December 31, 2001	$491	$1,181	$—	$(116)	$1,556
Year ended December 31, 2002	$1,556	$66	$—	$(1,010)	$612
Year ended December 31, 2003	$612	$—	$—	$(48)	$564

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

      Atrium Companies’ bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

      Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. Atrium Companies maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of October 27, 2003, by and among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the Securityholders Parties as defined therein(2)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 6, 2003, by and among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the Securityholders Parties as defined in the Agreement and Plan of Merger(2)
2.3	Certificate of Merger, dated December 10, 2003, by and among KAT Holdings, Inc. and Atrium Corporation(2)
3.1	Amended and Restated Certificate of Incorporation of Atrium Companies, Inc.(10)
3.2	Amended and Restated Bylaws of Atrium Companies, Inc.(2)

Exhibit
Number	Description of Exhibits

4.1	Indenture, dated as of May 17, 1999, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(4)
4.2	First Supplemental Indenture, dated as of October 25, 2000, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(8)
4.3	Second Supplemental Indenture, dated as of January 24, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(2)
4.4	Third Supplemental Indenture, dated as of November 18, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(2)
4.5	Fourth Supplemental Indenture, dated as of April 6, 2004 by and among Atrium Companies, Inc., the Guarantors named therein and US Bank National Association (as successor to State Street Bank and Trust Company)(1)
4.6	Registration Rights Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., the Guarantors named therein, UBS Securities LLC and CIBC World Markets Corp.(2)
4.7	Registration Rights Agreement, dated as of December 10, 2003, by and among ATR Acquisition, LLC, Atrium Corporation and the Investors defined therein(2)
4.8	Note Purchase Agreement, dated as of December 3, 2003, among KAT Holdings, Inc. and the Issuers named therein(2)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality(1)
5.2	Opinion of Kennedy, Christopher, Childs & Fogg, P.C. regarding legality(1)
5.3	Opinion of Sirote & Permult, P.C. regarding legality(1)
5.4	Opinion of Jackson Walker L.L.P. regarding legality(1)
5.5	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality (Connecticut)(1)
5.6	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality (California)(1)
10.1	Stock Purchase Agreement, dated as of December 19, 2003, by and among Superior Engineered Products Corporation, Paul Oddo, David Oddo and Angeline Oddo, Atrium Companies, Inc., Atrium Corporation, and each of the Shareholders named therein(5)
10.2	Employment Agreement dated as of December 10, 2003 between Atrium Corporation, Atrium Companies, Inc and Jeff L. Hull(2)
10.3	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and Eric W. Long(6)
10.4	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and Robert E. Burns(6)
10.5	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and C. Douglas Cross(6)
10.6	Employment Agreement, dated as of September 30, 2002, among Atrium Corporation, Atrium Companies, Inc. and Philip J. Ragona(6)
10.7	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Jeff L. Hull(2)
10.8	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Eric W. Long(2)
10.9	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Robert E. Burns(2)
10.10	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and C. Douglas Cross(2)
10.11	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Philip J. Ragona(2)
10.12	Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Jeff L. Hull(7)
10.13	Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Eric W. Long(7)
10.14	Indemnification Agreement, dated as of September 30, 2002, between Atrium Corporation and Philip J. Ragona(6)

Exhibit
Number	Description of Exhibits

10.15	Indemnification Agreement, dated as of October 25, 2000, between Atrium Corporation and C. Douglas Cross(7)
10.16	Receivable Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Burns Corp.(9)
10.17	Purchase and Sale Agreement, dated July 3, 2001, between the various entities listed on Schedule A thereto and Atrium Funding Corp.(9)
10.18	Amendment No. 1, dated as of July 30, 2002, to the Receivable Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Corp.(9)
10.19	Amendment No. 2, dated as of September 23, 2002 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Corp.(6)
10.20	Amendment No. 3, dated as of July 2, 2003 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt(2)
10.21	Amendment No. 4, dated as of December 10, 2003 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt(2)
10.22	ATR Acquisition LLC, Amended and Restated Limited Liability Company Agreement, dated as of December 10, 2003, among the Members as defined therein(2)
10.23	Stockholders Agreement, dated as of December 10, 2003, among Atrium Corporation and the Stockholders as defined therein(2)
10.24	Kenner Management Consulting Agreement, dated as of December 10, 2003, by and among Atrium Corporation, Atrium Companies, Inc. and JLK Operations, Inc.(2)
10.25	Warrant, dated December 10, 2003, issued by Atrium Corporation to Jeff L Hull(2)
10.26	Atrium Corporation Replacement Stock Option Plan, dated December 10, 2003(2)
10.27	2003 Stock Option Plan, dated December 10, 2003(2)
10.28	Credit Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., Atrium Corporation, the Guarantors named therein, Canadian Imperial Bank of Commerce, UBS Securities LLC, Antares Capital Corporation and CIT Lending Services Corporation(2)
10.29	Security Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and Canadian Imperial Bank of Commerce(2)
10.30	Indemnification Escrow Agreement, dated December 10, 2003, by and among KAT Holdings, Inc., Ardatrium, L.L.C., and Wells Fargo Bank, N.A.(2)
12.1	Computation of Ratio of Earnings to Fixed Charges(1)
21.1	Subsidiaries of Atrium Companies, Inc.(1)
23.1	Consent of PricewaterhouseCoopers LLP(1)
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1)
23.3	Consent of Kennedy, Christopher, Childs & Fogg, P.C. (included in exhibit 5.2)
23.4	Consent of Sirote & Permutt, P.C. (included in exhibit 5.3)
23.5	Consent of Jackson Walker L.L.P. (included in exhibit 5.4)
25.1	Statement of Eligibility(1)
99.1	Form of Letter of Transmittal(1)
99.2	Form of Notice of Guaranteed Delivery(1)

(1)	Filed herewith.

(2)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K, filed on March 30, 2004.

(3)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated December 10, 2003 and filed on December 18, 2003.

(4)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated October 24, 2000 and filed on November 9, 2000.

(5)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated December 31, 2003 and filed on January 15, 2004.

(6)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K, for the fiscal year ended December 31, 2002, and filed on March 31, 2003.

(7)	Incorporated by reference from Atrium Corporation’s Registration Statement on Form S-4, dated January 22, 2001, Commission File No. 333-54122.

(8)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K filed on April 1, 2002.

(9)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K filed on August 14, 2001.

(10)	Incorporated by reference from Atrium Companies. Inc.’s Registration Statement on Form S-4, dated January 21, 1997, Commission File No. 333-20095.

Financial Statement Schedules

      All financial statement schedules included herein are listed in the Index to Financial Statements on page S-1.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of April, 2004.

ATRIUM COMPANIES, INC.

By:	/s/ JEFF L. HULL

Jeff L. Hull
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff L. Hull and Eric W. Long, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFF L. HULL Jeff L. Hull	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 8, 2004

/s/ ERIC W. LONG Eric W. Long	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	April 8, 2004

/s/ JEFFREY L. KENNER Jeffrey L. Kenner	Director	April 8, 2004

/s/ LARRY T. SOLARI Larry T. Solari	Director	April 8, 2004

/s/ MARK L. DEUTSCH Mark L. Deutsch	Director	April 8, 2004

Signature	Title	Date

/s/ JUSTIN S. MACCARONE Justin S. Maccarone	Director	April 8, 2004

/s/ NATHAN C. THORNE Nathan C. Thorne	Director	April 8, 2004

/s/ CHARLES W. SCHMID Charles W. Schmid	Director	April 8, 2004

      Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of April, 2004.

Wing Industries, Inc.

R.G. Darby Company, Inc.
Total Trim, Inc.
Atrium Door and Window Company of Arizona
Atrium Door and Window Company of the Northeast
Atrium Door and Window Company — West Coast
Atrium Vinyl, Inc.
Thermal Industries, Inc.
Atrium Door and Window Company of the Northwest
Atrium Door and Window Company of the Rockies
Atrium Extrusion Systems, Inc.
MD Casting, Inc.
Aluminum Screen Manufacturers, Inc.
Superior Engineered Products Corporation

By:	/s/ JEFF L. HULL

Jeff L. Hull
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric W. Long as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person on behalf of the Registrants and in the capacity and on the date indicated.

Signature	Title	Date

/s/ JEFF L. HULL Jeff L. Hull	Chief Executive Officer	April 8, 2004

ATRIUM COMPANIES, INC. AND SUBSIDIARIES

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of October 27, 2003, by and among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the Securityholders Parties as defined therein(2)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 6, 2003, by and among KAT Holdings, Inc., KAT Acquisition Corp., Atrium Corporation and the Securityholders Parties as defined in the Agreement and Plan of Merger(2)
4.1	Indenture, dated as of May 17, 1999, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(4)
4.2	First Supplemental Indenture, dated as of October 25, 2000, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(8)
4.3	Second Supplemental Indenture, dated as of January 24, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(2)
4.4	Third Supplemental Indenture, dated as of November 18, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and the State Street Bank and Trust Company(2)
4.5	Fourth Supplemental Indenture, dated as of April 6, 2004 by and among Atrium Companies, Inc., the Guarantors named therein and US Bank National Association (as successor to State Street Bank and Trust Company)(1)
4.6	Registration Rights Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., the Guarantors named therein, UBS Securities LLC and CIBC World Markets Corp.(2)
4.7	Registration Rights Agreement, dated as of December 10, 2003, by and among ATR Acquisition, LLC, Atrium Corporation and the Investors defined therein(2)
4.8	Note Purchase Agreement, dated as of December 3, 2003, among KAT Holdings, Inc. and the Issuers named therein(2)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality(1)
5.2	Opinion of Kennedy, Christopher, Childs & Fogg, P.C. regarding legality(1)
5.3	Opinion of Sirote & Permult, P.C. regarding legality(1)
5.4	Opinion of Jackson Walker L.L.P. regarding legality(1)
5.5	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality (Connecticut)(1)
5.6	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality (California)(1)
10.1	Stock Purchase Agreement, dated as of December 19, 2003, by and among Superior Engineered Products Corporation, Paul Oddo, David Oddo and Angeline Oddo, Atrium Companies, Inc., Atrium Corporation, and each of the Shareholders named therein(5)
10.2	Employment Agreement dated as of December 10, 2003 between Atrium Corporation, Atrium Companies, Inc and Jeff L. Hull(2)
10.3	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and Eric W. Long(6)
10.4	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and Robert E. Burns(6)
10.5	Employment Agreement, dated as of January 1, 2003, among Atrium Corporation, Atrium Companies, Inc. and C. Douglas Cross(6)
10.6	Employment Agreement, dated as of September 30, 2002, among Atrium Corporation, Atrium Companies, Inc. and Philip J. Ragona(6)
10.7	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Jeff L. Hull(2)
10.8	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Eric W. Long(2)
10.9	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Robert E. Burns(2)

Exhibit
Number	Description of Exhibits

10.10	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and C. Douglas Cross(2)
10.11	Buy-Sell Agreement, dated December 10, 2003 between Atrium Corporation and Philip J. Ragona(2)
10.12	Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Jeff L. Hull(7)
10.13	Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Eric W. Long(7)
10.14	Indemnification Agreement, dated as of September 30, 2002, between Atrium Corporation and Philip J. Ragona(6)
10.15	Indemnification Agreement, dated as of October 25, 2000, between Atrium Corporation and C. Douglas Cross(7)
10.16	Receivable Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Burns Corp.(9)
10.17	Purchase and Sale Agreement, dated July 3, 2001, between the various entities listed on Schedule A thereto and Atrium Funding Corp.(9)
10.13	Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Eric W. Long(7)
10.14	Indemnification Agreement, dated as of September 30, 2002, between Atrium Corporation and Philip J. Ragona(6)
10.15	Indemnification Agreement, dated as of October 25, 2000, between Atrium Corporation and C. Douglas Cross(7)
10.16	Receivable Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Burns Corp.(9)
10.17	Purchase and Sale Agreement, dated July 3, 2001, between the various entities listed on Schedule A thereto and Atrium Funding Corp.(9)
10.18	Amendment No. 1, dated as of July 30, 2002, to the Receivable Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Corp.(9)
10.19	Amendment No. 2, dated as of September 23, 2002 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Corp.(6)
10.20	Amendment No. 3, dated as of July 2, 2003 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt(2)
10.21	Amendment No. 4, dated as of December 10, 2003 to the Receivable Purchase Agreement dated as of July 31, 2001 and amended as of July 30, 2002 among Atrium Funding Corp., Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt(2)
10.22	ATR Acquisition LLC, Amended and Restated Limited Liability Company Agreement, dated as of December 10, 2003, among the Members as defined therein(2)
10.23	Stockholders Agreement, dated as of December 10, 2003, among Atrium Corporation and the Stockholders as defined therein(2)
10.24	Kenner Management Consulting Agreement, dated as of December 10, 2003, by and among Atrium Corporation, Atrium Companies, Inc. and JLK Operations, Inc.(2)
10.25	Warrant, dated December 10, 2003, issued by Atrium Corporation to Jeff L Hull(2)
10.26	Atrium Corporation Replacement Stock Option Plan, dated December 10, 2003(2)
10.27	2003 Stock Option Plan, dated December 10, 2003(2)
10.28	Credit Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., Atrium Corporation, the Guarantors named therein, Canadian Imperial Bank of Commerce, UBS Securities LLC, Antares Capital Corporation and CIT Lending Services Corporation(2)

Exhibit
Number	Description of Exhibits

10.29	Security Agreement, dated as of December 10, 2003, by and among Atrium Companies, Inc., the Guarantors named therein and Canadian Imperial Bank of Commerce(2)
10.30	Indemnification Escrow Agreement, dated December 10, 2003, by and among KAT Holdings, Inc., Ardatrium, L.L.C., and Wells Fargo Bank, N.A.(2)
12.1	Computation of Ratio of Earnings to Fixed Charges(1)
21.1	Subsidiaries of Atrium Companies, Inc.(1)
23.1	Consent of PricewaterhouseCoopers LLP(1)
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1)
23.3	Consent of Kennedy, Christopher, Childs & Fogg, P.C. (included in exhibit 5.2)
23.4	Consent of Sirote & Permutt, P.C. (included in exhibit 5.3)
23.5	Consent of Jackson Walker, L.L.P. (included in exhibit 5.4)
25.1	Statement of Eligibility(1)
99.1	Form of Letter of Transmittal(1)
99.2	Form of Notice of Guaranteed Delivery(1)

(1)	Filed herewith.

(2)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K, filed on March 30, 2004.

(3)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated December 10, 2003 and filed on December 18, 2003.

(4)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated October 24, 2000 and filed on November 9, 2000.

(5)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K, dated December 31, 2003 and filed on January 15, 2004.

(6)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K, for the fiscal year ended December 31, 2002, and filed on March 31, 2003.

(7)	Incorporated by reference from Atrium Corporation’s Registration Statement on Form S-4, dated January 22, 2001, Commission File No. 333-54122.

(8)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 10-K filed on April 1, 2002.

(9)	Incorporated by reference from Atrium Companies, Inc.’s Report on Form 8-K filed on August 14, 2001.

(10)	Incorporated by reference from Atrium Companies. Inc.’s Registration Statement on Form S-4, dated January 21, 1997, Commission File No. 333-20095.